     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2001
                                            REGISTRATION STATEMENT NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             ALLIANCE IMAGING, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                              8071                             33-0239910
   (State or Other Jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
of Incorporation or Organization)      Classification Code Number)             Identification No.)

                           --------------------------

                       1065 PACIFICENTER DRIVE, SUITE 200
                               ANAHEIM, CA 92806
                                 (714) 688-7100
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                           --------------------------

                            RUSSELL D. PHILLIPS, JR.
                         GENERAL COUNSEL AND SECRETARY
                             ALLIANCE IMAGING, INC.
                       1065 PACIFICENTER DRIVE, SUITE 200
                               ANAHEIM, CA 92806
                                 (714) 688-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

              JAMES BEAUBIEN                                      JOHN WHITE
             LATHAM & WATKINS                              CRAVATH, SWAINE & MOORE
     633 WEST 5TH STREET, SUITE 4000                            825 8TH AVENUE
      LOS ANGELES, CALIFORNIA 90071                        NEW YORK, NEW YORK 10019
              (213) 485-1234                                    (212) 474-1000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM
       SECURITIES TO BE REGISTERED              AGGREGATE OFFERING PRICE(1)            AMOUNT OF REGISTRATION FEE
   % Senior Subordinated Notes due 2011                $150,000,000                              $37,500

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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                   SUBJECT TO COMPLETION, DATED MARCH 1, 2001
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                     [LOGO]

                                   $

                       % SENIOR SUBORDINATED NOTES DUE 2011
                                   ---------

    The notes will bear interest at the rate of   % per year. Interest on the
notes is payable on         and         of each year, beginning on         . The
notes will mature on         . We may redeem some or all the notes at any time
after         . The redemption prices are discussed under the caption
"Description of the Notes--Optional Redemption."

    The notes will be unsecured senior subordinated obligations and will be subordinated in right of payment to all our existing and future senior debt, including our bank debt.

    Concurrent with this offering, we are offering        shares of our common
stock. The common stock will be offered pursuant to a separate prospectus. Completion of the common stock offering is a condition to the completion of this offering.

                                 --------------

    INVESTING IN OUR NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                              PER NOTE            TOTAL
                                                              --------         ------------
Public Offering Price                                               %          $
Underwriting Discount                                               %          $
Proceeds to Alliance (before expenses)                              %          $

    Interest on the notes will accrue from            , 2001 to the date of
delivery.

                                 --------------

    The underwriters expect to deliver the notes to purchasers on or about
            , 2001.

                                 --------------

Salomon Smith Barney                                                    JPMorgan
Deutsche Banc Alex. Brown                                        UBS Warburg LLC
            , 2001

                     INSIDE FRONT COVER ARTWORK DESCRIPTION

[Picture of an Alliance Imaging trailer with two technologists loading a stretcher into it.]

[Picture of the inside of an Alliance Trailer showing examination facilities.]

[Picture of an MRI scan of a human brain.]

[Picture of a man receiving an MRI scan with the assistance of an Alliance technologist.]

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      7
Forward Looking Statements..................................     18
Ratio of Earnings to Fixed Charges..........................     19
Use of Proceeds.............................................     19
Capitalization..............................................     20
Selected Consolidated Financial Data........................     21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23
Business....................................................     31
Management..................................................     43
Certain Transactions........................................     52
Principal Stockholders......................................     54
Description of Certain Other Indebtedness...................     56
Description of the Notes....................................     59
United States Federal Income Tax Considerations.............    103
Underwriting................................................    106
Legal Matters...............................................    107
Experts.....................................................    107
Change of Accountants.......................................    107
Where You Can Find More Information.........................    108
Index to Consolidated Financial Statements..................    F-1

    Until       , 2001 (25 days after the date of this prospectus), all dealers that buy, sell or trade our notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

    THE FOLLOWING SUMMARIZES INFORMATION IN OTHER SECTIONS OF OUR PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS, THE NOTES TO THOSE FINANCIAL STATEMENTS AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                  OUR BUSINESS

    We are a leading national provider of outsourced diagnostic imaging services, with 91% of our 2000 revenues derived from magnetic resonance imaging, or MRI. We provide imaging and therapeutic services primarily to hospitals and other healthcare providers on a mobile, shared-service basis. Our mobile, shared-service systems are located in trailers which we move among our clients' locations. We also provide systems that are located full-time at particular hospitals and clinics. Our services normally include the use of our imaging or therapeutic systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day operations. We had 381 diagnostic imaging and therapeutic systems, including 319 MRI systems, and 1,177 clients in 43 states at December 31, 2000.

    Our typical contract is a three-to-five year arrangement with a hospital or other healthcare provider, under which fees are payable to us regardless of reimbursement by health insurers or other third-party payors. Our clients contract with us to use our outsourced imaging services in order to:

    - avoid the capital investment and financial risk associated with the purchase of their own systems;

    - provide access to MRI and other services for their patients when the demand for these services does not justify the purchase of a system;

    - make use of our ancillary services which include marketing support, education and training and billing assistance; and

    - gain access to imaging services under our regulatory and licensing approvals when they do not have these approvals.

    Our MRI systems are among the most advanced in the industry. Our advanced systems are able to perform high quality scans more rapidly and can be used for a wider variety of imaging applications than less advanced systems. We are able to upgrade most of our MRI systems through software and hardware enhancements, which we believe reduces the potential for technological obsolescence.

                                  OUR INDUSTRY

    MRI services constituted $6.7 billion of the approximately $66 billion diagnostic imaging industry in 1999. MRI's growth has been driven by its recognition as a cost-effective, noninvasive diagnostic tool, increasing physician acceptance and growth in the number of MRI applications. As a result, we believe MRI will continue to capture a larger portion of the diagnostic imaging market. The number of MRI scans grew at a compound annual rate of 10.5% from 1990 to 2000 and is projected to grow at approximately this rate through 2006.

                           OUR COMPETITIVE STRENGTHS

    We believe we benefit from the following competitive strengths:

    - our position as the largest national provider of outsourced MRI services;

    - exclusive, long-term contracts with limited customer concentration;

    - reduced reimbursement risk because we generate 90% of our revenues by billing hospitals and clinics rather than health insurers or other third-party payors;

    - our ability to provide comprehensive outsourcing solutions; and

    - our experienced executive management team.

                              OUR GROWTH STRATEGY

    We intend to capitalize upon these competitive strengths and grow our business by:

    - increasing the number of scans we perform for our existing clients;

    - establishing new client relationships;

    - improving efficiency by increasing the number of scans we perform each day with our existing MRI systems;

    - offering new MRI applications;

    - offering new imaging services; and

    - pursuing selected strategic acquisitions.

    Despite the competitive strengths discussed above, we face a number of challenges in growing our business. We currently have a substantial amount of indebtedness, which places financial and other limitations on our business. Our business is also subject to a number of other risks described in "Risk Factors."

                            ------------------------

    We are a Delaware corporation with our principal executive offices located at 1065 PacifiCenter Drive, Suite 200, Anaheim, CA 92806. Our telephone number at that location is (714) 688-7100.

                                  THE OFFERING

Securities Offered................  $150,000,000 principal amount of   % senior subordinated
                                    notes due 2011.

Maturity Date.....................  , 2011.

Interest Payment Dates............  Interest on the notes will accrue from the date of original issuance and be payable in cash semi-annually in arrears on
                                                and             , of each year, commencing
                                                , 2001.

Optional Redemption...............  On or after             , 2006, the notes will be
                                    redeemable, in whole or in part, at the redemption prices
                                    set forth under the heading "Description of the
                                    Notes--Optional Redemption," together with accrued and
                                    unpaid interest, if any, to the date of redemption. In
                                    addition, at any time on or prior to             , 2004, we
                                    may redeem up to 40% of the original aggregate principal
                                    amount of the notes with the net proceeds of one or more
                                    equity offerings, at a redemption price equal to       % of
                                    the aggregate principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of
                                    redemption; provided that at least 60% of the original
                                    aggregate principal amount of the notes remains outstanding immediately after each redemption. See "Description of the
                                    Notes--Optional Redemption."

Change of Control.................  Upon the occurrence of a change of control, we will have the
                                    option, at any time prior to             , 2006, to redeem
                                    the notes, in whole but not in part, at a redemption price equal to 100% of the aggregate principal amount of the notes plus the applicable premium, together with accrued and
                                    unpaid interest, if any, to the date of redemption. Upon the occurrence of a change of control, if we do not elect to
                                    redeem the notes, we will be required to make an offer to
                                    purchase the notes at a price equal to 101% of the aggregate principal amount of the notes, together with accrued and
                                    unpaid interest, if any, to the date of repurchase. See
                                    "Description of the Notes--Repurchase at the Option of
                                    Holders--Change of Control."

Ranking...........................  The notes will be:
                                    -  unsecured senior subordinated obligations;
                                    -  subordinated in right of payment to all existing and
                                    future senior debt, including our bank debt;
                                    -  effectively subordinated to all obligations of our
                                    subsidiaries;
                                    -  equal in rank with any future senior subordinated debt;
                                    and
                                    -  senior to any future junior subordinated debt.
                                    As of December 31, 2000, on a pro forma basis after giving effect to this offering and the concurrent offering of our common stock, the aggregate amount of our outstanding senior indebtedness would have been approximately $481 million, we would have had no senior subordinated indebtedness
                                    outstanding other than the notes, and our subsidiaries would have had total liabilities of $150 million, excluding
                                    obligations under the credit facility. See "Selected
                                    Consolidated Financial Data," "Risk Factors--Risks Related
                                    to Our Indebtedness," and "Description of the
                                    Notes--Subordination."

Certain Covenants.................  The indenture under which the notes will be issued will contain covenants that will, subject to certain exceptions, limit, among other things, our and our restricted
                                    subsidiaries' ability to:
                                    -  pay dividends or make certain other restricted payments or investments;
                                    -  incur additional indebtedness and issue disqualified
                                    stock;
                                    -  create liens on assets;
                                    -  merge, consolidate, or sell all or substantially all of our and our restricted subsidiaries' assets;
                                    -  enter into certain transactions with affiliates;
                                    -  create restrictions on dividends or other payments by our restricted subsidiaries;
                                    -  create guarantees of indebtedness by restricted
                                    subsidiaries; and
                                    -  incur subordinated indebtedness that is senior to the
                                    notes. See "Description of the Notes--Certain Covenants."

Trustee...........................

Use of Proceeds...................  We plan to use the aggregate proceeds of this offering and the concurrent common stock offering described below to
                                    repay our senior subordinated bridge loan, and for general corporate purposes, which may include the repayment of other indebtedness.

    Unless otherwise noted, all information in this prospectus assumes the filing of our amended and restated certificate of incorporation concurrently with the completion of this offering.

                      THE CONCURRENT COMMON STOCK OFFERING

    Concurrent with this offering, we are offering        shares of our common
stock. The common stock will be offered by us pursuant to a separate prospectus. Completion of the common stock offering is a condition to the completion of this offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following summary historical consolidated financial information with respect to each year in the three-year period ended December 31, 2000 is derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, with respect to the year ended December 31, 1998, and Deloitte & Touche LLP, with respect to the years ended December 31, 1999 and 2000. The summary historical consolidated financial information provided below should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this offering memorandum.

                                                                  YEARS ENDED DECEMBER 31,           YEAR ENDED
                                                              ---------------------------------   DECEMBER 31, 2000
                                                                1998        1999        2000       AS ADJUSTED(1)
                                                              ---------   ---------   ---------   -----------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $ 243,297   $ 318,106   $ 345,287
Costs and expenses:
  Operating expenses, excluding depreciation................    111,875     143,238     151,722
  Depreciation expense......................................     33,493      47,055      54,924
  Selling, general and administrative expenses..............     24,446      31,097      38,338
  Amortization expense, primarily goodwill..................     11,289      14,565      14,390
  Termination and related costs.............................         --          --       4,573
  Recapitalization, merger integration, and regulatory
    costs...................................................      2,818      52,581       4,523
  Interest expense, net.....................................     41,772      51,958      77,051
                                                              ---------   ---------   ---------
  Total costs and expenses..................................    225,693     340,494     345,521
                                                              ---------   ---------   ---------
Income (loss) before income taxes and extraordinary loss....     17,604     (22,388)       (234)
Provision for income taxes..................................      8,736       3,297       1,969
                                                              ---------   ---------   ---------
Income (loss) before extraordinary loss.....................      8,868     (25,685)     (2,203)
Extraordinary loss, net of taxes............................     (2,271)    (17,766)         --
                                                              ---------   ---------   ---------
Net income (loss)...........................................  $   6,597   $ (43,451)  $  (2,203)
                                                              =========   =========   =========
Earnings (loss) per common share--assuming dilution:
  Income (loss) before extraordinary loss...................  $    1.13   $   (5.64)  $   (0.58)
  Extraordinary loss, net of taxes..........................      (0.38)      (3.28)         --
                                                              ---------   ---------   ---------
  Net income (loss) per common share--assuming dilution.....  $    0.75   $   (8.92)  $   (0.58)
                                                              =========   =========   =========

OTHER DATA:
Adjusted EBITDA(2)..........................................  $ 107,076   $ 143,771   $ 155,560
Adjusted EBITDA margin(3)...................................       44.0%       45.2%       45.1%
Cash flows provided by (used in):
  Operating activities......................................     46,855      38,197      92,044
  Investing activities......................................   (245,104)   (104,072)    (90,995)
  Financing activities......................................    189,077      67,596       7,118
Capital expenditures........................................     72,321      95,914     101,554
Net debt to adjusted EBITDA(2)(4)...........................        4.8x        5.2x        4.8x               x
Adjusted EBITDA to interest expense, net(2)(5)..............        2.6x        2.8x        2.0x               x
Ratio of earnings to fixed charges(6).......................        1.4x        0.6x        1.0x               x

CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................  $   3,083   $   4,804   $  12,971       $
Total assets................................................    567,932     625,510     646,160
Long-term debt, including current maturities................    518,423     751,849     758,989
Redeemable preferred stock..................................     16,673          --          --
Stockholders' deficit.......................................    (43,327)   (201,899)   (203,809)

------------------------------

(1) The as adjusted data reflects the application of the proceeds from the sale of $ of the notes in this offering and the concurrent offering of shares of common stock at an initial public offering price of
    $      , each after deducting underwriting discounts, commissions and offering expenses.

(2) EBITDA represents earnings before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA represents EBITDA adjusted for recapitalization costs, merger integration costs, regulatory costs, termination and related costs, stock-based compensation, and extraordinary items. EBITDA and adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as measures of profitability or liquidity. EBITDA and adjusted EBITDA are included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our debt instruments are based on similar measures. While EBITDA and adjusted EBITDA are used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. The calculations of EBITDA and adjusted EBITDA are shown below:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  ------------------------------
                                                                    1998       1999       2000
                                                                  --------   --------   --------
                                                                          (IN THOUSANDS)
    Net income (loss)...........................................  $  6,597   $(43,451)  $ (2,203)
      Depreciation expense......................................    33,493     47,055     54,924
      Amortization expense, primarily goodwill..................    11,289     14,565     14,390
      Interest expense, net.....................................    41,772     51,958     77,051
      Provision for income taxes................................     8,736      3,297      1,969
                                                                  --------   --------   --------
    EBITDA......................................................   101,887     73,424    146,131
      Termination and related costs(a)..........................        --         --      4,573
      Recapitalization, merger integration, and regulatory
        costs(b)................................................     2,818     52,581      4,523
      Stock based compensation(c)...............................       100         --        333
      Extraordinary loss net of taxes...........................     2,271     17,766         --
                                                                  --------   --------   --------
    Adjusted EBITDA.............................................  $107,076   $143,771   $155,560
                                                                  ========   ========   ========

    ----------------------------------

    (a) Termination and related costs for the year ended December 31, 2000 represent $4,232 associated with termination costs and the cash-out of stock options for an executive officer who resigned due to health-related issues and $341 associated with the recruitment of his replacement.

    (b) Recapitalization, merger integration and regulatory costs for the year ended December 31, 2000, represent $704 of professional fees paid in connection with the KKR recapitalization, $570 of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the KKR recapitalization, $154 related to additional severance for employees of SMT, $123 of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $850 for assessments and $2,122 for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1999, represent $19,640 in professional fees paid in connection with the KKR recapitalization, $17,082 related to the purchase of outstanding stock options in connection with the KKR recapitalization, $6,003 in bonus payments paid in connection with the KKR recapitalization, $1,088 in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT merger, $2,164 in employee severance costs in connection with the SMT merger, $3,075 in professional fees and other merger integration costs associated with the SMT merger and other acquired entities, and $3,529 for assessments to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1998, represents $1,846 in special non-recurring bonuses paid in connection with the MTI acquisition, $722 of professional fees associated with accounting and billing systems conversions of acquired companies, and a $250 provision for doubtful accounts conforming accounting adjustment made in connection with the American Shared acquisition.

    (c) Stock-based compensation of $333 for the year ended December 31, 2000, represents $55 for options issued to certain employees at exercise prices below the fair value of the Company's common stock, $68 for shares of Phantom stock issued to four non-employee directors below fair market value, and $210 for common stock issued to an executive officer of the Company below fair market value. Stock-based compensation of $100 for the year ended December 31, 1998, represents options issued to certain employees at exercise prices below the fair value of the Company's common stock.

(3) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues.

(4) For purposes of calculating net debt to adjusted EBITDA, net debt is defined as long-term debt, including current maturities, less cash and cash equivalents.

(5) For purposes of calculating adjusted EBITDA to interest expense, net, interest expense, net, is defined as interest expense net of interest income. Interest expense includes amortization of debt issuance costs.

(6) For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and extraordinary items, plus minority interest expense, plus distributions from equity investees, plus fixed charges, less income from equity investments. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance costs, and estimated interest on rental expense. Earnings were inadequate to cover fixed charges by $21.4 million for the year ended December 31, 1999.

                                  RISK FACTORS

    AN INVESTMENT IN OUR NOTES INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES BEFORE YOU DECIDE TO BUY OUR NOTES.

                       RISKS RELATED TO OUR INDEBTEDNESS

OUR SUBSTANTIAL INDEBTEDNESS COULD RESTRICT OUR OPERATIONS AND MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS.

    We are a highly leveraged company and our liabilities exceed our assets by a substantial amount. On December 31, 2000, after giving pro forma effect to this
offering and the concurrent offering of   shares of our common stock, we would
have had $631.0 million of outstanding debt, excluding letters of credit and guarantees, including $150.0 million of the notes. Of our total debt,
$466.0 million would have consisted of borrowings under our credit facility, $150.0 million would have consisted of the notes, and $15.0 million would have consisted of equipment debt and capitalized lease obligations. In addition, for the year ended December 31, 2000, on the same pro forma basis, our ratio of
earnings to fixed charges would have been   x.

    Our substantial indebtedness could have important consequences for the holders of the notes. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the notes;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and acquisitions and for other general corporate purposes;

    - increase our vulnerability to economic downturns and competitive pressures in our industry;

    - increase our vulnerability to interest rate fluctuations because much of our debt is at variable interest rates;

    - place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow; and

    - limit our flexibility in planning for, or reacting to, changes in our business and our industry.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE INDEBTEDNESS WHICH COULD INCREASE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes will permit us or our subsidiaries to incur additional indebtedness, subject to certain restrictions. Further, the indenture allows for the incurrence of indebtedness by our subsidiaries, all of which would be structurally senior to the notes. In addition, as of February 23, 2001, our revolving credit facility permits additional borrowings of up to approximately $122 million subject to the covenants contained in the credit facility, and all of those borrowings would be senior to the notes. If new debt is added to our and our subsidiaries' current debt levels, the risks discussed above could intensify.

WE MAY BE UNABLE TO GENERATE OR BORROW SUFFICIENT CASH TO MAKE PAYMENTS ON OUR INDEBTEDNESS, INCLUDING THE NOTES, OR TO REFINANCE OUR INDEBTEDNESS, INCLUDING THE NOTES, ON ACCEPTABLE TERMS.

    Our ability to make payments on our indebtedness will depend on our ability to generate cash flow in the future which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, future borrowings may not be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLAN TO CHANGES BECAUSE OF RESTRICTIONS PLACED ON US BY OUR CREDIT FACILITY, THE INDENTURE AND INSTRUMENTS GOVERNING OUR OTHER INDEBTEDNESS.

    The indenture will, and our credit facility does, contain affirmative and negative covenants which restrict, among other things, our ability to:

    - incur additional debt;

    - sell assets;

    - create liens or other encumbrances;

    - make certain payments and dividends; or

    - merge or consolidate.

    All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. A failure to comply with these covenants and restrictions would permit the relevant creditors to declare all amounts borrowed under the relevant facility, together with accrued interest and fees, to be immediately due and payable. If the indebtedness under the credit facility or the notes is accelerated, we may not have sufficient assets to repay amounts due under the credit facility, the notes or on other indebtedness then outstanding. If we are not able to refinance our debt, we could become subject to bankruptcy proceedings, and you may lose all or a portion of your investment.

             RISKS RELATED TO GOVERNMENT REGULATION OF OUR BUSINESS

COMPLYING WITH FEDERAL AND STATE REGULATIONS IS AN EXPENSIVE AND TIME-CONSUMING PROCESS, AND ANY FAILURE TO COMPLY COULD RESULT IN SUBSTANTIAL PENALTIES.

    We are directly or indirectly through our clients subject to extensive regulation by both the federal government and the states in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include the following:

    - the federal Medicare and Medicaid Anti-Kickback Law, which prohibits persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid Programs;

    - the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit false or fraudulent claims for payment to the government;

    - the federal Health Insurance Portability and Accountability Act of 1996, which prohibits executing a scheme to defraud any healthcare benefit program, including private payors;

    - the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

    - the federal physician self-referral prohibition commonly known as the Stark Law which, in the absence of a statutory or regulatory exception, prohibits the referral of Medicare patients by a physician to an entity for the provision of certain designated health services, including MRI and other imaging services, if the physician or a member of the physician's immediate family has an ownership interest in, or a compensation arrangement with, the entity;

    - state law equivalents of the foregoing;

    - state laws that prohibit the practice of medicine by non-physicians and fee-splitting arrangements between physicians and non-physicians; and

    - federal and state laws governing the diagnostic imaging equipment we use in our business concerning patient safety, equipment operating specifications and radiation exposure levels.

    If our operations are found to be in violation of any of the laws described in this risk factor or the other governmental regulations to which we or our clients are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of our operations. Any penalties, damages, fines or curtailment of our operations would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. For example, we have incurred approximately $3.1 million in legal and audit fees over the past twenty-four months in connection with administrative audits and proceedings related to these laws. These amounts have already been expensed in our consolidatd statement of operations included herein. For a more detailed discussion of the various state and federal regulations to which we are subject see "Business--Regulation."

AN UNEXPECTED ADVERSE OUTCOME OF OUR ONGOING ADMINISTRATIVE AUDITS AND PROCEEDING COULD RESULT IN DAMAGES, FINES OR THE CURTAILMENT OF OUR OPERATIONS.

    In late 1999, we identified possible errors in billing Medicare claims in Massachusetts and with the assistance of outside law firms and an outside accounting firm, we conducted a Medicare claims audit of our Massachusetts retail billing operations for the preceding five-year period. Upon completion of that audit and in the first part of 2000, we disclosed the audit results to our Medicare Part B contractor, National Heritage Insurance Company, or NHIC. Based upon an application of the audit results to all Medicare claims for that time period, we expect to pay approximately $1.9 million to NHIC. At present, NHIC is reviewing the Medicare audit results and has requested additional claims information with respect to a random sample of 30 claims that were supplied to them in November 2000. Also, using the same audit methodology, we expect to pay approximately $713,000 to the Massachusetts MassHealth Program and approximately $35,000 to the federal Department of Defense TRICARE Program. These amounts have been reserved and are reflected in our income statements presented in this prospectus. To the extent that the government may view these billing errors as more than technical and administrative errors, the government may choose to impose penalties and fines in excess of our reserves under the federal False Claims Act or take other actions, including exclusion of the Massachusetts operations from the federal and state healthcare programs.

    In August of 2000, we received notice that the U.S. Department of Justice was investigating allegations that we had violated the federal False Claims Act by submitting false claims to federal healthcare insurance programs. We are cooperating fully with the U.S. Department of Justice in this investigation. We retained both a law firm and an accounting firm to conduct an independent investigation of the issues identified to us by the U.S. Department of Justice, and presented the results of that investigation to the U.S. Department of Justice in December 2000. The U.S. Department of

Justice investigation is still ongoing and we are uncertain how the results of this investigation will affect our business.

    An administrative action is pending, stemming from an audit of Medicaid claims by MassPRO for outpatient MRI services provided during a twelve-month period ending January 31, 1999. MassPRO is a Massachusetts not-for-profit organization that has contracted with the Massachusetts Division of Medical Assistance and the Massachusetts Medicaid Fraud Control Unit to oversee utilization management and billing compliance for the State's Medicaid Program, which is part of a Massachusetts program called MassHealth. The case involves an audit of Greater Boston MRI, a limited partnership wholly owned by us. MassPRO alleged deficiencies in documentation and billing requirements for MRI claims made by Greater Boston MRI. Subject to the appeal rights of Greater Boston MRI, the Massachusetts Division of Medical Assistance is seeking approximately $212,000 recovery related to these alleged deficiencies in this case. Based on the audit, the Massachusetts Division of Medical Assistance sent a notice of proposed suspension from the program. If the Massachusetts Division of Medical Assistance determines that there should be a suspension for cited deficiencies and successfully prevails through the administrative appeals process, Greater Boston MRI would be unable to offer services to MassHealth patients for two years. The resulting loss of these revenues would have an adverse effect on our financial performance. Additionally, a suspension action may trigger the federal government's discretionary authority to impose sanctions on Greater Boston MRI in Massachusetts, including possible exclusion from federal programs and Massachusetts healthcare programs. At the present time, Massachusetts is not seeking suspension of Greater Boston MRI, but may require post-settlement reporting by the provider for some period of time to ensure compliance with the Massachusetts MassHealth Program. However, the case is ongoing and we cannot predict the outcome.

HEALTHCARE REFORM LEGISLATION COULD LIMIT THE PRICES WE CAN CHARGE FOR OUR SERVICES, WHICH WOULD REDUCE OUR REVENUES AND HARM OUR OPERATING RESULTS.

    In addition to extensive existing government healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under the Medicare and Medicaid Programs. Limitations on reimbursement amounts and other cost containment pressures have in the past resulted in a decrease in the revenue we receive for each scan we perform. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business. Aspects of certain of these healthcare proposals, such as reductions in the Medicare and Medicaid Programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could limit the demand for our services or affect the revenue per procedure that we can collect which would harm our business and results of operations.

THE IMPACT OF RECENTLY PROMULGATED FEDERAL REGULATIONS COULD HAVE A NEGATIVE IMPACT ON THE ATTRACTIVENESS OF OUR SERVICES TO OUR CLIENTS.

    Recently promulgated federal regulations affect the ability of a Medicare provider such as a hospital to include a service or facility as provider-based for purposes of Medicare reimbursement. Historically, provider-based status has allowed a provider to obtain more favorable Medicare reimbursement for services like the ones we provide. While the Medicare, Medicaid and SCHIP Benefits and Improvement Act of 2000 offers some relief for facilities recognized as provider-based on October 1, 2000, under these new regulations, some of our clients may have difficulty qualifying our services for provider-based status. If a client cannot obtain provider-based status for our services, then the provider might decide not to contract with us, which would result in a decline in our operating results.

THE APPLICATION OR REPEAL OF STATE CERTIFICATE OF NEED REGULATIONS COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

    Some states require a certificate of need or similar regulatory approval prior to the acquisition of high-cost capital items including diagnostic imaging systems or provision of diagnostic imaging services by us or our clients. Seventeen of the 43 states in which we operate require a certificate of need and more states may adopt similar licensure frameworks in the future. In many cases, a limited number of these certificates are available in a given state. If we are unable to obtain the applicable certificate or approval or additional certificates or approvals necessary to expand our operations, these regulations may limit or preclude our operations in the relevant jurisdictions.

    Conversely, states in which we have obtained a certificate of need may repeal existing certificate of need regulations or liberalize exemptions from the regulations. For example, Pennsylvania, Nebraska, New York, Ohio and Tennessee have liberalized exemptions from certificate of need programs. The repeal of certificate of need regulations in states in which we have obtained a certificate of need or a certificate of need exemption would lower barriers to entry for competition in those states and could adversely affect our business.

IF WE FAIL TO COMPLY WITH VARIOUS LICENSURE, CERTIFICATION AND ACCREDITATION STANDARDS WE MAY BE SUBJECT TO LOSS OF LICENSURE, CERTIFICATION OR ACCREDITATION WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

    All of the states in which we operate require that the imaging technologists that operate our computed tomography, single photon emission computed tomography, and positron emission tomography systems be licensed or certified. In addition, we are currently accredited by the Joint Commission on Accreditation of Healthcare Organizations, an independent, non-profit organization that accredits various types of healthcare providers such as hospitals, nursing homes and providers of diagnostic imaging services. In the healthcare industry, various types of organizations are accredited to meet certain Medicare certification requirements, expedite third-party payment, and fulfill state licensure requirements. Some managed care providers prefer to contract with accredited organizations. There can be no assurances that we will be able to continuously maintain this accreditation. Any lapse in our licenses, certifications or accreditations, or those of our technologists, could increase our costs and adversely affect our operations and financial results.

                         RISKS RELATED TO OUR BUSINESS

CHANGES IN THE RATES OR METHODS OF THIRD-PARTY REIMBURSEMENTS FOR DIAGNOSTIC IMAGING AND THERAPEUTIC SERVICES COULD RESULT IN REDUCED DEMAND FOR OUR SERVICES OR CREATE DOWNWARD PRICING PRESSURE, WHICH WOULD RESULT IN A DECLINE IN OUR REVENUES AND HARM TO OUR FINANCIAL POSITION.

    We derive a small portion of our revenues from direct billings to patients and third-party payors such as Medicare, Medicaid or private health insurance companies, and changes in the rates or methods of reimbursement for the services we provide could have a significant negative impact on our revenues. Moreover, our healthcare provider clients on whom we depend for the majority of our revenues generally rely on reimbursement from third-party payors. In the past, initiatives have been proposed which, if implemented, would have had the effect of substantially decreasing reimbursement rates for diagnostic imaging services. We cannot guarantee that similar initiatives will not be proposed or adopted in the future. Any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which these healthcare providers can obtain reimbursement or the amounts reimbursed to our clients for services provided by us. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals and clinics we bill directly, we have and may continue to need to lower our fees to retain existing clients and attract new ones. These reductions could have a significant adverse effect on our revenues and financial results by decreasing demand for our services or creating downward pricing pressure.

OUR REVENUES MAY FLUCTUATE OR BE UNPREDICTABLE AND THIS MAY HARM OUR FINANCIAL RESULTS.

    The amount and timing of revenues that we may derive from our business will fluctuate based on:

    - variations in the rate at which clients renew their contracts;

    - the extent to which our mobile shared-service clients become full-time clients;

    - changes in the number of days of service we can offer with respect to a given system due to equipment malfunctions or the seasonal factors discussed below; and

    - the mix of wholesale and retail billing for our services.

    In addition, we experience seasonality in the sale of our services. For example, our sales typically decline from our third fiscal quarter to our fourth fiscal quarter. First and fourth quarter revenues are typically lower than those from the second and third quarters. First quarter revenue is affected primarily by fewer calendar days and inclement weather, the results of which are fewer patient scans during the period. Fourth quarter revenue is affected primarily by holiday and client and patient vacation schedules and inclement weather, the results of which are fewer patient scans during the period. We may not be able to reduce our expenses, including our debt service obligations, quickly enough to respond to these declines in revenue, which would make our business difficult to operate and would harm our financial results. In addition, we may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would harm our operating results for that period and could affect our ability to pay interest on the notes.

WE MAY EXPERIENCE COMPETITION FROM OTHER MEDICAL DIAGNOSTIC COMPANIES AND THIS COMPETITION COULD ADVERSELY AFFECT OUR REVENUES AND OUR BUSINESS.

    The market for diagnostic imaging services and systems is competitive. In addition to direct competition from other mobile providers, we compete with independent imaging centers and healthcare providers that have their own diagnostic imaging systems as well as with equipment manufacturers that sell or lease imaging systems to healthcare providers for full-time installation. Some of our direct competitors which provide diagnostic imaging services may now or in the future have access to greater financial resources than we do and may have access to newer, more advanced equipment. In addition, some clients have in the past elected to provide imaging services to their patients directly rather than renewing their contacts with us. Finally, we face competition from providers of competing technologies such as ultrasound and may face competition from providers of new technologies in the future. If we are unable to successfully compete, our client base would decline and our business and financial condition would be harmed.

MANAGED CARE ORGANIZATIONS MAY PREVENT HEALTHCARE PROVIDERS FROM USING OUR SERVICES WHICH WOULD CAUSE US TO LOSE CURRENT AND PROSPECTIVE CLIENTS.

    Healthcare providers participating as providers under managed care plans may be required to refer diagnostic imaging tests to specific imaging service providers depending on the plan in which each covered patient is enrolled. These requirements currently inhibit healthcare providers from using our diagnostic imaging services in some cases. The proliferation of managed care may prevent an increasing number of healthcare providers from using our services in the future which would cause our revenues to decline.

TECHNOLOGICAL CHANGE IN OUR INDUSTRY COULD REDUCE THE DEMAND FOR OUR SERVICES AND REQUIRE US TO INCUR SIGNIFICANT COSTS TO UPGRADE OUR EQUIPMENT.

    Technological change in the MRI industry has been gradual since the last major technological advancements were made in 1994. However, there can be no assurance that technological changes in the MRI industry will not accelerate in the future. The effect of technological change on our business cannot be predicted. The development of new scanning technology or new diagnostic applications for existing technology may require us to adapt our existing technology or acquire new or technologically improved systems in order to successfully compete, but we cannot guarantee that in the future we will have the financial resources to do so, particularly given our indebtedness. In addition, advancing technology may enable hospitals, physicians or other diagnostic service providers to perform tests without the assistance of diagnostic service providers such as ourselves. The development of new technologies or refinements of existing ones might make our existing systems technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, our systems.

WE MAY BE UNABLE TO EFFECTIVELY MAINTAIN OUR IMAGING AND THERAPEUTIC SYSTEMS OR GENERATE REVENUE WHEN OUR SYSTEMS ARE NOT WORKING.

    Timely, effective service is essential to maintaining our reputation and high utilization rates on our imaging systems. Repairs to one of our systems can take up to two weeks and result in a loss of revenue. Our warranties and maintenance contracts do not fully compensate us for loss of revenue when our systems are not working. The principal components of our operating costs include depreciation, salaries paid to technologists and drivers, annual system maintenance costs, insurance and transportation costs. Because the majority of these expenses is fixed, a reduction in the number of scans performed due to out-of-service equipment will result in lower revenues and margins. Repairs of our equipment are performed for us by the equipment manufacturers. We cannot guarantee that these manufacturers will be able to perform repairs or supply needed parts in a timely manner. Thus, if we experience greater than anticipated system malfunctions or if we are unable to promptly obtain the service necessary to keep our systems functioning effectively, our revenues could decline and our ability to provide services would be harmed.

WE MAY BE UNABLE TO RENEW OUR CLIENT CONTRACTS WHICH WOULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

    Upon expiration of our clients' contracts, we are subject to the risk that clients will cease using our imaging services and purchase or lease their own imaging systems or use our competitors' imaging systems. Thirty-three percent of our MRI contracts will expire in 2001 and an additional twenty-four percent will expire in 2002. There can be no assurance that these contracts will be renewed. In particular, renewal rates for contracts inherited from our acquired companies have historically been lower than those for our own contracts. It is not always possible to immediately obtain replacement clients, and historically many replacement clients have been smaller facilities which have a lower number of scans than lost clients.

WE MAY BE SUBJECT TO PROFESSIONAL LIABILITY RISKS WHICH COULD BE COSTLY AND NEGATIVELY IMPACT OUR BUSINESS AND FINANCIAL RESULTS.

    We may be subject to professional liability claims. Although there currently are no known hazards associated with MRI or our other scanning technologies, there can be no assurance that hazards will not be discovered in the future. Furthermore, there is a risk of harm to a patient during an MRI if the patient has certain types of metal implants or cardiac pacemakers within his or her body. Patients are carefully screened to safeguard against this risk, but screening may nevertheless fail to identify the hazard. To protect against possible professional liability, we maintain professional liability insurance. However, we cannot guarantee that we will be able to maintain insurance in the future at an acceptable cost or at all or that our insurance will fully cover us for any claims. Any claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have an adverse effect on our financial performance.

LOSS OF KEY EXECUTIVES AND FAILURE TO ATTRACT QUALIFIED MANAGERS, TECHNOLOGISTS AND SALES PERSONS COULD LIMIT OUR GROWTH AND NEGATIVELY IMPACT OUR OPERATIONS.

    We depend upon our management team to a substantial extent. In the past year we have added 216 new employees. As we grow, we will increasingly require field managers and sales persons with experience in our industry and skilled technologists to operate our diagnostic equipment. It is impossible to predict the availability of qualified field managers, sales persons and technologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems. We may not be able to hire and retain a sufficient number of technologists, and we may be required to pay bonuses and higher salaries to our technologists, which would increase our expenses. The loss of the services of any member of our senior management or our inability to hire qualified field managers, sales persons and skilled technologists at economically reasonable compensation levels could adversely affect our ability to operate and grow our business.

OUR POSITRON EMISSION TOMOGRAPHY, OR PET, SERVICE REQUIRES THE USE OF RADIOACTIVE MATERIALS, WHICH COULD SUBJECT US TO REGULATION, RELATED COSTS AND DELAYS AND POTENTIAL LIABILITIES FOR INJURIES OR VIOLATIONS OF ENVIRONMENTAL, HEALTH AND SAFETY LAWS.

    Our PET service involves the controlled storage, use and disposal of material containing radioactive isotopes. While this material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, using these materials presents the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing the use, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's attention in order to comply with current or future environmental, health and safety laws and regulations.

OUR LIMITED OPERATING HISTORY IN THE PROVISION OF POSITRON EMISSION TOMOGRAPHY, OR PET, OR THE POTENTIAL FAILURE OF PET TO GAIN MARKETPLACE ACCEPTANCE COULD HAVE A NEGATIVE IMPACT ON THE GROWTH OF OUR NON-MRI SERVICES.

    We began offering PET in August 1999. Our operating history with PET is therefore limited and we may not have identified all of the risks associated with this technology. It generally takes us longer to generate profits from the purchase of new equipment for this technology. In addition, the acceptance of this technology may be adversely affected by its high cost, concerns by patients and physicians relating to its safety and efficacy, and the substantial market acceptance of other diagnostic tools such as MRI. Our failure to fully and efficiently integrate our PET services into our business or the failure of PET services to achieve broad market acceptance would limit our return on our investment in this technology and could have an adverse effect on the growth of our non-MRI services.

WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED BENEFITS FROM ANY FUTURE ACQUISITIONS WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS.

    If we cannot successfully integrate future acquisitions, we may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

    - demands on management related to the increase in our size after an acquisition;

    - the diversion of our management's attention from the management of daily operations to the integration of operations;

    - difficulties in the assimilation and retention of employees;

    - potential adverse effects on operating results; and

    - challenges in retaining clients.

    With regard to the last item noted above, our client contract renewal rates for contracts inherited from our acquired companies have historically been lower than those for our own contracts. We may not be able to maintain the levels of operating efficiency acquired companies will have achieved or might achieve separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hoped to achieve after these acquisitions which would harm our financial condition and results.

                         RISKS RELATED TO THIS OFFERING

HOLDERS OF SENIOR INDEBTEDNESS WILL BE PAID BEFORE HOLDERS OF THE NOTES ARE
PAID.

    The notes rank junior behind all of our existing indebtedness and all of our future indebtedness unless that indebtedness expressly provides that it ranks equal with, or is subordinate in right of payment to, the notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to these notes. In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 365 consecutive days in the event of certain non-payment defaults on senior debt.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes and all other holders of our subordinated indebtedness will participate in the assets remaining after we have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt first, holders of the notes may receive less, ratably, than holders of senior debt in any bankruptcy proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors. If no assets remain after payment to holders of senior debt, you will lose all of your investment in the notes.

    Assuming we had completed this offering and the concurrent offering of shares of our common stock on December 31, 2000, the notes would have been subordinated to $481 million of senior debt, our debt and other liabilities
would have exceeded our assets by $   , and approximately $150 million would
have been available for borrowing as additional senior debt under our revolving credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the credit facility and the indenture governing the notes.

WE HAVE RESTRICTED ACCESS TO THE CASH FLOWS AND ASSETS OF OUR SUBSIDIARIES WHICH MAY PREVENT US FROM MAKING PRINCIPAL AND INTEREST PAYMENTS ON THE NOTES.

    Although a substantial portion of our business is conducted through our subsidiaries, none of our subsidiaries will have any obligation, contingent or otherwise, to make any funds available to us for payment of the principal of, and the interest on, the notes. Accordingly, our ability to pay the principal of, and the interest on, the notes is dependent upon the earnings of our subsidiaries and the distribution of funds from our subsidiaries. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur certain additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by these subsidiaries to us. There can be no assurance that our operations, independent of our subsidiaries, will generate sufficient cash flow to support payment of principal of, and interest on, the notes, or that dividends, distributions or loans will be available from our subsidiaries to fund these payments.

    In addition, none of our subsidiaries has guaranteed our obligations to make payments on the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, their creditors will generally be entitled to payment of their claims from their assets before any assets are made available for a distribution to us for any purpose, including payments on the notes. Also in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, we and our creditors, including the holders of the notes, will have no right to proceed against the assets of our subsidiaries or to cause the liquidation or bankruptcy of these subsidiaries under bankruptcy laws.

WE MAY NOT BE ABLE TO REPURCHASE NOTES UPON A CHANGE OF CONTROL, WHICH WOULD BE AN EVENT OF DEFAULT UNDER THE INDENTURE.

    Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes. The terms of the notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control. Our credit facility restricts us from repurchasing the notes without the approval of the lenders. In addition, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that other restrictions in our credit facility and the notes will not allow these repurchases. This could constitute an event of default under the credit facility, entitling the lenders to, among other things, cause all indebtedness under the credit facility to become due and payable, and proceed against their collateral. Our failure to repurchase the notes would constitute an event of default under the indenture which would in turn result in an event of default under our credit agreement, in which case the lenders under our credit facility could cause all indebtedness under the credit facility to become due and payable.

FEDERAL BANKRUPTCY LAWS AND STATE FRAUDULENT TRANSFER LAWS COULD ALLOW A FEDERAL OR STATE COURT TO LIMIT PAYMENTS TO HOLDERS OF THE NOTES OR FURTHER SUBORDINATE OUR OBLIGATIONS TO HOLDERS OF THE NOTES.

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, a federal or state court could significantly limit our obligations to the holders of the notes if the court determines we did either of the following when we issued the notes:

    - incurred the indebtedness associated with the notes to hinder, delay or defraud our creditors; or

    - received less than a reasonably equivalent value or fair consideration for the notes and any of the following applied:

       - we were insolvent at the time of incurring the indebtedness associated with the notes,

       - we were rendered insolvent by the incurrence of the notes indebtedness,

       - we were engaged in a business or transaction in which our remaining assets constituted unreasonably small capital to carry on our business, or

       - we intended to incur debts beyond our ability to pay our debts as they matured.

    If the court determined that the circumstances discussed above were present, then the court could void, in whole or in part, our obligations to the holders of the notes or subordinate our obligations to these holders to other of our existing or future indebtedness.

WE CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

    We do not intend to apply for a listing of the notes on a securities exchange. There is currently no established market for the notes, and we cannot assure you of any of the following:

    - the liquidity of any market that may develop for the notes;

    - your ability to sell the notes; or

    - the price at which you will be able to sell the notes.

    Although the underwriters have advised us that they currently intend to make a market for the notes, the underwriters are not obligated to do so, and they may discontinue their market making at any time without notice to the holders of the notes. In addition, market-making activity by the underwriters will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, we cannot assure you that any market in the notes will develop or, if one does develop, that it will be maintained. If a market for the notes does develop, prevailing interest rates, the markets for similar securities and other factors could cause the notes to trade at prices lower than their purchase price or reduce the liquidity of the notes.

WE ARE CONTROLLED BY A SINGLE STOCKHOLDER WHICH WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL, INCLUDING CHANGE OF CONTROL TRANSACTIONS.

    Following the concurrent offering of   shares of our common stock, an
affiliate of Kohlberg Kravis Roberts & Co., L.P., or KKR, will own approximately
      % of our common equity, before giving effect to newly granted options. Accordingly, the KKR affiliate will control us and have the power to elect all of our directors, appoint new management and approve any action requiring the approval of the holders of shares of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, consolidations or sales of all or substantially all of our assets. This concentration of ownership will allow KKR to approve a change of control transaction, which would require us to repurchase all of the notes. The interests of KKR may conflict with the interests of the holders of the notes.

                           FORWARD LOOKING STATEMENTS

    We have made statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus that are forward looking statements. In some cases you can identify these statements by forward looking words such as "may", "will", "should", "expect", "plans", "anticipate", "believe", "estimate", "predict", "seek", "intend" and "continue" or similar words. Forward looking statements may also use different phrases. Forward looking statements address, among other things our future expectations, projections of our future results of operations or of our financial condition and other forward looking information.

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied by our forward looking statements, including:

    - our high degree of leverage and our ability to service our debt;

    - factors affecting our leverage, including, interest rates;

    - our ability to incur more indebtedness;

    - the effect of operating and financial restrictions in our debt agreements;

    - our estimates regarding our capital requirements;

    - intense levels of competition in the diagnostic imaging services and imaging systems industry;

    - changes in healthcare regulation, including changes in Medicare and Medicaid reimbursement policies, adverse to our services;

    - our ability to keep pace with technological developments within our industry;

    - the growth in the market for MRI and other services;

    - our ability to successfully integrate any future acquisitions; and

    - other factors discussed under "Risk Factors."

    This prospectus contains statistical data that we obtained from public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges:

                                                                            YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------
Ratio of earnings to fixed charges..........................    2.0x       0.6x       1.4x       0.6x       1.0x

    Earnings were inadequate to cover fixed charges by $4.2 million and $21.4 million for the years ended December 31, 1997 and 1999, respectively.

    For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as:

    - income from continuing operations before income taxes and extraordinary items;

    - plus minority interest expense;

    - plus distributions from equity investees;

    - plus fixed charges;

    - less income from equity investments.

    Fixed charges are defined as the sum of the following:

    - interest on all indebtedness;

    - amortization of debt issuance costs; and

    - estimated interest on rental expense.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the notes in this
offering will be $    million, after deducting the estimated underwriting
discounts and commissions and our estimated offering expenses. We expect to
receive an additional $    million from the concurrent offering of     shares of
our common stock, at an assumed initial public offering price of $    per share,
after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we expect that the net proceeds from the concurrent offering of
our common stock will be $    million. We estimate that the total net proceeds
of the offerings of $   million, or $   million if the underwriters exercise
their over-allotment option, will be used as follows:

    - $    million will be used to repay our $260 million senior subordinated bridge facility which matures on November 2, 2009 and currently bears interest at a rate of 10.377% per annum, including approximately $ million of interest accrued as of the date of this offering; and

    - the balance of the proceeds of this offering will be used for general corporate purposes, which may include the repayment of other indebtedness.

                                 CAPITALIZATION

    You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The following table describes our capitalization as of December 31, 2000:

    - on an actual basis; and

    - on an as adjusted basis to give effect to this offering and our concurrent
      offering of     shares of our common stock at an initial public offering
      price of $      per share, after deducting the estimated underwriting
      discounts and commissions and estimated offering expenses.

                                                                      DECEMBER 31, 2000
                                                              ---------------------------------
                                                                               AS ADJUSTED
                                                                          FOR THIS OFFERING AND
                                                                             OUR CONCURRENT
                                                                              COMMON STOCK
                                                               ACTUAL           OFFERING
                                                              ---------   ---------------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $  12,971
                                                              =========          ========
Long-term debt, including current portion:
  Term loan facility under our credit agreement.............  $ 466,000          $466,000
  Senior subordinated bridge facility.......................    260,000         --
  Revolving loan facility under our credit agreement........     18,000         --
  Equipment loans...........................................     14,989            14,989
     % senior subordinated notes due 2011...................     --               150,000
                                                              ---------          --------
    Total long-term debt....................................    758,989           630,989
                                                              ---------          --------
Stockholders' deficit:
  Common stock, $0.01 par value: 10,000,000 shares
    authorized, 3,806,836 shares issued and outstanding,
    actual;       shares issued and outstanding as
    adjusted................................................         38
  Additional paid-in deficit................................   (137,232)
  Note receivable from officer..............................       (300)             (300)
  Accumulated deficit.......................................    (66,315)
                                                              ---------          --------
Total stockholders' deficit.................................   (203,809)
                                                              ---------          --------
    Total capitalization....................................  $ 555,180
                                                              =========          ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data shown below for, and as of the end of, each of the years in the five-year period ended December 31, 2000, have been derived from our financial statements. The income statement data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data at December 31, 1999 and 2000 have been derived from financial statements, which have been audited and which are included in this prospectus. The income statement data for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1996, 1997 and 1998 have been derived from our audited financial statements, which are not included in this prospectus. The summary financial data should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                             YEARS ENDED DECEMBER 31,
                                                              -------------------------------------------------------
                                                                1996       1997       1998        1999        2000
                                                              --------   --------   ---------   ---------   ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $ 68,482   $ 86,474   $ 243,297   $ 318,106   $ 345,287
Costs and expenses:
  Operating expenses, excluding depreciation................    32,344     38,997     111,875     143,238     151,722
  Depreciation expense......................................    12,737     15,993      33,493      47,055      54,924
  Selling, general and administrative expenses..............     8,130      8,857      24,446      31,097      38,338
  Amortization expense, primarily goodwill..................     1,952      2,426      11,289      14,565      14,390
  Termination and related costs.............................        --         --          --          --       4,573
  Recapitalization, merger integration, and regulatory
    costs...................................................        --     16,350       2,818      52,581       4,523
  Interest expense, net.....................................     5,758      7,808      41,772      51,958      77,051
                                                              --------   --------   ---------   ---------   ---------
  Total costs and expenses..................................    60,921     90,431     225,693     340,494     345,521
                                                              --------   --------   ---------   ---------   ---------
Income (loss) before income taxes and extraordinary gain
  (loss)....................................................     7,561     (3,957)     17,604     (22,388)       (234)
Provision for income taxes..................................     1,060      1,700       8,736       3,297       1,969
                                                              --------   --------   ---------   ---------   ---------
Income (loss) before extraordinary gain (loss)..............     6,501     (5,657)      8,868     (25,685)     (2,203)
Extraordinary gain (loss), net of taxes.....................     6,300      1,849      (2,271)    (17,766)         --
                                                              --------   --------   ---------   ---------   ---------
Net income (loss)...........................................  $ 12,801   $ (3,808)  $   6,597   $ (43,451)  $  (2,203)
                                                              ========   ========   =========   =========   =========
Earnings (loss) per common share:
  Income (loss) before extraordinary gain (loss)............  $   0.67   $  (0.41)  $    1.17   $   (5.64)  $   (0.58)
  Extraordinary gain (loss), net of taxes...................      0.58       0.17       (0.40)      (3.28)         --
                                                              --------   --------   ---------   ---------   ---------
  Net income (loss) per common share........................  $   1.25   $  (0.24)  $    0.77   $   (8.92)  $   (0.58)
                                                              ========   ========   =========   =========   =========
Earnings (loss) per common share--assuming dilution:
  Income (loss) before extraordinary gain (loss)............  $   0.63   $  (0.41)  $    1.13   $   (5.64)  $   (0.58)
  Extraordinary gain (loss), net of taxes...................      0.55       0.17       (0.38)      (3.28)         --
                                                              --------   --------   ---------   ---------   ---------
  Net income (loss) per common share--assuming dilution.....  $   1.18   $  (0.24)  $    0.75   $   (8.92)  $   (0.58)
                                                              ========   ========   =========   =========   =========
Weighted average number of shares of common stock and common stock equivalents:
  Basic.....................................................    10,864     10,743       5,711       5,421       3,800
  Fully diluted.............................................    11,494     10,743       5,921       5,421       3,800

CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................  $ 10,867   $ 12,255   $   3,083   $   4,804   $  12,971
Total assets................................................   128,510    284,815     567,932     625,510     646,160
Long-term debt, including current maturities................    89,025    290,270     518,423     751,849     758,989
Redeemable preferred stock..................................     4,694     14,487      16,673          --          --
Stockholders' equity (deficit)..............................    16,360    (47,904)    (43,327)   (201,899)   (203,809)

OTHER DATA:
Adjusted EBITDA(1)..........................................  $ 28,008   $ 38,620   $ 107,076   $ 143,771   $ 155,560
Adjusted EBITDA margin(2)...................................      40.9%      44.7%       44.0%       45.2%       45.1%
Cash flows provided by (used in):
  Operating activities......................................    21,731     12,864      46,855      38,197      92,044
  Investing activities......................................   (27,936)   (56,963)   (245,104)   (104,072)    (90,995)
  Financing activities......................................     5,944     45,487     189,077      67,596       7,118
Capital expenditures........................................    26,510     45,122      72,321      95,914     101,554
Net debt to adjusted EBITDA(1)(3)...........................       2.8x       7.2x        4.8x        5.2x        4.8x
Adjusted EBITDA to interest expense, net(1)(4)                     4.9x       4.9x        2.6x        2.8x        2.0x
Ratio of earnings to fixed charges(5).......................       2.0x       0.6x        1.4x        0.6x        1.0x

------------------------------

(1) EBITDA represents earnings before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA represents EBITDA adjusted for recapitalization costs, merger integration costs, regulatory costs, termination and related costs, stock-based compensation, and extraordinary items. EBITDA and adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as measures of profitability or liquidity. EBITDA and adjusted EBITDA are included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our debt instruments are based on similar measures. While EBITDA and adjusted EBITDA are used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. The calculations of EBITDA and adjusted EBITDA are shown below:

                                                                                YEARS ENDED DECEMBER 31,
                                                                  ----------------------------------------------------
                                                                    1996       1997       1998       1999       2000
                                                                  --------   --------   --------   --------   --------
                                                                                     (IN THOUSANDS)
    Net income (loss)...........................................  $12,801    $(3,808)   $  6,597   $(43,451)  $ (2,203)
      Depreciation expense......................................   12,737     15,993      33,493     47,055     54,924
      Amortization expense, primarily goodwill..................    1,952      2,426      11,289     14,565     14,390
      Interest expense, net.....................................    5,758      7,808      41,772     51,958     77,051
      Provision for income taxes................................    1,060      1,700       8,736      3,297      1,969
                                                                  -------    -------    --------   --------   --------
    EBITDA......................................................   34,308     24,119     101,887     73,424    146,131
      Termination and related costs(a)..........................       --         --          --         --      4,573
      Recapitalization, merger integration, and regulatory
        costs(b)................................................       --     16,350       2,818     52,581      4,523
      Stock based compensation(c)...............................       --         --         100         --        333
      Extraordinary (gain) loss net of taxes....................   (6,300)    (1,849)      2,271     17,766         --
                                                                  -------    -------    --------   --------   --------
    Adjusted EBITDA.............................................  $28,008    $38,620    $107,076   $143,771   $155,560
                                                                  =======    =======    ========   ========   ========

    ----------------------------------

    (a) Termination and related costs for the year ended December 31, 2000 represent $4,232 associated with termination costs and the cash-out of stock options for an executive officer who resigned due to health-related issues and $341 associated with the recruitment of his replacement.

    (b) Recapitalization, merger integration and regulatory costs for the year ended December 31, 2000, represent $704 of professional fees paid in connection with the KKR recapitalization, $570 of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the KKR recapitalization, $154 related to additional severance for employees of SMT, $123 of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $850 for assessments and $2,122 for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1999, represent $19,640 in professional fees paid in connection with the KKR recapitalization, $17,082 related to the purchase of outstanding stock options in connection with the KKR recapitalization, $6,003 in bonus payments paid in connection with the KKR recapitalization, $1,088 in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT merger, $2,164 in employee severance costs in connection with the SMT merger, $3,075 in professional fees and other merger integration costs associated with the SMT merger and other acquired entities, and $3,529 for assessments to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1998, represents $1,846 in special non-recurring bonuses paid in connection with the MTI acquisition, $722 of professional fees associated with accounting and billing systems conversions of acquired companies, and a $250 provision for bad debt conforming accounting adjustment made in connection with the American Shared acquisition. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1997, represents $16,350 in professional fees and other costs paid in connection with the acquisition of substantially all of our company by Apollo Investment Fund III, L.P. and its related entities.

    (c) Stock-based compensation of $333 for the year ended December 31, 2000, represents $55 for options issued to certain employees at exercise prices below the fair value of the Company's common stock, $68 for Phantom Shares issued to four non-employee directors below fair market value, and $210 for common stock issued to an executive officer of the Company below fair market value. Stock-based compensation of $100 for the year ended December 31, 1998, represents options issued to certain employees at exercise prices below the fair value of the Company's common stock.

(2) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues.

(3) For purposes of calculating net debt to adjusted EBITDA, net debt is defined as long-term debt, including current maturities, less cash and cash equivalents.

(4) For purposes of calculating adjusted EBITDA to interest expense, net, interest expense, net, is defined as interest expense net of interest income. Interest expense includes amortization of debt issuance costs.

(5) For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and extraordinary items, plus minority interest expense, plus distributions from equity investees, plus fixed charges, less income from equity investments. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance costs, and estimated interest on rental expense. Earnings were inadequate to cover fixed charges by $4.2 million and $21.4 million for the years ended December 31, 1997 and 1999, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leading national provider of outsourced diagnostic imaging services, with 91% of our 2000 revenues derived from MRI. We provide imaging and therapeutic services primarily to hospitals and other healthcare providers on a mobile, shared-service basis. Our services normally include the use of our imaging or therapeutic systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day operations. We had 381 diagnostic imaging and therapeutic systems, including 319 MRI systems, and 1,177 clients in 43 states at December 31, 2000.

    Approximately 90% of our revenues for the year ended December 31, 2000 were generated by providing services to hospitals and other healthcare providers, which we refer to as wholesale revenues. Our wholesale revenues are typically generated from contracts that require our clients to pay us based on the number of scans we perform, although some pay us a flat fee for a period of time regardless of the number of scans we perform. These payments are due to us independent of our clients' receipt of reimbursement from third-party payors. We typically deliver our services for a set number of days per week through exclusive, long-term contracts with hospitals and other healthcare providers. These contracts, which are usually three to five years in length, are typically non-cancelable by our clients and often contain automatic renewal provisions. We price our contracts based on the type of system used, the scan volume, and the number of ancillary services provided.

    Approximately 10% of our revenues for the year ended December 31, 2000 were generated by providing services directly to patients from our sites located at or near hospital or other healthcare provider facilities, which we refer to as retail revenues. Our revenue from these sites is generated from direct billings to patients or their third-party payors, which are recorded net of contractual discounts and other arrangements for providing services at discounted prices. We typically charge a higher price per scan under retail billing than we do under wholesale billing.

    The principal components of our operating costs, excluding depreciation, are compensation paid to technologists and drivers, annual system maintenance costs, transportation and travel costs, and system rental costs. Because a majority of these expenses are fixed, increased revenue as a result of higher scan volumes per system significantly improves our margins while lower scan volumes result in lower margins.

    The principal components of selling, general and administrative expenses are sales force compensation, marketing costs, business development expenses, corporate overhead costs and our provision for doubtful accounts. In addition, charges for non-cash stock-based compensation are also included in selling, general and administrative expenses. In 2000, we recorded $0.3 million in stock-based compensation and will record an additional $3.3 million in charges over the next eight years.

    Over the past five years, we have increased revenue through acquisitions, increased scan volumes at existing client sites, and added new clients. During this same period, the growth rate of our adjusted EBITDA (income before income taxes, depreciation, amortization, net interest expense, recapitalization costs, merger integration costs, regulatory costs, termination and related costs, stock-based compensation, and extraordinary items) has exceeded the growth rate of revenue primarily as a result of spreading our fixed costs over a larger revenue base, implementing cost reduction and containment measures, and converting leased MRI systems obtained through acquisitions to owned MRI systems. In the second half of 2000, we added a substantial amount of infrastructure and upgraded our information systems in anticipation of supporting our future growth rate which increased our selling, general and administrative expenses as a percentage of revenue in the second half of 2000 compared to the first half of 2000.

    We have historically focused on attempting to maximize cash flow and return on invested capital nationwide and effectively deploying assets to maximize utilization. In both 1999 and 2000, we made significant investments in adding to and upgrading our MRI systems to improve service to our clients and add capacity for future growth. These additions to our MRI systems had the effect of slowing our growth rate in average daily scan volume per MRI system in 2000. Average daily scan volume per MRI system increased by 0.5 and 0.1 scans per day in 1999 and 2000, as compared to each preceding year.

    At December 31, 2000, we had $167.7 million of net operating losses available for federal tax purposes to offset future taxable income, subject to certain limitations. These net operating losses begin to expire in 2003.

SEASONALITY

    We experience seasonality in the revenues and margins generated for our services. First and fourth quarter revenues are typically lower than those from the second and third quarters. First quarter revenue is affected primarily by fewer calendar days and inclement weather, the results of which are fewer patient scans during the period. Fourth quarter revenue is affected primarily by holiday and client and patient vacation schedules and inclement weather, the results of which are fewer patient scans during the period. The variability in margins is higher than the variability in revenues due to the fixed nature of our costs.

SIGNIFICANT ACQUISITIONS AND OTHER TRANSACTIONS

    On November 1, 2000, we acquired all of the outstanding common stock of Southeast Arizona, Inc. as well as a mobile MRI system from one of its affiliates. The purchase price was $4.1 million. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Southeast Arizona have been included in our consolidated financial statements from the date of acquisition.

    On November 2, 1999, we merged with an affiliate of Kohlberg Kravis Roberts & Co., L.P., or KKR, who acquired control of Alliance from existing shareholders in a recapitalization transaction. The total value of the transaction, including fees and expenses, was approximately $980 million. The transaction was funded with senior secured credit facilities, a senior subordinated bridge facility, and common equity.

    On May 13, 1999, we acquired all the outstanding common stock of Three Rivers Holding Corp., the parent corporation of SMT Health Services, Inc., in a stock-for-stock merger. We exchanged approximately 1.6 million shares of common stock for all the outstanding common shares of Three Rivers. At the time of the merger, Three Rivers was wholly owned by affiliates of Apollo Management, L.P., which held approximately 82.6% of our outstanding common stock. Accordingly, the merger has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As such, our accompanying financial statements, footnotes, and management's discussion and analysis of financial condition and results of operations have been restated to include the assets, liabilities and operations of SMT from the date when both entities were under Apollo's control, which was December 18, 1997.

    On November 13, 1998, two of our wholly owned subsidiaries acquired all of the outstanding common stock of CuraCare, Inc. and all of the partnership interests in American Shared-CuraCare. The purchase price consisted of approximately $13.4 million in cash plus the assumption of approximately
$12.2 million in financing arrangements. The transaction has been accounted for as a purchase and, accordingly, the results of operations of CuraCare and American Shared have been included in our consolidated financial statements from the date of acquisition.

    On August 17, 1998, SMT acquired all of the outstanding common stock of RIA Management Services, Inc. The acquisition was accounted for as a purchase and, accordingly, the results of operations of RIA have been included in our consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $2.1 million in cash plus the assumption of approximately $1.1 million in financing arrangements.

    On May 19, 1998, we acquired Medical Diagnostics, Inc., a subsidiary of U.
S. Diagnostic, Inc. The purchase price consisted of approximately $31.0 million plus the assumption of approximately $7.4 million in financing arrangements. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Medical Diagnostics have been included in our consolidated financial statements from the date of acquisition.

    On March 12, 1998, we acquired Mobile Technology Inc., a provider of mobile MRI services in the United States, in a transaction accounted for as a purchase. We have included the operations of Mobile Technology in our consolidated financial statements from the date of acquisition. The purchase price consisted of $58.3 million for all of the equity interests in Mobile Technology plus direct acquisition costs of approximately $2.0 million. In connection with the acquisition, we also refinanced $37.4 million of Mobile Technology's outstanding debt and paid Mobile Technology's direct transaction costs of $3.5 million.

    On January 2, 1998, Canton Holding Corp., a wholly owned subsidiary of SMT, acquired all of the outstanding common stock of Mid American Imaging, Inc. and Dimensions Medical Group, Inc. The acquisition was accounted for as a purchase and accordingly, the results of operations of Mid American Imaging and Dimensions Medical Group have been included in our consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $10.4 million in cash plus the assumption of approximately
$5.1 million in financing arrangements.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Revenue increased $27.2 million, or 8.6%, to $345.3 million in 2000 compared to $318.1 million in 1999 primarily due to higher scan-based MRI revenue and higher MRI revenue under fixed-fee contracts. Overall, scan-based MRI revenue in 2000 increased $18.7 million, or 6.8%, compared to 1999 primarily as a result of an 11.5% increase in our MRI scan volume. We attribute this increase to the increase in the number of scans for existing clients primarily as a result of our continuing MRI systems upgrade program, and to additional scan-based systems in operation. The average daily scan volume per MRI system increased to 9.4 in 2000 from 9.3 in 1999. The increase in scan-based revenue was partially offset by a decrease in scan volume from clients who did not renew their contracts and a 4.3% decrease in average price per MRI scan. The decrease in average price realized per scan is primarily the result of an increase in wholesale revenue compared to retail revenue, which has a higher per-scan price, as a percentage of total MRI revenue, granting price reductions to certain clients, and clients achieving discounted price levels on incremental scan volume. Fixed-fee MRI revenue increased $7.8 million, or 61.3%, due to an increase in short and long-term fixed-fee system rental contracts. Additionally, revenue associated with management agreements increased $1.6 million, or 23.8%, and other revenue decreased $0.9 million, or 3.8%.

    We operated 319 MRI systems at December 31, 2000 compared to 283 MRI systems at December 31, 1999. The increase was primarily a result of planned system additions to satisfy client demand.

    Operating expenses, excluding depreciation, increased $8.5 million, or 5.9%, to $151.7 million in 2000 compared to $143.2 million in 1999. Payroll and related employee expenses increased $8.2 million, or 13.0%, primarily as a result of an increase in the number of employees necessary to support new systems in operation and an increase in technologists' wages. Fuel expense increased $1.1 million, or 36.6%, primarily as a result of an increase in fuel prices as well as an increase in the number of shared-use MRI systems in operation. System rental expense decreased $2.3 million, or 20.3%, resulting from a lower number of leased MRI systems in operation. Expenses incurred under management agreements increased $1.1 million, or 29.7%. All other operating expenses, excluding depreciation, increased $0.4 million. Operating expenses, excluding depreciation, as a percentage of revenue, decreased from 45.0% in 1999 to 43.9% in 2000 as a result of spreading our fixed costs over a larger revenue base and a conversion of leased systems to owned systems upon the expiration of operating leases.

    Depreciation expense increased $7.8 million, or 16.6%, to $54.9 million in 2000 compared to $47.1 million in 1999 principally due to a higher amount of depreciable assets associated with system additions and upgrades.

    Selling, general and administrative expenses increased $7.2 million, or 23.2%, to $38.3 million in 2000 compared to $31.1 million in 1999. Payroll and related employee related expenses increased $2.3 million, or 11.9%, primarily due to increased staffing levels primarily in the areas of retail billing and collections, information systems, corporate development and legal. Professional service expenses increased $1.0 million, or 101%, primarily as a result of increased information services costs associated with training for the implementation of our retail billing system as well as increased costs incurred to support our financial, marketing and operations functions. Marketing and business development expenses increased $0.4 million, or 78.7%, primarily as a result of our sales and marketing efforts associated with positron emission tomography, or PET, services. The provision for doubtful accounts increased by $1.5 million primarily as a result of the growth in revenue. Also, we recorded $0.8 million in expenses associated with a compliance review and a $0.3 million charge for stock-based compensation in 2000. All other selling, general and administrative expenses increased $0.9 million. Selling, general and administrative expenses as a percentage of revenue increased from 9.8% in 1999, to 11.1% in 2000 as a result of the factors described above.

    Amortization expense, primarily related to goodwill, totaled $14.4 million in 2000 and $14.6 million in 1999.

    Termination and related costs of $4.6 million for the year ended
December 31, 2000 represent $4.3 million associated with termination costs and the repurchase of stock options for an executive officer who resigned his management duties due to health-related issues and $0.3 million associated with the recruitment of his replacement.

    Recapitalization, merger integration and regulatory costs of $4.5 million for the year ended December 31, 2000 represent $0.7 million of professional fees paid in connection with the KKR recapitalization, $0.6 million of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the KKR recapitalization, $0.1 million related to additional severance for employees of SMT, $0.1 million of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $0.9 million for assessments and $2.1 million for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of our acquired entities.

    Recapitalization, merger integration and regulatory costs of $52.6 million for the year ended December 31, 1999 represent $19.6 million in professional fees paid in connection with the KKR recapitalization, $17.1 million related to the purchase of outstanding stock options in connection with the KKR recapitalization, $6.0 million in bonus payments paid in connection with the KKR recapitalization, $1.1 million in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT Merger, $2.2 million in employee severance costs in connection with the SMT Merger, $3.1 million in professional fees and other merger integration costs associated with the SMT Merger and other acquired entities, and $3.5 million for assessments to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Interest expense, net, increased $25.1 million, or 48.3%, to $77.1 million in 2000 compared to $52.0 million in 1999, as a result of higher average outstanding debt balances during 2000 as compared to 1999. This increase was primarily related to debt incurred in connection with the KKR recapitalization and increases in average interest rates in 2000 compared to 1999. The interest rate on substantially all of our long-term debt is variable.

    Although we had a pre-tax loss in 2000, provision for income taxes in 2000 was $2.0 million, primarily as a result of non-deductible goodwill, non-deductible KKR recapitalization expenses and state income taxes. Although we had a pre-tax loss in 1999, the provision for income taxes in 1999 was $3.3 million, primarily as a result of non-deductible KKR recapitalization expenses and also non-deductible goodwill and state income taxes.

    In 1999, we recorded a $17.8 million extraordinary loss on the early extinguishment of debt related to the KKR recapitalization and SMT debt refinancing.

    We recorded a net loss in 2000 of $2.2 million, or $0.58 per share, compared to a net loss in 1999 of $43.5 million, or $8.92 per share. The net loss per common share calculation in 1999 reflects preferred stock dividends and financing fee accretion of $2.1 million and excess of consideration paid over carrying amount of preferred stock purchased of $2.8 million.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Revenue increased $74.8 million, or 30.7%, to $318.1 million in 1999 compared to $243.3 million in 1998, primarily due to acquisitions. The remaining increase was due to higher scan-based MRI revenue, higher fixed fee MRI revenue and an increase in other revenue, including revenue for other imaging and therapeutic services. Overall, scan-based MRI revenue increased $65.0 million, or 31.1%, compared to 1998 primarily as a result of a 35.7% increase in our MRI scan volume primarily related to acquisitions. We attribute the non-acquisition MRI scan volume increase to the increase in the number of scans for existing clients primarily as a result of our continuing MRI systems upgrade program. The average daily scan volume per MRI system (adjusted to include acquisitions in both periods) increased to 9.3 from 8.8 in 1998. This increase was partially offset by a 3.4% decrease in the average revenue realized per MRI scan. The decrease in average revenue realized per scan is primarily the result of clients achieving discount price levels on incremental scan volume and granting price reductions to certain clients. Fixed fee MRI revenue increased $5.7 million, or 80.9%, in 1999 compared to 1998 due to an increase in short- and long-term fixed fee system rental contracts. Other revenue increased $4.1 million, or 14.9%, primarily due to an increase in revenues from all other imaging and therapeutic services.

    We operated 283 MRI systems at December 31, 1999 compared to 273 MRI systems at December 31, 1998. The increase was primarily a result of planned system additions due to a growth in our client base.

    Operating expenses, excluding depreciation, increased $31.3 million, or 28.0%, to $143.2 million in 1999 compared to $111.9 million in 1998. Payroll and related employee expenses increased $15.7 million, or 33.7%, primarily as a result of the American Shared, Mobile Technology, and Medical Diagnostics acquisitions as well as an increase in the number of employees necessary to support new MRI systems in operation and increased scans per MRI system. System maintenance expense increased $6.3 million, or 31.1%, due to an increase in the number of systems in service and the expiration of warranties on an increased number of MRI systems. All other operating expenses, excluding depreciation, increased $9.3 million, or 20.6%, primarily as a result of increased costs associated with revenue growth. Operating expenses, excluding depreciation, as a percentage of revenue, decreased from 46.0% in 1998 to 45.0% in 1999 as a result of spreading costs over a larger revenue base and a conversion of leased systems to owned systems upon the expiration of operating leases.

    Depreciation expense increased $13.6 million, or 40.6%, to $47.1 million in 1999 compared to $33.5 million in 1998 principally due to a higher amount of depreciable assets associated with system additions and upgrades and systems acquired through acquisitions.

    Selling, general and administrative expenses increased $6.7 million, or 27.5%, to $31.1 million in 1999 compared to $24.4 million in 1998. Payroll and related expenses increased $4.3 million, or 32.7%, primarily as a result of increased staffing levels necessary to support our increased level of operations and increased employee compensation related to increased sales commissions. The provision for doubtful accounts increased $0.4 million primarily as a result of our growth in revenue. All other selling, general and administrative expenses increased $2.0 million, or 26.4%, primarily as a result of increased costs associated with revenue growth. Selling, general and administrative expenses, as a percentage of revenue, decreased from 10.0% in 1998 to 9.8% in 1999.

    Amortization expense, primarily related to goodwill, increased
$3.3 million, or 29.2%, to $14.6 million in 1999 compared to $11.3 million in 1998 as a result of acquisitions made during 1998.

    Recapitalization, merger integration and regulatory costs of $52.6 million for the year ended December 31, 1999 represents $19.6 million in professional fees paid in connection with the KKR recapitalization, $17.1 million related to the purchase of outstanding stock options in connection with the KKR recapitalization, $6.0 million in bonus payments paid in connection with the KKR recapitalization, $1.1 million in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT Merger, $2.2 million in employee severance costs in connection with the SMT Merger, $3.1 million in professional fees and other merger integration costs associated with the SMT Merger and other acquired entities, and $3.5 million for assessments to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Recapitalization, merger integration and regulatory costs of $2.8 million in 1998 represent $1.8 million in special non-recurring bonuses paid in connection with the Mobile Technology acquisition, $0.7 million in professional fees associated with accounting and billing systems conversions of acquired companies, and a $0.3 million provision for doubtful accounts conforming accounting adjustment made in connection with the American Shared acquisition.

    Interest expense, net, increased $10.2 million, or 24.4%, to $52.0 million in 1999 compared to $41.8 million in 1998. This increase was primarily related to debt incurred in connection with the KKR recapitalization merger as well as acquisitions made during this period. The interest rate on substantially all of our long-term debt as of December 31, 1999 was variable.

    Although we had a pre-tax loss in 1999, provision for income taxes in 1999 was $3.3 million, primarily as a result of non-deductible KKR recapitalization expenses, and also non-deductible goodwill and state income taxes. Provision for income taxes in 1998 was $8.7 million, resulting in an effective tax rate of 49.6% which differed from the statutory tax rate primarily as a result of non-deductible goodwill.

    In 1999, we recorded a $17.8 million extraordinary loss on the early extinguishments of debt related to the KKR recapitalization and acquisitions. In 1998, we recorded a $2.3 million extraordinary loss on early extinguishments of debt related to acquisitions.

    We recorded a net loss in 1999 of $43.5 million, or $8.92 per share, compared to net income in 1998 of $6.6 million, or $0.77 per share. The net loss per common share calculation in 1999 reflects preferred stock dividends and financing fee accretion of $2.1 million and excess of consideration paid over carrying amount of preferred stock purchased of $2.8 million. In 1998, the net loss per common share calculation reflects preferred stock dividends and financing fee accretion of $2.2 million.

LIQUIDITY AND CAPITAL RESOURCES

    We generated cash of $92.0 million and $38.2 million from operating activities in 2000 and 1999, respectively. We used cash of $91.0 million and $104.1 million for investing activities in 2000 and 1999, respectively. We incur capital expenditures for the purposes of:

    - providing upgrades of our MRI systems and upgrading our corporate infrastructure for future growth;

    - purchasing systems upon termination of operating leases;

    - replacing less advanced systems with new systems; and

    - purchasing new systems.

Capital expenditures totaled $8.7 million for upgrades, $6.5 million for lease conversions, $34.7 million for replacements, and $51.7 million for new systems purchases, during the year ended December 31, 2000. Capital expenditures totaled $7.0 million for upgrades, $17.2 million for the lease conversions, $39.1 million for replacements, and $32.6 million for new system purchases during the year ended December 31, 1999. During the year ended December 31, 2000, we purchased 55 MRI systems, including replacement systems. Our decision to purchase a new system is typically predicated on obtaining new or extending existing client contracts, which serve as the basis of demand for the new system. We expect to purchase additional systems in 2001 and finance substantially all of these purchases with our available cash, cash from operating activities and our revolving line of credit. We expect capital expenditures to total approximately $75 million in 2001.

    In connection with the KKR recapitalization, we entered into a
$616.0 million credit agreement and also entered into a $260.0 million senior subordinated bridge facility agreement with KKR. The senior subordinated bridge facility converts to long-term subordinated notes on May 2, 2001. We expect to
use $    million in proceeds from this offering and $    million in proceeds
from the concurrent offering of   shares of our common stock to repay our senior
subordinated bridge facility and accrued interest to KKR. The remaining proceeds from these offerings will be used for general corporate purposes which may include the repayment of other indebtedness. We have arranged interim financing to refinance the KKR senior subordinated bridge facility, which extends the conversion to long-term subordinated notes for an additional 12 months.

    We believe that, based on current levels of operations and anticipated growth, our cash from operations, together with other available sources of liquidity, including borrowings available under our revolving loan facility, will be sufficient over the next year to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including payments due under our credit agreement.

    Our expansion and acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary additional funds through bank financing or the issuance of equity or debt securities on terms acceptable to us, if at all.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We sell our services exclusively in the United States and receive payment for our services exclusively in United States dollars. As a result, our financial results are unlikely to be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

    Our interest expense is sensitive to changes in the general level of interest rates in the United States, particularly because the majority of our indebtedness has interest rates which are variable. The recorded carrying amount of our long-term debt approximates fair value as these borrowings have variable rates that reflect currently available terms and conditions for similar debt.

    Our interest income is sensitive to changes in the general level of interest rates in the United States, particularly because the majority of our investments are in short-term instruments.

    The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short-term maturities.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 had no impact on our results of operations or financial position.

    Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities", as amended. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. We currently do not have any derivative instruments, which require fair value measurement under SFAS 133 and, accordingly, the effect of the adoption will not have a material impact on our results of operations or financial position.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation". FIN 44 clarifies the application of Accounting Principles Board ("APB") Opinion No. 25 regarding (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 15, 1998, or January 12, 2000. We believe that the adoption of FIN 44 will not have a material effect on our consolidated results of operations or financial position.

                                    BUSINESS

    We are a leading national provider of outsourced diagnostic imaging services, with 91% of our 2000 revenues derived from MRI. We provide imaging and therapeutic services primarily to hospitals and other healthcare providers on a mobile, shared-service basis. Our services normally include the use of our imaging or therapeutic systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day operations. We also offer ancillary services including marketing support, education and training and billing assistance. We had 381 diagnostic imaging and therapeutic systems, including 319 MRI systems, and 1,177 clients in 43 states at December 31, 2000.

    We typically deliver our services through exclusive, long-term contracts with hospitals and other healthcare providers which generally require them to pay us monthly, based on the number of scans we perform. These contracts are usually three to five years in length, are typically non-cancelable by our clients and often contain automatic renewal provisions. For the year ended December 31, 2000, we received approximately 90% of our revenues from direct billing of our clients.

    Our clients, primarily small-to-mid-sized hospitals, contract with us to provide outsourced diagnostic imaging systems and therapeutic services in order to:

    - avoid capital investment and financial risk associated with the purchase of their own systems;

    - provide access to MRI and other services for their patients when the demand for these services does not justify the purchase of a system;

    - benefit from upgraded imaging systems without direct capital expenditures;

    - eliminate the need to recruit, train and manage qualified technologists;

    - make use of our ancillary services; and

    - gain access to services under our regulatory and licensing approvals when they do not have these approvals.

INDUSTRY OVERVIEW

    Diagnostic imaging services are noninvasive procedures that generate representations of the internal anatomy and convert them to film or digital media. Diagnostic imaging systems facilitate the early diagnosis of diseases and disorders, often minimizing the cost and amount of care required and reducing the need for costly and invasive diagnostic procedures. The market for diagnostic imaging services in the United States was estimated to be approximately $66 billion in 1999.

    MRI

    The market for MRI services in the United States was estimated to be $6.7 billion in 1999. Of the approximately 14.6 million MRI scans in 2000, 44% were performed by hospitals with their own equipment, 33% were performed by independent imaging centers and 23% were performed by mobile MRI providers.

    MRI involves the use of high-strength magnetic fields to produce computer-processed cross-sectional images of the body. Due to its superior image quality, MRI is the preferred imaging technology for evaluating soft tissue and organs, including the brain, spinal cord and other internal anatomy. With advances in MRI technology, MRI is increasingly being used for new applications such as imaging of the heart, chest and abdomen. Conditions that can be detected by MRI include multiple sclerosis, tumors, strokes, infections, and injuries to the spine, joints, ligaments, and tendons. Unlike x-rays and computed tomography, which are other diagnostic imaging technologies, MRI does not expose patients to potentially harmful radiation.

    MRI technology was first patented in 1974, and MRI systems first became commercially available in 1983. Since then, manufacturers have offered increasingly sophisticated MRI systems and related software to increase the speed of each scan and improve image quality. Magnet strengths are measured in tesla, and MRI systems typically use magnets with strengths ranging from 0.2 to 1.5 tesla. The 1.0 and 1.5 tesla strengths are generally considered optimal because they are strong enough to produce relatively fast scans but are not so strong as to create discomfort for most patients. Manufacturers have worked to gradually enhance other components of the machines to make them more versatile. Many of the hardware and software systems in recently manufactured machines are modular and can be upgraded for much lower costs than purchasing new systems.

    MRI has gradually captured a larger portion of the diagnostic imaging market. The total number of MRI scans has increased at an estimated compound annual growth rate of 10.5% from 5.4 million in 1990 to approximately 14.6 million in 2000. The number of MRI scans is projected to grow at approximately the same rate through 2006.

    The MRI industry has experienced growth as a result of:

    - recognition of MRI as a cost-effective, noninvasive diagnostic tool;

    - superior soft-tissue image quality of MRI versus that of other diagnostic imaging technologies;

    - wider physician acceptance and availability of MRI technology;

    - growth in the number of MRI applications;

    - MRI's safety when compared to other diagnostic imaging technologies, because it does not use potentially harmful radiation; and

    - increased overall demand for healthcare services, including diagnostic services, for the aging population.

    OTHER DIAGNOSTIC IMAGING SERVICES

    - POSITRON EMISSION TOMOGRAPHY, OR PET. PET is a nuclear medicine procedure that produces pictures of the body's metabolic and biologic functions. PET can provide earlier detection of certain cancers, coronary diseases or neurologic problems than other diagnostic imaging systems. It is also useful for the monitoring of these conditions.

    - COMPUTED TOMOGRAPHY, OR CT. In CT imaging, a computer analyzes the information received from an x-ray beam to produce multiple cross-sectional images of a particular organ or area of the body. CT imaging is used to detect tumors and other conditions affecting bones and internal organs.

    - OTHER SERVICES. Other diagnostic imaging technologies include x-ray, single photon emission computed tomography, and ultrasound.

    IMAGING SETTINGS

    MRI and other imaging services are typically provided in one of the following settings:

    - HOSPITALS AND CLINICS. Imaging systems are located in and owned and operated by a hospital or clinic. These systems are primarily used by patients of the hospital or clinic, and the hospital or clinic bills third-party payors, such as health insurers, Medicare or Medicaid.

    - INDEPENDENT IMAGING CENTERS. Imaging systems are located in permanent facilities not generally owned by hospitals or clinics. These centers depend upon physician referrals for their patients and generally do not maintain dedicated, contractual relationships with hospitals or clinics. In fact, these centers may compete with hospitals or clinics that have their own systems to provide imaging services to these patients. Like hospitals and clinics, these centers bill third-party payors for their services.

    - OUTSOURCED. Imaging systems, largely located in mobile trailers but also provided in fixed facilities, provide services to a hospital or clinic on a shared-service or full-time basis. Generally, the hospital or clinic contracts with the imaging service provider to perform scans of its patients, and the imaging service provider is paid directly by that hospital or clinic instead of by a third-party payor.

OUR COMPETITIVE STRENGTHS

    LARGEST NATIONAL PROVIDER OF OUTSOURCED MRI SERVICES

    We are the largest national provider of outsourced MRI services, based on systems deployed, with 319 MRI systems in operation in 42 states. We believe our size allows us to achieve operating, purchasing and administrative efficiencies, including:

    - the ability to maximize equipment utilization through efficient deployment of our mobile systems;

    - equipment purchasing savings from equipment manufacturers;

    - favorable service and maintenance contracts from equipment manufacturers; and

    - the ability to minimize the time our systems are unavailable to our clients as a result of our flexibility in system deployment.

    We also believe our size has enabled us to establish a well-recognized brand name and an experienced management team with a detailed knowledge of the competitive and regulatory environments within the diagnostic imaging services industry.

    EXCLUSIVE, LONG-TERM CONTRACTS WITH A DIVERSE CLIENT BASE

    We generate substantially all of our revenues from exclusive, long-term contracts with hospitals and other healthcare providers. These contracts are usually three to five years in length, are typically non-cancelable by our clients and often have automatic renewal provisions. We believe we have developed strong relationships with our clients, as evidenced by our contract renewal rate of 85% in 2000. During 2000, no single client accounted for more than 3% of our revenue.

    REDUCED REIMBURSEMENT RISK

    Generally, hospitals, clinics and independent imaging centers bill patients or third-party payors, such as health insurers, for their imaging services. In contrast, for the year ended December 31, 2000, approximately 90% of our revenues were generated by providing services to hospitals and clinics that are obligated to pay us regardless of their receipt of reimbursement from third-party payors. Accordingly, our exposure to uncollectible patient receivables is minimized, as evidenced by our bad debt expense of only 1.6% of net revenues for the year ended December 31, 2000. In addition, we believe that the number of days outstanding for our receivables, which averaged 55 days for the year ended December 31, 2000, is among the most favorable in the healthcare services industry.

    COMPREHENSIVE OUTSOURCING SOLUTION

    We offer our clients a comprehensive outsourcing solution which includes our imaging services and ancillary services, such as marketing support, education and training and billing assistance. In some cases, we provide services under our regulatory and licensing approvals for clients when they do not have these approvals. We believe that a comprehensive outsourcing solution is an important factor when potential clients select an outsourcing provider. We also believe that some clients recognize the benefits of our solution and will continue to contract for our outsourcing services even if their scan volume may justify the purchase of their own imaging system.

    ADVANCED MRI SYSTEMS

    Our MRI systems are among the newest and most advanced in the industry due to the significant resources we have invested over the last three years to replace and upgrade existing systems and to purchase new systems. Our technologically advanced systems can perform high quality scans more rapidly and can be used for a wider variety of imaging applications than less advanced systems. Approximately 58% of our MRI systems have been purchased in the last three years and approximately 88% of our MRI systems are equipped with high-strength magnets that allow high-speed imaging. Moreover, technological change in this field is gradual and most of our systems can be upgraded with software and hardware enhancements, which should allow us to continue to provide advanced technology without purchasing entire new systems.

    EXPERIENCED EXECUTIVE MANAGEMENT TEAM

    We have an experienced team of executives who have worked in the healthcare industry an average of 19 years. Our executive management team currently owns approximately 8% of our common equity on a fully diluted basis.

OUR GROWTH STRATEGIES

    INCREASE THE NUMBER OF SCANS AT EXISTING CLIENTS

    We intend to continue to increase the overall number of scans we perform for our existing clients. We have invested in advanced MRI systems which are faster and capable of scanning for a broad range and increasing number of medical conditions. We believe these capabilities will result in an increase in the number of scans performed for our clients. Furthermore, we attempt to educate physicians about the advantages of MRI and new imaging procedures and applications, which we believe will also lead to increased number of scans.

    ESTABLISH NEW CLIENT RELATIONSHIPS

    We primarily target small-to-mid-sized hospitals and other healthcare providers as potential new clients for our services. As of December 31, 1999, the small-to-mid-sized hospital market was estimated to include 4,956 hospitals. Additionally, we intend to pursue relationships with physician groups, clinics and other healthcare providers that could benefit from our shared-service outsourcing solution. Providers in these markets are under increasing pressure to offer a full range of services and must remain technologically competitive. Because of this pressure, we believe this market represents an attractive target for our outsourcing services. Additionally, we believe new client growth will continue to come from healthcare providers requesting our other outsourced imaging services.

    INCREASE MRI SYSTEM UTILIZATION

    We have increased the average number of scans performed for each of our MRI systems on a given day from 8.4 in 1997 to 9.4 in 2000. We believe we can continue to increase this figure through efficient deployment of our mobile MRI systems to existing and new clients. We believe we can further improve utilization of our systems by working with our clients to improve patient scheduling and ensure patient presence at these appointments. We also believe that our size and geographic diversity positions us to benefit from increased demand for MRI services.

    EXPAND MRI APPLICATIONS

    We intend to use our existing national presence and client service capabilities to introduce new MRI applications, including cardiac evaluation and advanced chest and abdomen imaging. Most of these applications can be performed by existing MRI systems, which may require some upgraded software and hardware enhancements.

    OFFER NEW IMAGING SERVICES

    We also intend to use our existing nationwide sales and operational infrastructure and our client relationships to expand our outsourcing services to include other imaging services. For example, we recently began expanding our offering of positron emission tomography, or PET, services which are utilized in the detection of certain cancers, coronary diseases or neurologic problems. Due to recent approval of reimbursement for selected PET procedures by the Health Care Financing Administration, we believe PET services present growth opportunities.

    PURSUE SELECTED STRATEGIC ACQUISITIONS

    We have been an active acquirer of imaging businesses, having acquired 141 MRI systems in five separate acquisitions since 1997. We believe our scale and geographic diversity allows us to realize synergies from the acquisition of imaging providers. We expect to continue to identify and evaluate opportunities for acquisitions within our industry, although currently there are no agreements or negotiations with respect to any specific transaction.

OUR SERVICES

    As of December 31, 2000, we provided our outsourcing services on the following bases:

    - SHARED SERVICE. We offered 77% of our diagnostic imaging systems on a part-time basis. These systems are located in mobile trailers which are transported to our clients' locations. We schedule deployment of these mobile systems so that multiple clients can share use of the same system. The typical shared-service contract is three to five years in length.

    - FULL-TIME SERVICE. We offered 17% of our diagnostic imaging systems on a full-time, long-term basis. These systems are located in either mobile units or buildings located at or near a hospital or clinic. Full-time service systems are provided for the exclusive use of a particular hospital or clinic. We typically offer full-time services under contracts that range from five to ten years in length. Our relationships with our higher-volume shared-service clients have, from time to time, evolved into full-time arrangements.

    - INTERIM AND RENTAL SERVICES. We offered 6% of our diagnostic imaging systems to clients on a full-time, temporary basis. These systems are located in mobile trailers which are transported to our clients' locations. These clients may be unable to maintain the extra capacity to accommodate periods of peak demand for imaging services or may require temporary assistance until they can develop permanent imaging service centers at or near their facilities. Generally, we do not provide technologists to operate our systems in these arrangements.

CONTRACTS AND PAYMENT

    Our typical contract is exclusive, three to five years in length, non-cancelable by our clients and often subject to automatic renewal. Most of our contracts require a fee for each scan we perform. With other contracts, clients are billed on a fixed-fee basis for a period of time, regardless of the number of scans performed. These fee levels are affected primarily by the number of scans performed, the type of imaging system provided and the length of the contract. To a lesser extent, our revenues are generated from direct billings to patients or their medical payors. We typically reserve the right to reduce a client's number of service days or terminate an unprofitable contract. In addition, our sales representatives have been successful in renewing and extending contracts prior to expiration, achieving an 85% contract renewal rate in 2000.

IMAGING SYSTEMS

    We currently operate 362 diagnostic imaging systems, comprising 319 MRI systems, 22 computed tomography systems, four positron emission tomography systems and 17 other systems, substantially all of which we own. We have made significant investments in our systems in an effort to ensure that we maintain the newest, most advanced imaging systems that meet our clients' needs. As of December 31, 2000, over 58% of our MRI systems had been purchased in the last three years. Moreover, because we can upgrade most of our current MRI systems, we believe we have reduced the potential for technological obsolescence.

    We purchase our imaging systems from major medical equipment manufacturers, primarily General Electric Medical Systems, Siemens Medical Systems and Philips Medical Systems. Generally, we contract with clients for new or expanded services prior to ordering new imaging systems in order to reduce our system utilization risk. As one of the largest commercial purchasers of MRI systems in the world, we believe we receive relatively attractive pricing for equipment and service contracts from these equipment manufacturers.

THERAPEUTIC SERVICES

    In addition to diagnostic imaging, we also offer our clients therapeutic services including lithotripsy and brachytherapy. Lithotripsy is a minimally invasive therapeutic procedure for the treatment of kidney stones, typically performed on an outpatient basis. Brachytherapy is a localized radiation treatment for cancer. We currently own 19 therapeutic systems.

SYSTEM MANAGEMENT AND MAINTENANCE

    We have divided the country into nine geographic regions. We have a local presence in each region, none of which accounts for more than 16% of our revenues. We believe we benefit from our regional managers' direct contact with and knowledge of the markets we serve, which allows us to address the specific needs of each local operating environment. Each region markets, manages, and staffs the operation of its imaging systems and is run as a separate profit center responsible for its own revenues, expenses and overhead. To complement this regional arrangement, we have developed standardized contracts, operating policies, and other procedures, which are implemented nationwide in an effort to ensure quality, consistency and efficiency across all regions.

    We actively manage deployment of our imaging systems to increase their utilization through the coordinated transportation of our mobile systems using 236 tractors. We examine client requirements, route patterns, travel times, fuel costs and system availability in our deployment process. Our mobile shared-service MRI systems are currently scheduled for as little as one-half day and up to seven days per week at any particular client, with an average usage of
1.7 days per week per client. Drivers typically move the systems at night and activate them upon arrival at each client location so that the systems are operational when our technologists arrive.

    Timely, effective maintenance is essential for achieving high utilization rates of our MRI systems. We contract with the original equipment manufacturers for comprehensive maintenance programs on our systems to minimize the period of time the equipment is unavailable. System repair typically takes less than one day but could take longer, depending upon the nature of the repair. During the warranty period and maintenance contract term, we receive guarantees related to equipment operation and availability.

SALES AND MARKETING

    Our national sales force consists of 25 members who identify and contact potential clients. We also have 45 marketing representatives who are focused on increasing the number of scans performed with our systems by educating physicians about our new imaging applications and service capabilities. The sales force is organized regionally under the oversight of regional vice presidents and senior management. Furthermore, certain of our executive officers and regional vice presidents also spend a portion of their time participating in contract negotiations.

COMPETITION

    The market for diagnostic imaging services is highly fragmented and has few national imaging service providers. We believe that the key competitive factors affecting our business include:

    - the quality and reliability of service;

    - the quality and type of equipment available;

    - the availability of types of imaging and ancillary services;

    - the availability of imaging center locations and flexibility of scheduling;

    - pricing;

    - the knowledge and service quality of technologists;

    - the ability to obtain regulatory approvals; and

    - the ability to establish and maintain relationships with healthcare providers and referring physicians.

    We are, and expect to continue to be, subject to competition in our targeted markets from businesses offering diagnostic imaging services, including existing and developing technologies. There are many companies engaged in this market, including one national competitor and many smaller regional competitors. Some of our competitors may now or in the future have access to greater resources than we do. We compete with other mobile providers, independent imaging centers, physicians, hospitals, and other healthcare providers that have their own diagnostic imaging systems, and equipment manufacturers that sell or lease imaging systems to healthcare providers for mobile or full-time use. We may also experience greater competition in states that currently have certificates of need laws should these laws be repealed, thereby reducing barriers to entry in that state.

EMPLOYEES

    As of December 31, 2000, we had 1,948 employees, of whom approximately 1,230 were trained diagnostic imaging technologists, patient coordinators or other technical support staff. None of our employees are represented by a labor organization and we are not aware of any activity seeking such organization. We believe we have good relationships with our employees.

PROPERTIES

    We lease approximately 43,400 square feet of space in four office buildings in Anaheim, California for our executive and principal administrative offices. We also lease a 15,600 square foot operations warehouse in Orange, California and a 9,000 square foot operations warehouse in Childs, Pennsylvania, as well as space for our regional offices.

REGULATION

    Our business is subject to extensive federal and state government regulation. Although we believe that our operations comply with the laws governing our industry, it is possible that new laws or interpretations of existing laws will adversely affect our financial performance.

    FRAUD AND ABUSE LAWS

    The healthcare industry is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and payment for services.

    In particular, the federal Anti-Kickback Law prohibits persons from knowingly and willfully soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid Programs. The definition of "remuneration" has been broadly interpreted to include gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. The penalties for violating the Anti-Kickback Law can be severe. These sanctions include criminal penalties and civil sanctions, including fines, imprisonment and possible exclusion from the Medicare and Medicaid Programs.

    The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback law is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the U.S. Department of Health and Human Services issued regulations in July of 1991. These regulations set forth certain provisions which, if met, will assure healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Law. Additional provisions providing similar protections have been published intermittently since 1991. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Law, the failure of a transaction or arrangement to fit within a specific provision does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Law will be pursued. However, conduct and business arrangements that do not fully satisfy one of these provisions may result in increased scrutiny by government enforcement authorities such as the Office of the Inspector General of the U.S. Department of Health and Human Services, or OIG. To provide specific guidance on the application of the Anti-Kickback Law, Congress required the OIG to implement an advisory opinion process. In an advisory opinion, the OIG may determine that it will not sanction the advisory opinion's requestor even if the arrangement or practice in question technically violates the Anti-Kickback Law. Although these advisory opinions are binding on the OIG and the parties requesting the opinions, no third-party may legally rely on them.

    Many states have adopted laws similar to the federal Anti-Kickback Law. Some of these state prohibitions apply to referral of patients for healthcare services reimbursed by any source, not only the Medicare and Medicaid Programs. We believe that our business arrangements for the provision of MRI and other services comply with the Anti-Kickback Law and similar state laws.

    In addition, the Ethics in Patient Referral Act of 1989, commonly referred to as the federal physician self-referral prohibition or Stark Law, prohibits physician referrals of Medicare and Medicaid patients to an entity providing certain designated health services if the physician or an immediate family member has a prohibited ownership interest in, or compensation arrangement with, the entity and no statutory or regulatory exception applies. Initially, the Stark Law applied only to clinical laboratory services and regulations applicable to clinical laboratory services were issued in 1995. Earlier that same year, the Stark Law's self-referral prohibition expanded to additional goods and services, including MRI and other imaging services. In 1998, the Health Care Financing Administration, or HCFA, published proposed rules for the remaining designated health services, including MRI and other imaging services, and in January of 2001, HCFA published a final rule which it characterized as the first phase of what will be a two-phase final rule. Although HCFA has stated that it intends to publish phase two shortly, we cannot predict when this will occur. Based on HCFA commentary and recent presidential action, phase one of these final Stark Law regulations will likely become effective in early 2002. There is also a similar advisory opinion process for the Stark Law which is administered by HCFA.

    A person who engages in a scheme to circumvent the Stark Law's prohibitions may be fined up to $100,000 for each such arrangement or scheme. In addition, anyone who presents or causes to be presented a claim to the Medicare Program in violation of Stark is subject to monetary penalties of up to $15,000 per service, an assessment of several times the amount claimed, and possible exclusion from participation in federal healthcare programs.

    Several states in which we operate have enacted or are considering legislation that prohibits physician self-referral arrangements or requires physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Possible sanctions for violating physician self-referral laws include loss of license and civil and criminal sanctions. State laws vary from jurisdiction to jurisdiction and have been interpreted by the courts or regulatory agencies infrequently. We believe our operations comply with these federal and state physician self-referral prohibition laws.

    The Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. The Health Insurance Portability and Accountability Act of 1996 also will require us to follow federal privacy standards for individually identifiable health information. A violation of these privacy standards may result in criminal and civil penalties.

    Both federal and state government agencies are continuing heightened and coordinated civil and criminal enforcement efforts. As part of announced enforcement agency work plans, the federal government will continue to scrutinize, among other things, the billing practices of hospitals and other providers of healthcare services. The federal government also has increased funding to fight healthcare fraud, and it is coordinating its enforcement efforts among various agencies, such as the U.S. Department of Justice, the U.S. Department of Health and Human Services Office of Inspector General, and state Medicaid fraud control units. We believe that the healthcare industry will continue to be subject to increased government scrutiny and investigations.

    FEDERAL FALSE CLAIMS ACT

    Another trend affecting the healthcare industry is the increased use of the federal False Claims Act and, in particular, actions under the False Claims Act's "whistleblower" provisions. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If the government declines to join the lawsuit, then the individual may choose to pursue the case alone, in which case the individual's counsel will have primary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. If the litigation is successful, the individual is entitled to no less than 15%, but no more than 30%, of whatever amount the government recovers. The percentage of the individual's recovery varies, depending on whether the government intervened in the case and other factors.

    Recently, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states are considering or have enacted laws modeled after the federal False Claims Act. We are currently subject to a whistleblower action described below. We are unable to predict whether we will be subject to future actions or the impact of any future actions.

    When a person is determined to have violated the federal False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,000 to $10,000 for each separate false claim. There are many potential bases for liability under the federal False Claims Act. Liability arises, primarily, when an entity knowingly submits a false claim for reimbursement to the federal government. Although simple negligence should not give rise to liability, submitting a claim with reckless disregard of its truth or falsity could result in substantial civil liability.

    UNLAWFUL PRACTICE OF MEDICINE AND FEE SPLITTING

    The marketing and operation of our diagnostic imaging and therapeutic systems are subject to state laws prohibiting the practice of medicine by non-physicians. We believe that our operations do not involve the practice of medicine because all professional medical services relating to our operations, including the interpretation of scans and related diagnoses, are separately provided by licensed physicians not employed by us. Some states have laws that prohibit any fee-splitting arrangement between a physician and a referring person or entity that would provide for remuneration paid to the referral source on the basis of revenues generated from referrals by the referral source. We believe that our operations do not violate these state laws with respect to fee splitting.

    CERTIFICATE OF NEED LAWS

    In some states, a certificate of need or similar regulatory approval is required prior to the acquisition of high-cost capital items or services, including diagnostic imaging systems or provision of diagnostic imaging services by us or our clients. Certificate of need regulations may limit or preclude us from providing diagnostic imaging services or systems. At present, 17 states in which we operate have certificate of need laws that restrict the supply of MRI machines and other types of advanced medical equipment to certain incumbent providers. Revenue from states with certificate of need regulations represents approximately 50% of our total revenue in 2000.

    Certificate of need laws were enacted to contain rising healthcare costs, prevent the unnecessary duplication of health resources, and increase patient access for health services. In practice, certificate of need laws have prevented hospitals and other providers who have been unable to obtain a certificate of need from acquiring new machines or offering new services. In the past
17 years, some states have liberalized exemptions from certificate of need laws, including, for example, Pennsylvania, Nebraska, New York, Ohio and Tennessee. However, this liberalization of certificate of need restrictions has had little impact on our performance. Our current contracts will remain in effect even if the certificate-of-need states in which we operate modify their certificate of need programs. However, a significant increase in the number of states regulating our business through certificate of need or similar programs could adversely affect us. Conversely, repeal of existing certificate of need regulations in jurisdictions where we have obtained a certificate of need, or certificate of need exemption, also could adversely affect us by allowing competitors to enter our markets. Certificate of need laws are the subject of continuing legislative activity.

REIMBURSEMENT

    We derive most of our revenues directly from healthcare providers rather than third-party payors, including government programs such as the Medicare Program. We derive a small percentage of our revenues from direct billings to patients or their third-party payors. Services for which we submit direct billings for Medicare and Medicaid patients typically are reimbursed by contractors on a fee schedule basis. Net revenues from direct patient billing amounted to approximately 10% of our revenue in 2000.

    As a result of federal cost-containment legislation currently in effect, Medicare generally pays for inpatient services under a prospective payment system based upon a fixed amount for each Medicare patient discharge. Each discharge is classified into one of many diagnosis related groups, or DRGs. A pre-determined amount covers all inpatient operating costs, regardless of the services actually provided or the length of the patient's stay. Because Medicare reimburses a hospital for all services rendered to a Medicare patient on the basis of a pre-determined amount based on the DRG, a hospital or free-standing facility cannot be separately reimbursed for an MRI scan or other procedure performed on the hospital inpatient. Many state Medicaid Programs have adopted comparable payment policies.

    On August 1, 2000, the Health Care Financing Administration implemented a Medicare outpatient prospective payment system under which services and items furnished in hospital outpatient departments are reimbursed using a pre-determined amount for each ambulatory payment classification, or APC. Each APC is based on the specific procedures performed and items furnished during a patient visit. Certain items and services are paid on a fee schedule, and for certain drugs, biologics and new technologies, hospitals are reimbursed additional amounts. We cannot predict what impact the new Medicare outpatient reimbursement system will have on the demand for our services.

    Payments to us by third-party payors depend substantially upon each payor's reimbursement policies. Third-party payors may impose limits on reimbursement for diagnostic imaging services or deny reimbursement for tests that do not follow recommended diagnostic procedures. Because unfavorable reimbursement policies have and may continue to constrict the profit margins of the hospitals and clinics we bill directly, we have and may continue to need to lower our fees to retain existing clients and attract new ones. Alternatively, at lower reimbursement rates, a healthcare provider might find it financially unattractive to own an MRI or other diagnostic imaging system, but could benefit from purchasing our services. We cannot predict how third-party reimbursement policies will affect the need or price for our services in the future.

    We cannot predict what other legislation or policies relating our business or to the healthcare industry may be enacted or issued, including legislation relating to third-party reimbursement, or what effect any legislation or policies may have on our business.

ENVIRONMENTAL, HEALTH AND SAFETY LAWS

    Our PET service involves the controlled storage, use and disposal of material containing radioactive isotopes. While this material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, using such materials presents the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing the use, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damges that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's attention in order to comply with current or future environmental laws and regulations. We have not had material expenses related to environmental, health and safety laws or regulations to date.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

    In late 1999, we identified possible errors in billing Medicare claims in Massachusetts. With the assistance of law firms and an accounting firm, we conducted a Medicare claims audit of our Massachusetts retail billing operations for the preceding five-year period. Upon completion of that audit, in the first part of 2000, we disclosed the audit results to our Medicare Part B contractor, National Heritage Insurance Company, or NHIC. Based upon an application of the audit results to all Medicare claims for that time period, we expect to pay approximately $1.9 million to NHIC. At present, NHIC is reviewing the Medicare audit results and has requested additional claims information with respect to a random sample of 30 claims that were supplied to it in November 2000. We believe that the audit results meet the necessary statistical requirements acceptable to NHIC for use in calculating the proper amount of the settlement.

    Also, using the same audit methodology, we expect to pay approximately $713,000 to the Massachusetts MassHealth Program and approximately $35,000 to the U.S. Department of Defense TRICARE Program. We are in the process of discussing these settlements with the appropriate agencies.

    We believe that the billing errors were technical and administrative in nature. To the extent that the government views these billing errors as more than technical and administrative errors, the government may choose to impose penalties and fines under the federal False Claims Act and other actions, including exclusion of the Massachusetts operations from the federal and state healthcare programs.

    In August of 2000, we received notice that the U.S. Department of Justice was investigating allegations that we had violated the federal False Claims Act by submitting false claims to federal health care insurance programs. We are cooperating fully with the U.S. Department of Justice in this investigation. We retained both a law firm and an accounting firm to conduct an independent investigation of the issues identified to us by the U.S. Department of Justice, and presented the results of that investigation to the U.S. Department of Justice in December 2000. Based on the results of our independent investigation, as well as discussions with a U.S. Department of Justice attorney involved in the matter, we do not believe that the U.S. Department of Justice has a clear basis to pursue its investigation. However, the U.S. Department of Justice investigation is still ongoing, and we are uncertain how the results of this investigation will affect our business.

    An administrative action is pending, stemming from an audit of Medicaid claims by MassPRO for magnetic resonance imaging services provided during the twelve-month period ending January 31, 1999. MassPRO is a Massachusetts not-for-profit organization that has contracted with the Massachusetts Division of Medical Assistance, and the Massachusetts Medicaid Fraud Control Unit to oversee utilization management and billing compliance for the State's Medicaid Program, which is part of a Massachusetts program called MassHealth. The Division of Medical Assistance is the agency responsible for implementing the State's MassHealth Program and the Massachusetts Medicaid Fraud Control Unit is the agency responsible for ensuring legal compliance with the Massachusetts Medicaid Program. This case involves an audit of Greater Boston MRI, a limited partnership wholly owned by us. MassPRO alleged deficiencies in documentation and billing requirements for the MRI claims made by Greater Boston MRI. Subject to the appeal rights of Greater Boston MRI, the MassHealth Program is seeking approximately $212,000 recovery related to these alleged deficiencies. Greater Boston MRI has submitted an extensive reply for consideration by MassPRO, including additional documentation to support their claim for payment.

    Based on the audit, the Massachusetts Division of Medical Assistance sent a notice of proposed suspension from the MassHealth Program. If the Division of Medical Assistance determines that there should be a suspension for cited deficiencies and successfully prevails through the administrative appeals process, Greater Boston MRI would be unable to offer services to MassHealth patients for two years. Additionally, this kind of action may trigger the federal government's discretionary authority to impose sanctions on this provider in Massachusetts, including possible exclusion from federal healthcare programs and Massachusetts healthcare programs. We are currently negotiating with the Division of Medical Assistance in an effort to resolve these issues. At the present time, Massachusetts is not seeking suspension of Greater Boston MRI from the MassHealth Program but may require post-settlement reporting by the provider for some period of time to ensure compliance with the MassHealth Program.

    We have accrued $4,350,000 for probable resolution of all of these issues. While actual results could vary from this estimate, our management believes that the resolution of any deficient billing process will not have a material adverse effect on our business.

    From time to time we are involved in routine litigation incidental to the conduct of our business. We believe that none of this litigation pending against us will have a material adverse effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors, and their ages and positions, are as follows:

NAME                                             AGE                          POSITION
----                                           --------   ------------------------------------------------
Richard N. Zehner............................     48      Chairman of the Board of Directors and Chief
                                                          Executive Officer

Jamie E. Hopping.............................     48      Director, President and Chief Operating Officer

Kenneth S. Ord...............................     54      Executive Vice President and Chief Financial
                                                          Officer

Cheryl A. Ford...............................     45      Executive Vice President

Terry A. Andrues.............................     50      Executive Vice President

Jay A. Mericle...............................     46      Executive Vice President

Russell D. Phillips, Jr......................     38      General Counsel and Secretary

Howard K. Aihara.............................     37      Vice President and Corporate Controller

Henry R. Kravis..............................     57      Director

Michael W. Michelson.........................     50      Director

George R. Roberts............................     57      Director

David H.S. Chung.............................     33      Director

    RICHARD N. ZEHNER has served as our chairman and chief executive officer since November 1988. Mr. Zehner was our founder and also served as our president from 1983 through February 1998. He has served as a director since 1987. Prior to founding the company, Mr. Zehner managed the diagnostic shared-services division of National Medical Enterprises, the predecessor of Tenet Corporation, a nationwide provider of healthcare services. Mr. Zehner began his career as an x-ray technician and subsequently became a radiology department manager.

    JAMIE E. HOPPING has served as our president and chief operating officer since November 2000 and has been a director since November 2000. Prior to joining us, Ms. Hopping was an independent consultant to various healthcare providers including Catholic Health East and Quorum Health from 1997 to 1999. She was employed by Columbia/HCA Healthcare Corporation as the Western Group president from 1996 to 1997, president of the South Florida Division from 1994 to 1996, chief operating officer of South Florida Division from 1993 to 1994 and chief executive officer of Deering Hospital and Grant Center from 1990 to 1993.

    KENNETH S. ORD has served as our executive vice president and chief financial officer since November 1998. From January 1998 to November 1998, he served as our senior vice president, chief financial officer and secretary. From February 1997 to September 1997 he served as executive vice president and chief financial officer of Talbert Medical Management Corporation and from February 1994 to February 1997 he served as senior vice president and chief financial officer of FHP International Corporation, a publicly traded health maintenance organization.

    CHERYL A. FORD has served as our executive vice president, Eastern United States since November 1998. She is responsible for managing the Eastern, Mid-Atlantic, New England and Southern regions. From February 1995 to November 1998, she was our senior vice president, Eastern Region.

    TERRY A. ANDRUES has served as our executive vice president, Western United States since November 1998. He is responsible for managing the Pacific, Northwestern, Western, Central and Great Lakes regions. From 1991 to
November 1998, he served as our senior vice president of the Central and

Pacific Regions and from May 1987 to November 1991, he was our customer support manager with responsibilities in technical education and marketing. Prior to joining us, Mr. Andrues worked as a technologist at Pasadena's Huntington Medical Research Institute, site of the nation's first clinical MRI system.
Mr. Andrues maintains his credential as a registered MRI technologist.

    JAY A. MERICLE has served as our executive vice president, equipment and services since February 1999. Mr. Mericle was our senior vice president from 1991 to 1999 and our vice president of operations from 1988 to 1991.

    RUSSELL D. PHILLIPS, JR. has served as our general counsel and secretary since March 1998. Prior to joining us, Mr. Phillips served as chief legal officer of Talbert Medical Management Corporation, a publicly traded physician practice management corporation from May 1997 to September 1997, and corporate counsel to FHP International Corporation, a publicly traded health maintenance organization from June 1992 to April 1997. Mr. Phillips was an associate with Skadden, Arps, Slate, Meagher & Flom, LLP from 1987 through 1992.

    HOWARD K. AIHARA has served as our vice president, corporate controller since September 2000. From 1997 until September 2000, Mr. Aihara was vice president, finance, for UniMed Management Company, a physician practice management company in Burbank, California. From 1995 through 1997, he was executive director and corporate controller for AHI Healthcare Systems, Inc. of Downey, California. AHI was a publicly traded physician practice management company.

    HENRY R. KRAVIS has been a director since November 1999. Mr. Kravis has been a founding partner of Kohlberg Kravis Roberts & Co., L.P. since its inception in 1976, and is a managing member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Kravis is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., Evenflo Company Inc., The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, MedCath Inc., Owens-Illinois, Inc., PRIMEDIA Inc., Regal Cinemas, Inc., Sotheby's
Holdings, Inc., Spalding Holdings Corporation and Trinity Acquisition plc (Willis Corroon). Messrs. Kravis and Roberts are first cousins.

    MICHAEL W. MICHELSON has been a director since November 1999. Mr. Michelson is a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Michelson is also a director of Amphenol Corporation, AutoZone, Inc., Owens-Illinois, Inc., and KinderCare Learning Centers, Inc.

    GEORGE R. ROBERTS has been a director since November 1999. Mr. Roberts has been a founding partner of Kohlberg Kravis Roberts & Co. L.P. since its inception in 1976, and is a managing member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P.
Mr. Roberts is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyd Collection, Ltd., DPL Inc. (The Dayton Power & Light Company), Evenflo Company Inc., IDEX Corporation, KinderCare Learning
Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc.,
PRIMEDIA, Inc., Safeway Inc., Spalding Holdings Corporation and Trinity Acquisition plc (Willis Corroon). Messrs. Roberts and Kravis are first cousins.

    DAVID H.S. CHUNG has been a director since November 1999. Mr. Chung has been an executive of Kohlberg Kravis Roberts & Co. since 1995. From 1993 to 1995,
Mr. Chung was a management consultant at McKinsey & Co. Mr. Chung is also a director of Centric Software, Inc., MedCath Inc. and WorldCrest Group, Inc.

BOARD COMMITTEES

    Effective upon the closing of this offering, we will have an audit committee, a compensation committee and an executive committee. The audit committee will be responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The members of the audit committee upon completion of this offering will not be independent directors. We intend for the audit committee to comply with applicable New York Stock Exchange regulations regarding the composition of audit committees of listed companies in accordance with the time periods prescribed by such regulations.

    The compensation committee will be responsible for reviewing and recommending to the board of directors the amount and type of non-stock compensation to be paid to senior management and establishing, reviewing general policies relating to compensation and benefits of employees and administering our stock option plan. No interlocking relationship will exist between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

    The executive committee exercises all powers and authority of the board of directors with some exceptions as provided under Delaware law. The purpose of the executive committee is to allow for decisions to be made on our behalf between regular meetings of the board of directors.

DIRECTOR COMPENSATION

    Our non-employee directors receive an annual fee of $25,000 and reimbursement of travel expenses. Effective January 1, 2000, we established a directors' deferred compensation plan for all non-employee directors. Each of the four non-employee directors has elected to participate in the director plan and have their annual fee of $25,000 deferred into a stock account and converted quarterly into phantom shares. Upon retirement, separation from the board of directors, or the occurrence of a change of control, each director has the option of being paid cash or issued common stock for their phantom shares. Upon issuance of the phantom shares, we recorded non-cash compensation of an additional $68,000 for the difference between the fair market value and the issuance price of the phantom shares.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned including salary, bonuses, commissions, stock options and other compensation during the three fiscal years ended December 31, 1998, 1999 and 2000 by our chief executive officer and our four next most highly compensated executive officers, each of whose total annual compensation exceeded $100,000 in 2000 and Mr. Vincent Pino, who would have been of one of our most highly compensated executive officers for the year ended December 31, 2000 but for his retirement earlier that year. We refer to these officers as our named executive officers elsewhere in this prospectus.

                                                                                                 LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION               -----------------------------------------
                                           ------------------------------------------   SECURITIES
                                                                           OTHER        UNDERLYING
                                                                          ANNUAL          STOCK         LTIP         ALL OTHER
PRINCIPAL POSITION              YEAR(1)     SALARY      BONUS         COMPENSATION(2)   OPTIONS(3)   PAYOUTS(4)   COMPENSATION(5)
------------------              --------   --------   ----------      ---------------   ----------   ----------   ---------------
Richard N. Zehner ............    2000     $369,900   $  160,624          --               --           --          $   16,520
  Chief Executive Officer,        1999      351,300    2,746,090(6)       --              124,750       --           1,968,830
  Chairman of the Board of        1998      350,000      727,738(7)       --               25,000      $31,250         755,978
  Directors

Vincent S. Pino(8) ...........    2000     $315,100   $  428,776(9)       --               --           --          $   22,174
  Former President, Chief         1999      299,100    2,095,786(6)       --              114,800       --             774,277
  Operating Officer and           1998      275,000      537,435(7)       --               20,000      $25,000         451,776
  Director

Kenneth S. Ord ...............    2000     $285,500   $  212,561(9)       --               --           --          $      414
  Executive Vice President and    1999      271,000      847,825(6)       --               83,850       --             506,571
  Chief Financial Officer         1998      247,981      179,875          --               45,000       --                 320

Cheryl A. Ford ...............    2000     $173,200   $   61,000          --               --           --          $    3,999
  Executive Vice President        1999      165,500       92,194          --               30,000       --             215,152
                                  1998      145,000       70,035          --               13,500      $12,500           3,595

Terry A. Andrues .............    2000     $173,200   $   60,292          --               --           --          $    3,979
  Executive Vice President        1999      165,500       87,244          --               30,000       --             215,271
                                  1998      145,000       70,035          --               13,500      $12,500           3,595

Jay A. Mericle ...............    2000     $163,800   $   47,415          --               --           --          $    7,146
  Executive Vice President        1999      155,500       76,376          --               30,000       --           1,004,224
                                  1998      145,000       70,035          --               13,500      $12,500           6,191

------------------------------

 (1) Rows specified "2000," "1999" and "1998" represent fiscal years ended December 31, 2000, 1999 and 1998, respectively.

 (2) With respect to each named officer for each fiscal year this table excludes perquisites which did not exceed the lesser of $50,000 or 10% of the named officer's salary and bonus for the fiscal year.

 (3) Stock options were granted under our 1999 Equity Plan and 1997 Option Plan.

 (4) We made our final payments made under our 1995 long-term executive incentive plan in 1998.

 (5) Includes:

       - $736,525 and $426,900 in change in control payments which were paid in 1998 to Messrs. Zehner and Pino, respectively, pursuant to their prior employment agreements.

       - 401(k) matching contributions (for 2000, 1999 and 1998, respectively):
         Mr. Zehner--$4,250, $4,443 and $3,330; Mr. Pino--$4,250, $4,522 and
         $3,330; Ms. Ford--$3,777, $3,603 and $3,330; Mr. Andrues--$3,757,
         $3,603, $3,330 and Mr. Mericle--$3,797, 3,576, and 3,330.

       - Cash payments in lieu of accrued vacation (for 2000, 1999 and 1998, respectively): Mr. Zehner--$0, $15,313 and $6,731; Mr. Pino--$17,510,
         $11,462 and $21,154; and Mr. Mericle--$3,144, $2,981 and $2,596.

       - Cash payments for options tendered pursuant to our recapitalization in 1999. Amounts paid in 1999 were as follows: Mr. Zehner--$1,930,196; Mr. Pino--$757,621; Mr. Ord--$505,899, Ms. Ford--$211,353;
         Mr. Andrues--$211,353 and Mr. Mericle--$997,448.

       - The balance for each named officer represents life insurance premiums paid by us.

 (6) Includes $2,458,651, $1,900,000 and $700,000 in bonus payments paid to Messrs. Zehner, Pino and Ord, respectively, upon closing of our recapitalization in 1999.

 (7) Includes $350,000 and $300,000 in bonus payments paid to Messrs. Zehner and Pino, respectively, upon the closing of the Mobile Technology Inc. acquisition in 1998.

 (8) Mr. Pino retired in 2000.

 (9) Includes $310,209 and $129,911 in bonus payments to Messrs. Pino and Ord in 2000, respectively, pursuant to retention bonus agreements.

    OPTION GRANTS IN LAST FISCAL YEAR

    We did not grant stock options to the named executive officers during the 2000 fiscal year. No stock appreciation rights have ever been granted to the named executive officers.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
     VALUES

    The following table presents information with respect to options exercised by each of the named executive officers in 2000 or cancelled in exchange for payment in cash, as well as the unexercised options to purchase our common stock granted under the 1999 Equity Plan and the 1997 Option Plan to the named executive officers and held by them as of December 31, 2000.

                                                                       NUMBER OF SHARES               VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                      SHARES                          OPTIONS AT YEAR-END             AT FISCAL YEAR-END(1)
                                     ACQUIRED       VALUE         ---------------------------      ---------------------------
NAME AND PRINCIPAL POSITION         ON EXERCISE    REALIZED       EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
---------------------------         -----------   ----------      -----------   -------------      -----------   -------------
Richard N. Zehner ................     --             --            114,552        112,275          $              $
  Chief Executive Officer and
  Chairman of the Board of
  Directors

Vincent S. Pino ..................     85,350     $3,084,000(2)      11,480        103,320(3)
  Former President, Chief
  Operating Officer and Director

Kenneth S. Ord ...................      6,750        303,539(2)      24,135         86,715
  Executive Vice President and
  Chief Financial Officer

Cheryl A. Ford ...................     --             --             11,800         27,000
  Executive Vice President

Terry A. Andrues .................     --             --             11,800         27,000
  Executive Vice President

Jay A. Mericle ...................     --             --             11,800         27,000
  Executive Vice President

------------------------------

(1) There was no public trading market for our common stock as of December 31, 2000. Accordingly, these values have been calculated on the basis of an
    assumed initial offering price of $      per share, less the applicable
    exercise price per share, multiplied by the number of underlying shares.

(2) Represents cash payments in exchange for cancellation of options.

(3) Unexercisable options were forfeited and cancelled as of January 1, 2001 by mutual agreement between us and Mr. Pino.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    We have entered into employment agreements with Mr. Zehner, Ms. Hopping and Mr. Ord. Base compensation under the employment agreement for each of these executives is subject to adjustment by the board of directors each year. In addition, Mr. Zehner, Ms. Hopping and Mr. Ord are entitled to receive an annual cash bonus based upon our achievement of certain operating and financial goals, with an annual target bonus amount equal to a specified percentage of their then-current annual base salary

(75% in the case of Mr. Zehner, 70% in the case of Ms. Hopping and 50% in the case of Mr. Ord). Ms. Hopping's cash bonus for 2001 will not be less than 46.2% of her base salary notwithstanding the achievement of these goals. This bonus plan has been adopted and will be administered by the compensation committee of the board of directors.

    The employment agreements have terms of two years in the case of Messrs. Zehner and Ord and one year in the case of Ms. Hopping. The terms of the employment agreements of Mr. Zehner, Ms. Hopping and Mr. Ord automatically extend by three months on the last day of each quarterly period and will continue to be so extended unless either we or the executive give notice of a desire to modify or terminate the agreement at least thirty days prior to the quarterly extension date. We may terminate Mr. Zehner's, Ms. Hopping's or Mr. Ord's employment at any time and for any reason and Mr. Zehner, Ms. Hopping and Mr. Ord may resign at any time and for any reason. If we terminate the employment of Mr. Zehner, Ms. Hopping or Mr. Ord without cause, or any of them resigns with good cause, the employment agreements obligate us to:

    - pay any earned but unpaid salary, benefits or bonuses, including a prorated bonus for the year in which the severance occurred;

    - continue to provide for periods of two years in the case of Messrs. Zehner and Ord, and one year in the case of Ms. Hopping, benefits at least equal to those received prior to severance; and

    - provide the executive with outplacement services at a cost not to exceed $25,000.

Additionally, each of Messrs. Zehner and Ord would receive, over time, an amount equal to at least two times his combined then-current annual salary and bonus for the prior year and Ms. Hopping would receive, over time, an amount equal to her combined then-current annual salary and bonus for the prior year.

    We have also entered into employment agreements with Ms. Ford and Messrs. Andrues and Mericle. Each employment agreement remains in effect until notice of termination is given by either party. Each contract provides that the officer will continue to receive his or her base salary and be entitled to earn bonuses and participate in all benefit plans and programs at levels and pursuant to terms that are substantially consistent with current levels and terms, subject to periodic review and possible increases by our board of directors or compensation committee. In addition, each contract provides that if the officer is terminated by us other than for just cause, as defined in the agreement, or if the officer terminates his or her employment as a result of a constructive discharge, as defined in the agreement, then the officer will be entitled to a cash severance benefit equal to six months of salary at his or her then current rate of salary, payment of a cash amount based on the officer's historical incentive compensation, acceleration of the vesting of stock options and extension of the officer's participation in our benefits plan and receipt of a car allowance for six months. If severance were to occur within one year prior to or following a change of control or the officer elects to terminate his or her employment for any reason within one year after a change in control, then each employment agreement provides for a doubled cash severance benefit and further extension of the officer's benefits and car allowance. For the purposes of these employment agreements, a change of control has occurred if:

    - we transfer all or substantially all of our assets to any person or group;

    - any person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power represented by all of our voting stock; or

    - any person or group obtains the right or power to elect or designate a majority of our board of directors.

401(k) PLAN

    We established a tax deferred 401(k) savings plan in January 1990. Effective August 1, 1998, the 401(k) plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 15% of their annual compensation. We match 50 cents for every dollar of employee contributions up to 5% of their compensation, subject to statutory limitations. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Internal Revenue Code of 1986, as amended, so that the 401(k) plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee's individual account, which are invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee's pre-tax contributions are fully vested and nonforfeitable at all times. Matching contributions vest over four years of service. An employee may forfeit unvested amounts upon termination of employment, unless the termination is because of death, disability or retirement, in which case matching contributions vest in their entirety.

    Matching contributions made by us pursuant to the 401(k) plan to the named executive officers for the 2000 fiscal year are included under "All Other Compensation" in the Summary Compensation Table.

STOCK OPTION PLANS

    We have issued stock option to our employees under the following three plans:

    - The 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries dated November 2, 1999, or the 1999 Equity Plan;

    - The Alliance Imaging, Inc. 1997 Stock Option Plan dated December 18, 1997, as amended, or the 1997 Option Plan; and

    - The Three Rivers Holding Corp. 1997 Stock Option Plan dated October 14, 1997, as amended, or the Three Rivers Plan.

The 1999 Equity Plan, the 1997 Option Plan and the Three Rivers Plan are collectively referred to in this registration statement as the plans. The plans are designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service.

        TYPES OF OPTIONS. The Three Rivers Plan provides for the grant of options to our employees that are qualified as incentive stock options as defined by Section 422 of the Internal Revenue Code. The 1997 Option Plan provides for the grant of options to employees that are either incentive stock options or non-qualified options. The 1999 Equity Plan provides for the grant of options to employees, consultants or other persons with a unique relationship to us or our subsidiaries, and that are non-qualified options.

        OPTIONS AVAILABLE AND OUTSTANDING. A total of 632,500 shares are reserved for issuance under the 1999 Equity Plan, of which 472,400 are currently subject to outstanding options. Currently there are options outstanding to purchase 184,327 shares under the 1997 Option Plan and 46,182 shares under the Three Rivers Plan. The 1997 Option Plan and the Three Rivers Plan were amended upon completion of the KKR recapitalization to provide that no further options would be granted under those plans after November 2, 1999, and there are no additional shares reserved for issuance under those plans. Options under the 1997 Option Plan and the Three Rivers Plan that were not cancelled as part of the KKR recapitalization remain outstanding subject to the terms and conditions of the 1997 Option Plan, the Three Rivers Plan and the option agreements under which they were granted, as they have been amended. Upon completion of the KKR recapitalization, most options granted under the 1997 Option Plan and the Three Rivers Plan became fully vested and exercisable. Certain individuals, including Messrs. Pino and Ord, waived immediate vesting of their options under the 1997 Option Plan upon completion of the KKR recapitalization. Except for options for 11,250 shares issued under the 1997 Option Plan that will vest on December 31, 2001 according to the terms of that plan, all options issued under the 1997 Option Plan and the Three Rivers Plan are fully vested.

        ADMINISTRATION. The compensation committee administers each of the plans. After the completion of this offering, the committee will consist of independent directors. The compensation committee has authority to select the employees, consultants or others to whom options will be granted under the plans, the number of shares to be subject to those options, and the terms and conditions of the options. In addition, the compensation committee has the authority to construe and interpret the plans and to adopt rules for the administration, interpretation and application of the plans that are consistent with the terms of the plans. Options granted under the 1999 Equity Plan become vested and exercisable as determined by the compensation committee at the time of the grant, at a price determined by the committee. However, options granted under the 1999 Equity Plan may not have an exercise price less than 85% of the fair market value of a share of common stock on the date of the grant.

        STOCKHOLDERS' AGREEMENT. The options and shares acquired upon exercise of the options are subject to the terms and conditions of stockholders' agreements entered into by the option holders. The stockholders' agreements provide that except for limited exceptions, the option holder may not transfer, sell or otherwise dispose of any shares prior to the fifth anniversary of the purchase date. The restricted period for options granted under the 1997 Option Plan and the Three Rivers Plan that were not cancelled upon completion of the KKR recapitalization began on November 2, 1999.

        AMENDMENT. The 1997 Stock Option Plan and the Three Rivers Plan may be amended or modified by the board of directors. The 1999 Equity Plan may be amended or modified by the compensation committee, and may be terminated by the board of directors.

        EXERCISE. Options granted under the plans may be exercised in cash or, at the discretion of the compensation committee, through the delivery of previously owned shares, through the surrender of shares which would otherwise be issuable upon exercise of the option, or any combination of the foregoing. In order to use previously owned shares to exercise an option granted under the Three Rivers Plan, the option holder must have owned the shares used for at least six months prior to the exercise of the option.

        CHANGE OF CONTROL. Options granted under the 1997 Option Plan that have not vested will become fully vested and exercisable upon a change of control. A change of control is defined in the 1997 Option Plan as the occurrence of any of the following:

       - a sale to any person other than an affiliate of all our substantially all of our assets;

       - a sale by us of shares, by merger or otherwise, to a person other than an affiliate which would result in the person owning more than 50% of our outstanding capital stock; or

       - a sale by one of our stockholders of shares to a person other than an affiliate which would result in the person owning more than 50% of our outstanding capital stock.

        Under the 1999 Equity Plan, the compensation committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable prior to the completion of the change of control. The committee may also provide that options remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. A change of control is defined in the 1999 Equity Plan as the:

       - merger or consolidation of our corporation into another corporation;

       - exchange of all or substantially all of our assets for the securities of another corporation;

       - acquisition by another corporation of 80% or more of our then outstanding shares of voting stock; or

       - recapitalization, reclassification, liquidation or dissolution of our corporation, or other adjustment or event which results in shares of our common stock being exchanged for or converted into cash, securities or other property.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of our directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to our company or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - any transaction from which the director derived an improper personal benefit.

    The limits on a director or officer's liability in our certificate of incorporation do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation together with our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

    Prior to the effective time of this offering, we expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements will provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

    At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted. Nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

    We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

    On November 27, 2000 in connection with the purchase of 5,360 shares of our common stock, Jamie E. Hopping, our president, chief operating officer and director issued a full recourse promissory note to us in the amount of approximately $300,000 plus interest at an annual rate of 6%. Payment of the note is secured by the shares of common stock purchased. Principal in the amount of $200,000 and the interest on that amount will be due upon the sale of Ms. Hopping's Texas residence, and the remaining principal and interest will be due upon the earlier of November 27, 2007 or Ms. Hopping's sale of the purchased common stock.

    On August 8, 2000, in connection with the termination of Vincent S. Pino, our former president, chief operating officer and director, management duties, we purchased all of his options under the 1997 Stock Option Plan at a price in the aggregate of approximately $3.8 million.

    On November 2, 1999, after obtaining the approval of our stockholders, we completed a recapitalization merger transaction. As a result of the transaction, we experienced an approximate 92% ownership change and Viewer Acquisition Corp., which was formed and is wholly owned by affiliates of Kohlberg Kravis Roberts & Co., or KKR, obtained ownership of approximately 92% of our outstanding common stock, and we refinanced substantially all of its long-term debt. We paid $12,140,000 to KKR for professional services rendered in connection with the recapitalization merger. In addition, some of our executive officers agreed to indemnify us for breaches of representations and warranties made on our behalf in the transaction documentation.

    In connection with our recapitalization in 1999, we entered into an agreement for a $260 million senior subordinated bridge facility with KKR. Pursuant to an agreement that was entered into in connection with the KKR recapitalization, KKR provides management, consulting and financial services to us, including its service on our board of directors, and we paid KKR an annual fee of $650,000 in 2000, and $122,000 in 1999 in quarterly installments in arrears at the end of each calendar quarter, for these services. In addition, we reimburse KKR and its affiliates for all reasonable costs and expenses incurred in connection with:

    - the management, consulting and financial services provided by KKR; and

    - the ownership of our shares of common stock by KKR's affiliates.

    Pursuant to a purchase agreement dated as of September 1, 1999 with Alliance Imaging Management, Inc., Acclaim Medical LLC and certain other individuals, we completed the acquisition of Acclaim Medical LLC for the sum of $500,000 plus warrants to purchase 20% of the equity interest in Acclaim Medical LLC as of August 31, 2001. One of the former members of Acclaim Medical LLC is a child of one of our named executive officers. One of the former members of Acclaim Medical LLC is a child of one of our former executive officers.

    In 1999 and 1998, we paid Apollo Management, L.P. $628,000 and $750,000, respectively, which represented a pro rata portion of its annual management fee. Additionally, in 1998 we paid Apollo fees of $1,000,000 and $460,000 as consideration for services rendered in structuring and negotiating the acquisition of Mobile Technology and American Shared, respectively, and also reimbursed Apollo for expenses of approximately $275,000 associated with these acquisitions.

    On May 13, 1999, we acquired all the outstanding common stock of Three Rivers Holding Corp., the parent corporation of SMT Health Services, Inc. in a stock-for-stock merger. We exchanged approximately 1.6 million shares of common stock for all the outstanding common shares of Three Rivers. At the time of the merger, Three Rivers was wholly owned by affiliates of Apollo, which held approximately 82.6% of our outstanding common stock.

    Ten members of our current and former management have agreed to indemnify us for designated costs, fees and expenses incurred by us in connection with possible billing matters in Massachusetts as described in "Business--Legal and Administration Proceedings."

    From January 1998 to December 31, 2000, we have granted options to our directors and current executive officers, including the named executive officers as follows:

NAME                                          NUMBER OF SHARES       GRANT DATE       EXERCISE PRICE
----                                          ----------------   ------------------   --------------
Richard N. Zehner...........................       25,000        February 6, 1998         $11.00

                                                  124,750        November 2, 1999          55.97

Jamie E. Hopping............................       70,000        November 27, 2000         55.97

Vincent S. Pino.............................       20,000        February 6, 1998          11.00

                                                  114,800        November 2, 1999          55.97

Kenneth S. Ord..............................       45,000        January 19, 1998          11.00

                                                   83,850        November 2, 1999          55.97

Cheryl A. Ford..............................       13,500        January 2, 1998           11.00

                                                   30,000        November 2, 1999          55.97

Terry A. Andrues............................       13,500        January 2, 1998           11.00

                                                   30,000        November 2, 1999          55.97

Jay A. Mericle..............................       13,500        January 2, 1998           11.00

                                                   30,000        November 2, 1999          55.97

Russell D. Phillips, Jr.....................        5,000        April 28, 1998            16.50

                                                    5,000        March 1, 1999             22.00

                                                    5,500        November 2, 1999          55.97

Howard K. Aihara............................        3,500        November 1, 2000          55.97

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2001 by each person or group that we are aware owns 5% or more of our common stock, each of our named executive officers and directors and our executive officers and directors as a group.

                                                                            PERCENTAGE OF SHARES
                                                                             BENEFICIALLY OWNED
                                                                         ---------------------------
                                                                          BEFORE THE     AFTER THE
                                                        COMMON STOCK      CONCURRENT     CONCURRENT
                                                            OWNED        COMMON STOCK   COMMON STOCK
NAME                                                   BENEFICIALLY(1)     OFFERING       OFFERING
----                                                   ---------------   ------------   ------------
KKR 1996 GP L.L.C.(2)................................     3,461,740           90.9%
Strata L.L.C.(3).....................................        52,717            1.4%
Apollo Capital Management II, Inc. related
  entities(4)........................................       272,257            7.2%
Richard N. Zehner(5).................................       114,522            2.8%
Jamie E. Hopping.....................................         5,360          *
Vincent S. Pino(6)...................................        11,480          *
Kenneth S. Ord(7)....................................        24,135          *
Cheryl A. Ford(8)....................................        11,800          *
Terry A. Andrues(9)..................................        11,800          *
Jay A. Mericle(10)...................................        11,800          *
Henry R. Kravis(2)(3)................................     3,514,457           92.3%
Michael W. Michelson(2)(3)...........................     3,514,457           92.3%
George R. Roberts(2)(3)..............................     3,514,457           92.3%
David H.S. Chung(2)(3)...............................            --             --
All Present Executive Officers and Directors
  (12 persons)(11)...................................     3,705,354           92.7%

------------------------------

  * Less than 1%

 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 3,806,836 shares outstanding as of February 23, 2001, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of February 23, 2001. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of February 23, 2001 are based upon the sum of 3,806,836 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of February 23, 2001 held by them, as indicated in the following notes.

 (2) Shares of Common Stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. As of the date hereof, KKR 1996 Fund L.P. is the senior member of Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael. T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Robert I. Macdonell, Johannes Huth, Todd A. Fisher, Alexander Navab and Neil A. Richardson. Messrs. Kravis, Roberts and Michelson are members of our board of directors. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership. Mr. Chung is a member of our board of directors and is also an executive of KKR and a limited partner of KKR Associates 1996 L.P. Mr. Chung disclaims that he is the beneficial owner of any shares beneficially owned by KKR Associates 1996 L.P. The address of KKR 1996 GP L.L.C. and Messrs. Henry R. Kravis,
    Michael W. Michelson and George R. Roberts is: c/o Kohlberg Kravis Roberts &
     Co., 9 West 57th Street, New York, NY 10019

 (3) Shares of Common Stock shown as beneficially owned by Strata L.L.C. are held by Viewer Holdings L.L.C. Strata L.L.C. is the sole general partner of KKR Associates (Strata) L.P., which is a general partner of KKR Partners II L.P. As of the date hereof, KKR Partners II L.P. is a member of Viewer Holdings L.L.C. Strata L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are

     Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael. T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. Macdonell. Messrs. Kravis, Roberts and Michelson are members of our board of directors. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by Strata L.L.C. Each of such individuals disclaims beneficial ownership. Mr. Chung is a member of our board of directors and a limited partner of KKR Associated (Strata) L.P. Mr. Chung disclaims that he is the beneficial owner of any shares beneficially owned by Strata L.L.C.

 (4) This amount includes 248,244 shares owned by Apollo Investment Fund III, L.P., 14,838 shares owned by Apollo Overseas Partners III. L.P. and 9,175 shares owned by Apollo (U.K) Partners III, L.P. Apollo Capital Management II, Inc., a Delaware Corporation, is the general partner of Apollo Advisor II L.P., a Delaware limited partnership, which is the general partner of Apollo Investment Fund III, L.P., and Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. The address of Apollo Capital Management II, Inc. related entities is: 1301 Avenue of the Americas,
     38th Floor, New York, New York 10019.

 (5) This amount represents 114,522 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

 (6) This amount represents 11,480 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

 (7) This amount represents 24,135 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

 (8) This amount represents 11,800 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

 (9) This amount represents 11,800 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(10) This amount represents 11,800 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(11) This amount includes 150,337 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

    THE FOLLOWING SUMMARY OF OUR CREDIT FACILITY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENTS DESCRIBED, INCLUDING THE DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THIS SECTION, COPIES OF WHICH ARE AVAILABLE UPON REQUEST. ANY TERMS NOT DEFINED IN THIS SECTION ARE DEFINED IN THE DOCUMENTATION FOR OUR CREDIT FACILITY. SEE "AVAILABLE INFORMATION."

CREDIT AGREEMENT

    GENERAL

    Pursuant to a credit agreement dated as of November 2, 1999, as amended, among Alliance, Bankers Trust Company, as administrative agent, and certain other lenders, we received commitments for up to $616 million in financing. The credit facility consists of:

    - a $131 million seven-year Tranche A Term Loan facility;

    - a $150 million eight-year Tranche B Term Loan facility;

    - a $185 million nine-year Tranche C Term Loan facility; and

    - a $150 million seven-year Revolving Loan facility including a $10 million seven-year Swing Line facility.

    AMORTIZATION

    The following schedule of amortization for the term loans indicates: the amounts to be paid at each installment for the Tranche A Term loan, Tranche B Term loan and Tranche C Term loan, and the maturity date represented by the number of years after the closing date upon which any principal amounts remaining outstanding:

                                       TERM LOAN     TERM LOAN      TRANCHE C
DATE                                   TRANCHE A     TRANCHE B      TERM LOAN
----                                  -----------   ------------   ------------
November 2, 2001....................  $ 5,000,000   $  1,500,000   $  1,850,000
November 2, 2002....................   10,000,000      1,500,000      1,850,000
November 2, 2003....................   23,000,000      1,500,000      1,850,000
November 2, 2004....................   25,000,000      1,500,000      1,850,000
November 2, 2005....................   32,000,000      1,500,000      1,850,000
November 2, 2006....................   36,000,000      1,500,000      1,850,000
November 2, 2007....................      --         141,000,000      1,850,000
November 2, 2008....................      --             --         172,050,000

    PREPAYMENTS

    Loans are required to be prepaid with:

    - 100% of the net proceeds of all non-ordinary course asset sales or other dispositions of the property by us and our subsidiaries which we have not reinvested in our business within one year after receipt of the proceeds, subject to limited exceptions;

    - 50% of annual excess cash flow; and

    - the amount by which the outstanding amounts under the revolving facility exceed the total amount committed under the revolving facility.

    INTEREST

    The Tranche A Term loan and the revolving loan facilities will bear interest through maturity: (1) if a Base Rate (as defined below) loan, then at the sum of the Base Rate plus the Applicable Tranche A Base Rate Margin (as defined below), or (2) if a LIBOR loan, then at the sum of LIBOR plus the Applicable Tranche A LIBOR Margin (as defined below). The Swing Line Loan facility will bear interest at the sum of the Base Rate plus the Applicable Tranche A Base Rate Margin minus the Applicable Commitment Fee Percentage.

    The Base Rate is the higher of: (1) the administrative agent's prime rate or
(2) the rate which is 0.5% in excess of the Federal Funds Effective Rate (defined as a fluctuating interest rate equal for each day during any period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the administrative agent from three Federal funds brokers of recognized standing selected by the administrative agent).

    The Tranche B Term Loan and the Tranche C Term Loan will bear interest through maturity: (1) if a Base Rate loan, then at the sum of the Base Rate plus the Applicable Tranche B Base Rate Margin or the Applicable Tranche C Base Rate Margin (as defined below), as applicable, or (2) if a LIBOR loan, then at the sum of LIBOR plus the Applicable Tranche B LIBOR Margin or the Applicable Tranche C LIBOR Margin (as defined below), as applicable.

    The Applicable Tranche A Base Rate Margin will range, based on the Applicable Leverage Ratio, from 0.125% to 1.500%. The Applicable Tranche B Base Rate Margin will range, based on the Applicable Leverage Ratio, from 1.500% to 2.000%. The Applicable Tranche C Base Rate Margin will range, based on the Applicable Leverage Ratio, from 1.750% to 2.250%.

    The Applicable Tranche A LIBOR Margin will range, based on the Applicable Leverage Ratio, from 1.375% to 2.750%. The Applicable Tranche B LIBOR Margin will range, based on the Applicable Leverage Ratio, from 2.750% to 3.250%. The Applicable Tranche C LIBOR Margin will range, based on the Applicable Leverage Ratio, from 3.000% to 3.500%.

    COLLATERAL

    The loans under the credit agreement are secured by a lien on substantially all of our tangible and intangible property, including accounts receivable, inventory, equipment and intellectual property, and by a pledge of all of the shares of stock, partnership interests and limited liability company interests of our direct and indirect domestic subsidiaries, of which we now own or later acquire more than a 50% interest, except for subsidiaries which own assets or have annual revenues of less than $100,000 individually and $1,000,000 collectively.

    COVENANTS

    In addition to certain customary covenants, the credit agreement restricts, among other things, our ability and our subsidiaries' ability to:

    - declare dividends or redeem or repurchase capital stock;

    - prepay, redeem or purchase debt;

    - incur liens and engage in sale-leaseback transactions;

    - make loans and investments;

    - incur additional indebtedness;

    - amend or otherwise alter debt and other material agreements;

    - make capital expenditures;

    - engage in mergers, acquisitions and asset sales;

    - transact with affiliates; and

    - alter the business we conduct.

    FINANCIAL COVENANTS

    The credit facility contains financial covenants including a minimum ratio of consolidated adjusted EBITDA to consolidated cash interest expense and a maximum ratio of consolidated total debt to consolidated adjusted EBITDA.

    EVENTS OF DEFAULT

    Events of default under the credit agreement include:

    - our failure to pay principal or interest when due;

    - our material breach of any representation or warranty contained in the loan documents;

    - covenant defaults;

    - events of bankruptcy; and

    - a change of control.

                            DESCRIPTION OF THE NOTES

GENERAL

    The notes will be issued pursuant to an indenture between Alliance and
            , as trustee. The indenture will be subject to and governed by The Trust Indenture Act of 1939, as amended. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The notes are subject to all such terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summarizes the material provisions of the indenture and is qualified in its entirety by reference to the provisions of the indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "ALLIANCE" refers only to Alliance Imaging, Inc. and not to any of its Subsidiaries.

    The notes will be general unsecured obligations of Alliance and will be subordinated in right of payment to all existing and future Senior Indebtedness of Alliance, including Indebtedness pursuant to the Credit Facility. As of December 31, 2000, after giving pro forma effect to the Offerings, the aggregate amount of Alliance's outstanding Senior Indebtedness would have been approximately $481 million. In addition, Alliance would have had additional borrowing availability of approximately $150 million as of December 31, 2000, after giving pro forma effect to the Offerings, subject to certain limitations, and all of such additional borrowings may be senior to the notes. The notes also will be effectively subordinated to all Indebtedness and other obligations (including trade payables) of Alliance's Subsidiaries. Any right of Alliance to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors. Also, a portion of the operations of Alliance is conducted through its subsidiaries. Therefore, Alliance is partially dependent upon the cash flows of its subsidiaries to meet its obligations, including obligations under the notes. The indenture will permit Alliance to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Risk Factors--Risks Related to Our Indebtedness" and "Risks Related to this Offering"

    Under certain circumstances, Alliance will be able to designate Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

SUBORDINATION

    The payment of the Subordinated Note Obligations will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred. Upon any distribution to creditors of Alliance in a liquidation or dissolution of Alliance or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Alliance or its property, an assignment for the benefit of creditors or any marshalling of Alliance's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash equivalents of such Senior Indebtedness before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Senior Indebtedness is paid in full in cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of notes may receive (a) shares of stock and any debt securities that are subordinated at least to the same extent as the notes to (1) Senior Indebtedness and (2) any securities issued in exchange for Senior Indebtedness and (b) payments made from the trusts described under "--Legal Defeasance and Covenant Defeasance").

    Alliance also may not make any payment upon or in respect of the Subordinated Note Obligations (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if

    - a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "PAYMENT DEFAULT") or

    - any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "NON-PAYMENT DEFAULT") and the trustee receives a notice of such default (a "PAYMENT BLOCKAGE NOTICE") from a representative of holders of such Designated Senior Indebtedness.

Payments on the notes, including any missed payments, may and shall be resumed

    - in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash equivalents and

    - in case of a nonpayment default, the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received (each such period, the "PAYMENT BLOCKAGE PERIOD") or (z) the date such Payment Blockage Period shall be terminated by written notice to the trustee from the requisite holders of such Designated Senior Indebtedness necessary to terminate such period or from their representative.

No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice. However, if any Payment Blockage Notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Credit Facility), the agent under the Credit Facility may give another Payment Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be or be made the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

    If Alliance fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an event of default under the indenture and would enable the holders of the notes to accelerate the maturity thereof.

    The indenture will further require that Alliance promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

    As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to Alliance, holders of notes may recover less ratably than creditors of Alliance who are holders of Senior Indebtedness. At December 31, 2000, after giving pro forma effect to the Offerings, Alliance would have had approximately $481 million of Senior Indebtedness outstanding. In addition, Alliance would have had additional borrowing availability of approximately
$150 million as of December 31, 2000, after giving pro forma effect to the Offerings, subject to certain limitations. In addition, the notes are structurally subordinated to the liabilities and trade payables and obligations of subsidiaries of Alliance. Although the indenture contains limitations on the amount of additional Indebtedness that Alliance and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "DESIGNATED SENIOR INDEBTEDNESS" means (a) Senior Indebtedness under the Credit Facility and (b) any other Senior Indebtedness permitted under the
indenture the principal amount of which is $   million or more and that has been
designated by Alliance as Designated Senior Indebtedness.

    "SENIOR INDEBTEDNESS" means (a) the Obligations under the Credit Facility and (b) any other Indebtedness permitted to be incurred by Alliance under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes, including, with respect to (a) and (b), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

        (1) any liability for federal, state, local or other taxes owed or owing by Alliance,

        (2) any obligation of Alliance to any of its Subsidiaries,

        (3) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities) other than obligations in respect of bankers' acceptances and letters of credit under the Credit Facility,

        (4) any Indebtedness that is incurred in violation of the indenture,

        (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Alliance,

        (6) any Indebtedness, guarantee or obligation of Alliance which is subordinate or junior to any other Indebtedness, guarantee or obligation of Alliance,

        (7) Indebtedness evidenced by the notes and

        (8) Capital Stock of Alliance.

    "SUBORDINATED NOTE OBLIGATIONS" means any principal of, premium, if any, and interest on the notes payable pursuant to the terms of the notes or upon acceleration, together with and including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the notes or amounts corresponding to such principal, premium, if any, or interest on the notes.

    The notes will rank senior in right of payment to all Subordinated Indebtedness of Alliance. At the Issuance Date, Alliance will have no Subordinated Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

    The notes will be limited in aggregate principal amount to $   million and
will mature on             , 2011. Interest on the notes accrues at the rate of
  % per annum and is payable semi-annually in arrears on       and
to holders of record on the immediately preceding       and       . Interest on
the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes is payable at the office or agency of Alliance maintained for such purpose within the City and State of New York or at such office or agency of Alliance as may be maintained for such purpose or, at the option of Alliance, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; PROVIDED that all payments of principal, premium, if any, and interest with respect to notes the holders of which have given wire transfer instructions to Alliance will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by Alliance, Alliance's office or agency in New York will be the office of the trustee maintained for such purpose. The notes are issued in denominations of $1,000 and integral multiples thereof.

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders," Alliance is not required to make mandatory redemption or sinking fund payments with respect to the notes.

OPTIONAL REDEMPTION

    Except as described below, the notes will not be redeemable at Alliance's
option prior to             , 2006. From and after       , 2006, the notes will
be subject to redemption at any time at the option of Alliance, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if
redeemed during the twelve-month period beginning on             of each of the
years indicated below:

YEAR                                                   REDEMPTION PRICE
----                                                   ----------------
2006.................................................                %
2007.................................................
2008.................................................
2009 and thereafter..................................

    In addition, at any time or from time to time, on or prior to       , 2004,
Alliance may, at its option, redeem up to 40% of the aggregate principal amount of notes originally issued under the indenture on the Issuance Date at a
redemption price equal to   % of the aggregate principal amount thereof, plus
accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that at least 60% of the aggregate principal amount of notes originally issued under the indenture on the Issuance Date remains outstanding immediately after the occurrence of each such redemption; PROVIDED FURTHER that each such redemption occurs within 60 days of the date of closing of each such Equity Offering. The trustee shall select the notes to be purchased in the manner described under "Repurchase at the Option of Holders--Selection and Notice."

    At any time on or prior to       , 2006, the notes may also be redeemed, in
whole but not in part, at the option of Alliance upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control or transfer event) mailed by first-class mail to each note holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, to, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the notes on the relevant interest payment date).

    "APPLICABLE PREMIUM" means, with respect to any note on any redemption date, the greater of (i) 1.0% of the principal amount of such note or (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of
such note at       , 2006 (such redemption price being set forth in the table
above) plus (2) all required interest payments due on such note through       ,
2006 (excluding accrued but unpaid interest), computed using a discount rate
equal to the Treasury Rate on such redemption date plus   basis points over
(B) the principal amount of such note.

    "TREASURY RATE" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most
nearly equal to the period from the redemption date to       , 2006; PROVIDED,
HOWEVER, that if the period from the redemption date to       , 2006 is less
than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    The indenture will provide that, upon the occurrence of a Change of Control, unless Alliance has elected to redeem the notes in connection with such Change of Control, Alliance will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the notes pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at a price in cash (the "CHANGE OF CONTROL PAYMENT") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The indenture will provide that within 30 days following any Change of Control, Alliance will mail a notice to each holder of notes issued under the indenture, with a copy to the trustee, with the following information:

        (a) a Change of Control Offer is being made pursuant to the covenant entitled "Offer to Repurchase Upon Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

        (b) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "CHANGE OF CONTROL PAYMENT DATE");

        (c) any note not properly tendered will remain outstanding and continue to accrue interest;

        (d) unless Alliance defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

        (e) holders of notes electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

        (f) holders of notes will be entitled to withdraw their tendered notes and their election to require Alliance to purchase such notes, PROVIDED that the paying agent receives, not later than the close of business on the last day of the offer period (as defined in the indenture), a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing his tendered notes and his election to have such notes purchased; and

        (g) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, Alliance will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under any outstanding Senior Indebtedness to permit the repurchase of the notes required by this covenant.

    Alliance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, Alliance will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

    The indenture will provide that on the Change of Control Payment Date, Alliance will, to the extent permitted by law,

        (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

        (2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

        (3) deliver, or cause to be delivered, to the trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by Alliance.

The indenture will provide that the paying agent will promptly mail to each holder of notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, PROVIDED, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Alliance will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Credit Facility prohibits, and future credit agreements or other agreements relating to Senior Indebtedness to which Alliance becomes a party may prohibit, Alliance from purchasing any notes as a result of a Change of Control and/or provide that certain change of control events with respect to Alliance would constitute a default thereunder. In the event a Change of Control occurs at a time when Alliance is prohibited from purchasing the notes, Alliance could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Alliance does not obtain such a consent or repay such borrowings, Alliance will remain prohibited from purchasing the notes. In such case, Alliance's failure to purchase tendered notes would constitute an event of default under the indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the indenture would likely restrict payments to the holders of the notes.

    The existence of a holder's right to require Alliance to repurchase such holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire Alliance in a transaction that would constitute a Change of Control.

    ASSET SALES

    The indenture will provide that Alliance will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless

        (a) Alliance, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Alliance) of the assets sold or otherwise disposed of and

        (b) at least 75% of the consideration therefor received by Alliance, or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; PROVIDED that the amount of

           (1) any liabilities (as shown on Alliance's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Alliance or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes), that are assumed by the transferee of any such assets,

           (2) any notes or other obligations received by Alliance or such Restricted Subsidiary from such transferee that are converted by Alliance or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

           (3) any Designated Noncash Consideration received by Alliance or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of

               (A) $   million or

               (B) % of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and for no other purpose.

    Within 365 days after Alliance's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, Alliance or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option,

        (a) to permanently reduce Obligations under the Credit Facility (and to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (PROVIDED that if Alliance shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not be then prepaid, Alliance shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of notes to purchase at 100% of the principal amount thereof the amount of notes that would otherwise be prepaid),

        (b) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case, used or useful in a Similar Business and/or

        (c) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, Alliance or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The indenture will provide that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS". When the aggregate amount of Excess Proceeds
exceeds $   million, Alliance shall make an offer to all holders of notes (an
"ASSET SALE OFFER") to purchase the maximum principal amount of notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. Alliance will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days
after the date that Excess Proceeds exceeds $   million by mailing the notice
required pursuant to the terms of the indenture, with a copy to the trustee. To the extent that the aggregate amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Alliance may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    Alliance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, Alliance will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

    SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time or if more notes are tendered pursuant to an Asset Sale Offer than Alliance is required to purchase, selection of such notes for redemption or purchase, as the case may be, will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); PROVIDED that no notes of $1,000 or less shall be purchased or redeemed in part.

    Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each holder of notes to be purchased or redeemed at such holder's registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

    A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase or redemption date unless Alliance defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS

    The indenture will provide that Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (a) declare or pay any dividend or make any distribution on account of Alliance's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (1) dividends or distributions by Alliance payable in Equity Interests (other than Disqualified Stock) of Alliance or
    (2) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, Alliance or a Restricted Subsidiary receives at least its PRO RATA share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

        (b) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Alliance or any direct or indirect parent of Alliance;

        (c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness (other than Indebtedness permitted under clauses (g) and (i) of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"); or

        (d) make any Restricted Investment;

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of such Restricted Payment:

        (1) no default or event of default under the indenture shall have occurred and be continuing or would occur as a consequence thereof;

        (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, Alliance could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Alliance and its Restricted Subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses
    (a), (e) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if
    $   million and $   million were substituted in such clause for $   million
    and $   million, respectively), (f), (i) and (j) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of

           (A) 50% of the Consolidated Net Income of Alliance for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issuance Date to the end of Alliance's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), PLUS

           (B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities received by Alliance since immediately after the Issuance Date from the issue or sale of Equity Interests of Alliance (excluding Excluded Contributions) or debt securities issued or sold after the Issuance Date of Alliance that have been converted into such Equity Interests (including Retired Capital Stock) of Alliance (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of Alliance sold to a Restricted Subsidiary of Alliance and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS

           (C) the aggregate amount by which Indebtedness (other than Subordinated Indebtedness) of Alliance or any Restricted Subsidiary is reduced on Alliance's consolidated balance sheet on or after the Issuance Date upon the conversion or exchange of any debt securities issued or sold on or prior to the Issuance Date that is convertible into Equity Interests of Alliance (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of Alliance sold to a Restricted Subsidiary of Alliance and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); PLUS

           (D) 100% of the aggregate amount of cash and marketable securities contributed to the capital of Alliance following the Issuance Date (excluding Excluded Contributions), PLUS

           (E) 100% of the aggregate amount received in cash and the fair market value of marketable securities (other than Restricted Investments) received from

               (i) the sale or other disposition (other than to Alliance or a Restricted Subsidiary) of Restricted Investments made by Alliance and its Restricted Subsidiaries or

               (ii) a dividend from, or the sale (other than to Alliance or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the Investment in which was made by Alliance or a Restricted Subsidiary pursuant to clause (g) or
           (k) below).

    The foregoing provisions will not prohibit:

        (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

        (b) (1) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "RETIRED CAPITAL STOCK") or Subordinated Indebtedness of Alliance in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Alliance (other than any Disqualified Stock) (the "REFUNDING CAPITAL STOCK"), and (2) if immediately prior to the retirement of such Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) of this paragraph, the declaration and payment of dividends on such Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; PROVIDED, HOWEVER, that at the time of the declaration of any such dividends, no default or event of default under the indenture shall have occurred and be continuing or would occur as a consequence thereof;

        (c) distributions or payments of Receivables Fees;

        (d) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Alliance made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Alliance so long as

           (1) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and fees and expenses payable in connection with such redemption, repurchase, acquisition or retirement),

           (2) such Indebtedness is subordinated to the Senior Indebtedness and the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

           (3) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

           (4) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

        (e) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Alliance held by any future, present or former employee, director or consultant of Alliance or any Subsidiary pursuant to any management equity plan, stockholder agreement or stock option plan or any other management or employee benefit plan or agreement; PROVIDED, HOWEVER, that the aggregate Restricted Payments made under this
    clause (e) does not exceed in any calendar year $   million (with unused
    amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of
    $   million in any calendar year); PROVIDED FURTHER that such amount in any calendar year may be increased by an amount not to exceed

           (1) the cash proceeds from the sale of Equity Interests of Alliance to members of management, directors or consultants of Alliance and its Subsidiaries that occurs after the Issuance Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (3)) PLUS

           (2) the cash proceeds of key man life insurance policies received by Alliance and its Restricted Subsidiaries after the Issuance Date LESS

           (3) the amount of any Restricted Payments previously made pursuant to clauses (1) and (2) of this subparagraph (e);

    and PROVIDED FURTHER that cancellation of Indebtedness owing to Alliance from members of management of Alliance or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Alliance will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

        (f) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issuance Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (b)); PROVIDED, HOWEVER, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, Alliance and its Restricted Subsidiaries
    would have had a Fixed Charge Coverage Ratio of at least       to 1.00;

        (g) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to
    this clause (g) that are at that time outstanding, not to exceed $   million
    at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (h) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

        (i) the payment of dividends on Alliance's common stock, following the first public offering of Alliance's common stock on or after the Issuance Date, of up to 6% per annum of the net proceeds received by Alliance in such public offering, other than public offerings with respect to Alliance's common stock registered on Form S-8;

        (j) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Alliance which are not held by KKR or any of its affiliates (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any management equity plan or stock option plan or similar agreement), provided that the aggregate Restricted Payments made under this
    clause (j) shall not exceed $   million, PROVIDED FURTHER that prior to the
    first anniversary of the Issuance Date, no Restricted Payments may be made under this clause (j) and PROVIDED FURTHER that notwithstanding the foregoing proviso, Alliance shall be permitted to make Restricted Payments under this clause (j) only if after giving effect thereto, Alliance would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the

    Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (k) Investments in Unrestricted Subsidiaries that are made with Excluded Contributions;

        (l) the payment of dividends on Disqualified Stock which is issued in accordance with the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (m) other Restricted Payments in an aggregate amount not to exceed $ million;

    PROVIDED, HOWEVER, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (d), (e), (f), (g), (h), (i),
    (j), (k), (l) and (m), no default or event of default under the indenture shall have occurred and be continuing or would occur as a consequence thereof; and PROVIDED FURTHER that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (3) of the immediately preceding paragraph, only the amounts expended under clauses
    (a), (e) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if
    $   million and $   million were substituted in such clause for $   million
    and $   million, respectively), (f), (i) and (j) shall be included.

    In the future, Alliance will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "UNRESTRICTED SUBSIDIARY." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Alliance and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "INVESTMENTS." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (g), (k) or (m)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The indenture will provide that Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR" and collectively, an "INCURRENCE") any Indebtedness (including Acquired Indebtedness) and that Alliance will not issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Alliance may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Alliance's and the Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at
least       to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

    The foregoing limitations will not apply to:

        (a) the incurrence by Alliance or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of
    $   million outstanding at any one time; PROVIDED, HOWEVER that Indebtedness incurred by Restricted Subsidiaries pursuant to this
    clause (a) does not exceed $   million (or the equivalent thereof in any
    other currency) at any one time outstanding;

        (b) the incurrence by Alliance of Indebtedness represented by the notes;

        (c) the Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

        (d) Indebtedness (including Capitalized Lease Obligations) incurred by Alliance or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (d), does not exceed the greater of (1) $
      million or (2)   % of Total Assets;

        (e) Indebtedness incurred by Alliance or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (f) Indebtedness arising from agreements of Alliance or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that

           (1) such Indebtedness is not reflected on the balance sheet of Alliance or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)) and

           (2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Alliance and its Restricted Subsidiaries in connection with such disposition;

        (g) Indebtedness of Alliance to a Restricted Subsidiary; PROVIDED that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the notes; PROVIDED FURTHER that any subsequent issuance or transfer of any Capital Stock or any other event which will result in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Alliance or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (h) shares of preferred stock of a Restricted Subsidiary issued to Alliance or another Restricted Subsidiary; PROVIDED that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Alliance or another Restricted Subsidiary) shall be deemed, in each case to be an issuance of shares of preferred stock;

        (i) Indebtedness of a Restricted Subsidiary to Alliance or another Restricted Subsidiary; PROVIDED that

           (1) any such Indebtedness is made pursuant to an intercompany note and

           (2) if a Guarantor incurs such Indebtedness from a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

    PROVIDED FURTHER that any subsequent transfer of any such Indebtedness (except to Alliance or another Restricted Subsidiary) or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed, in each case to be an incurrence of such Indebtedness;

        (j) Hedging Obligations that are incurred in the ordinary course of business

           (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or

           (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (k) obligations in respect of performance and surety bonds and completion guarantees provided by Alliance or any Restricted Subsidiary in the ordinary course of business;

        (l) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

        (m) Indebtedness of Alliance and any of its Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (m), does not exceed $ million at any one time outstanding; PROVIDED, HOWEVER, that Indebtedness of a Restricted Subsidiary organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, which when aggregated with the principal amount of all other Indebtedness of such Restricted Subsidiaries then outstanding and incurred pursuant to this
    clause (m), does not exceed $   million at any one time outstanding;

        (n) (1) any guarantee by Alliance of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the indenture and (2) any Excluded Guarantee (as defined below under "--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries") of a Restricted Subsidiary;

        (o) the incurrence by Alliance or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d) and (l) above or clause (p) below, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums, expenses and fees in connection therewith (the "REFINANCING INDEBTEDNESS") prior to its respective maturity; PROVIDED, HOWEVER, that such Refinancing Indebtedness

           (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced,

           (2) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or PARI PASSU to the notes, such Refinancing Indebtedness is subordinated or PARI PASSU to the notes at least to the same extent as the Indebtedness being refinanced or refunded and

           (3) shall not include

               (x) Indebtedness of a Subsidiary that refinances Indebtedness of Alliance or Indebtedness of a non-Guarantor that refinances Indebtedness of a Guarantor; or

               (y) Indebtedness of Alliance or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

    and PROVIDED FURTHER that subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness;

        (p) Indebtedness or Disqualified Stock of persons that are acquired by Alliance or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; PROVIDED that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger; and PROVIDED FURTHER that after giving effect to such acquisition or merger, either

           (1) Alliance would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

           (2) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger; and

        (q) guarantees by Alliance or its Restricted Subsidiaries of the obligations of joint ventures of Alliance or its Restricted Subsidiaries; PROVIDED that the maximum aggregate amount of all such guaranteed
    obligations shall at no time exceed $         .

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Alliance shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    LIENS

    The indenture will provide that Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of Alliance or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless

    - if such Lien secures Pari Passu Indebtedness, the notes are equally and ratably secured with the obligations so secured or

    - if such Lien secures Subordinated Indebtedness, the notes are secured by a Lien on the same property, assets, income or profits which is senior to such Lien to the same extent as the notes are senior to such Subordinated Indebtedness, in each case until such time as such obligations are no longer secured by a Lien.

    The indenture will provide that no Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless

    - if such Lien secures Pari Passu Indebtedness, the Guarantee of such Guarantor is equally and ratably secured with the obligations so secured or

    - if such Lien secures Subordinated Indebtedness, the Guarantee of such Guarantor is secured by a Lien on the same property, assets, income or profits which is senior to such Lien to the same extent as the Guarantee of such Guarantor is senior to such Subordinated Indebtedness, in each case until such time as such obligations are no longer secured by a Lien.

    MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

    The indenture will provide that Alliance may not consolidate or merge with or into or wind up into (whether or not Alliance is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless

        (a) Alliance is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Alliance) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Alliance or such Person, as the case may be, being herein called the "SUCCESSOR COMPANY");

        (b) the Successor Company (if other than Alliance) expressly assumes all the obligations of Alliance under the indenture and the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee;

        (c) immediately after such transaction no default or event of default under the indenture shall have occurred and be continuing;

        (d) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

           (1) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

           (2) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such Ratio for Alliance and its Restricted Subsidiaries immediately prior to such transaction;

        (e) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the indenture and the notes; and

        (f) Alliance shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, Alliance under the indenture and the notes.

    Notwithstanding the foregoing clause (d),

        (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Alliance and

        (2) Alliance may merge with an Affiliate incorporated solely for the purpose of reincorporating Alliance in another State of the United States so long as the amount of Indebtedness of Alliance and its Restricted Subsidiaries is not increased thereby.

    Each Guarantor, if any, shall not, and Alliance will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless

        (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "SUCCESSOR GUARANTOR");

        (b) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee;

        (c) immediately after such transaction no default or event of default under the indenture shall have occurred and be continuing; and

        (d) the Guarantor shall have delivered or caused to be delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor's Guarantee.

    TRANSACTIONS WITH AFFILIATES

    The indenture will provide that Alliance will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION")
involving aggregate consideration in excess of $   million, unless

        (a) such Affiliate Transaction is on terms that are not materially less favorable to Alliance or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Alliance or such Restricted Subsidiary with an unrelated Person; and

        (b) Alliance delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $ million, a resolution adopted by the majority of the Board of Directors of Alliance approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

    The foregoing provisions will not apply to the following:

        (1) transactions between or among Alliance and/or any of its Restricted Subsidiaries;

        (2) Restricted Payments permitted by the provisions of the indenture described above under the covenant "--Limitation on Restricted Payments" or Permitted Investments;

        (3) the payment of customary annual management, consulting and advisory fees and related expenses to KKR and its Affiliates;

        (4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Alliance or any Restricted Subsidiary;

        (5) payments by Alliance or any of its Restricted Subsidiaries to KKR and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Alliance in good faith;

        (6) transactions in which Alliance or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Alliance or such Restricted Subsidiary from a financial point of view, PROVIDED that such transaction also meets the requirements of clause (a) of the preceding paragraph;

        (7) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of Alliance in good faith;

        (8) any agreement as in effect as of the Issuance Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

        (9) the existence of, or the performance by Alliance or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issuance Date and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by Alliance or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issuance Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the notes in any material respect;

        (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to Alliance or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Alliance or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

        (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The indenture will provide that Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a) (1) pay dividends or make any other distributions to Alliance or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or
    (2) pay any Indebtedness owed to Alliance or any of its Restricted Subsidiaries;

        (b) make loans or advances to Alliance or any of its Restricted Subsidiaries; or

        (c) sell, lease or transfer any of its properties or assets to Alliance or any of its Restricted Subsidiaries;

    except (in each case) for such encumbrances or restrictions existing under or by reason of:

           (1) contractual encumbrances or restrictions in effect on the Issuance Date, including pursuant to the Credit Facility and its related documentation;

           (2) the indenture and the notes;

           (3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

           (4) applicable law or any applicable rule, regulation or order;

           (5) any agreement or other instrument of a Person acquired by Alliance or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

           (6) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

           (7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

           (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

           (9) other Indebtedness of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

           (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

           (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

           (12) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of Alliance, are necessary or advisable to effect such Receivables Facility; or

           (13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Alliance's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

        (a) The indenture will provide that Alliance will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of Alliance or any Indebtedness of any other Restricted Subsidiary unless

           (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the notes by such Restricted Subsidiary except that

               (A) if the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the indenture and

               (B) if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

           (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Alliance or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

           (3) such Restricted Subsidiary shall deliver to the trustee an opinion of counsel to the effect that

               (A) such Guarantee of the notes has been duly executed and authorized and

               (B) such Guarantee of the notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

PROVIDED that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary

               (x) that (A) existed at the time such Person became a Restricted Subsidiary of Alliance and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Alliance or

               (y) that guarantees the payment of Obligations of Alliance or any Restricted Subsidiary under the Credit Facility or any other bank facility which is designated as Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, PROVIDED that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (y) being an "EXCLUDED GUARANTEE").

        (b) Notwithstanding the foregoing and the other provisions of the indenture, any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon

           (1) any sale, exchange or transfer, to any Person not an Affiliate of Alliance, of all of Alliance's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or

           (2) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

    LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS

    The indenture will provide that Alliance will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of Alliance or any Indebtedness of any Guarantor, as the case may be, unless such Indebtedness is either

        (a) PARI PASSU in right of payment with the notes or such Guarantor's Guarantee, as the case may be or

        (b) subordinate in right of payment to the notes, or such Guarantor's Guarantee, as the case may be, in the same manner and at least to the same extent as the notes are subordinate to Senior Indebtedness or such Guarantor's Guarantee is subordinate to such Guarantor's Senior Indebtedness, as the case may be.

    REPORTS AND OTHER INFORMATION

    The indenture will provide that whether or not Alliance is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Alliance shall file with the Commission and deliver to the trustee and to each holder of notes and to prospective purchasers of notes, annual and quarterly reports and such information, documents and other reports as are specified in Section 13 or 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and delivered at the times specified for the filing of such information, documents and reports under such sections; PROVIDED, HOWEVER, that Alliance shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

EVENTS OF DEFAULT AND REMEDIES

    The following events constitute events of default under the indenture:

        (a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium on, if any, the notes whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

        (b) default for 30 days or more in the payment when due of interest on the notes whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

        (c) failure by Alliance or any Guarantor for 30 days after receipt of written notice given by the trustee or the holders of at least 30% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

        (d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Alliance or any of its Restricted Subsidiaries or the payment of which is guaranteed by Alliance or any of its Restricted Subsidiaries (other than Indebtedness owed to Alliance or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issuance Date, if both

           (1) such default either

               (A) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or

               (B) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

           (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so
       accelerated, aggregate $   million or more at any one time outstanding;

        (e) failure by Alliance or any of its Significant Subsidiaries to pay
    final judgments aggregating in excess of $   million, which final judgments
    remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

        (f) certain events of bankruptcy or insolvency with respect to Alliance or any of its Significant Subsidiaries; or

        (g) any Guarantee shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Alliance or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture).

    If any event of default (other than of a type specified in clause (f) above) occurs and is continuing under the indenture, the trustee or the holders of at least 30% in principal amount of the then outstanding notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately; PROVIDED, HOWEVER that, so long as any Indebtedness permitted to be incurred pursuant to the Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Facility or (y) five business days after the giving of written notice to Alliance and the administrative agent under the Credit Facility of such acceleration. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising under clause (f) of the first paragraph of this section with respect to the Company, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The indenture will provide that the trustee may withhold from holders of notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

    The indenture will provide that the holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the trustee may on behalf of the holders of all of such notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting holder. In the event of any event of default specified in clause (d) above, such event of default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such event of default arose (x) the Indebtedness or guarantee that is the basis for such event of default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such event of default, or (z) if the default that is the basis for such event of default has been cured.

    The indenture will provide that Alliance is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Alliance is required, within five business days, upon becoming aware of any default or event of default or any default under any document, instrument or agreement representing Indebtedness of Alliance or any Guarantor, to deliver to the trustee a statement specifying such default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Alliance or any Guarantor, shall have any liability for any obligations of Alliance or the Guarantors under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The obligations of Alliance and the Guarantors, if any, under the indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes. Alliance may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and have each Guarantor's obligation discharged with respect to its Guarantee ("LEGAL DEFEASANCE") and cure all then existing events of default under the indenture except for

        (a) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and on such notes when such payments are due solely out of the trust created pursuant to the indenture,

        (b) Alliance's obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

        (c) the rights, powers, trusts, duties and immunities of the trustee, and Alliance's obligations in connection therewith and

        (d) the Legal Defeasance provisions of the indenture.

In addition, Alliance may, at its option and at any time, elect to have the obligations of Alliance and each Guarantor released with respect to certain covenants that are described in the indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with such obligations shall not constitute a default or event of default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an event of default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

        (a) Alliance must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, if any, due on the outstanding notes on the stated maturity date or on the applicable redemption date, as the case may be, of such principal of, or premium, if any, or interest on the outstanding notes;

        (b) in the case of Legal Defeasance, Alliance shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions,

           (1) Alliance has received from, or there has been published by, the United States Internal Revenue Service a ruling or

           (2) since the Issuance Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (c) in the case of Covenant Defeasance, Alliance shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (d) no default or event of default shall have occurred and be continuing with respect to certain events of default under the indenture on the date of such deposit;

        (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which, Alliance or any Guarantor is a party or by which Alliance or any Guarantor is bound;

        (f) Alliance shall have delivered to the trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the trustee has a perfected security interest in such trust funds for the ratable benefit of the holders of notes;

        (g) Alliance shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by Alliance with the intent of defeating, hindering, delaying or defrauding any creditors of Alliance or any Guarantor or others; and

        (h) Alliance shall have delivered to the trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when

        (a) either

           (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Alliance) have been delivered to the trustee for cancellation; or

           (2) all such notes not theretofore delivered to such trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Alliance or any Guarantor has irrevocably deposited or caused to be deposited with such trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of maturity or redemption;

        (b) no default or event of default with respect to the indenture or the notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Alliance or any Guarantor is a party or by which Alliance or any Guarantor is bound;

        (c) Alliance or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

        (d) Alliance has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Alliance must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Alliance may require a holder to pay any taxes and fees required by law or permitted by the indenture. Alliance is not required to transfer or exchange any note selected for redemption. Also, Alliance is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indenture, any Guarantee and the notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

    The indenture will provide that without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder of the notes:

        (a) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver,

        (b) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"),

        (c) reduce the rate of or change the time for payment of interest on any note,

        (d) waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in the indenture or any Guarantee which cannot be amended or modified without the consent of all holders of notes,

        (e) make any note payable in currency other than that stated in such note,

        (f) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes,

        (g) make any change in this paragraph,

        (h) impair the right of any holder of the notes to receive payment of principal of, or interest on, such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes, or

        (i) make any change in the subordination provisions of the indenture that would adversely affect the holders of the notes, or

    The indenture will provide that, notwithstanding the foregoing, without the consent of any holder of notes, Alliance, any Guarantor (with respect to a Guarantee or the indenture to which it is a party) and the trustee may amend or supplement the indenture, any Guarantee or the notes

        (a) to cure any ambiguity, defect or inconsistency,

        (b) to provide for uncertificated notes in addition to or in place of certificated notes,

        (c) to comply with the covenant relating to mergers, consolidations and sales of assets to provide for the assumption of Alliance's or any Guarantor's obligations to holders of such notes,

        (d) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder,

        (e) to add covenants for the benefit of the holders or to surrender any right or power conferred upon Alliance,

        (f) to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act,

        (g) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee pursuant to the requirements thereof,

        (h) to add a Guarantor under the indenture or release a Guarantor from its Guarantee pursuant to the terms of the indenture, or

        (i) to make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions, PROVIDED that if the rights of the holders of Senior Indebtedness are adversely affected, such holders of Senior Indebtedness must consent thereto.

    The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

CONCERNING THE TRUSTEE

    The indenture will contain certain limitations on the rights of the trustee, should it become a creditor of Alliance, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or resign.

    The indenture will provide that the holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an event of default under the indenture shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of such notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Alliance Imaging, Inc. at 1065 PacifiCenter Drive, Suite 200, Anaheim, CA 92806, Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "GLOBAL NOTES"). The Global Notes will be deposited with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee (a "NOMINEE"), in each case, for credit to an account of a direct or indirect participant in DTC as described below.

    The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    DTC has advised Alliance that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "DIRECT PARTICIPANTS") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "INDIRECT PARTICIPANTS"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised Alliance that, pursuant to DTC's procedures,

        (a) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants with portions of the principal amount of the Global Notes allocated by the underwriters to such Direct Participants, and

        (b) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

    Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such systems.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests.

    EXCEPT AS DESCRIBED IN "--TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Under the terms of the indenture, Alliance and the trustee will treat the persons in whose names the notes are registered (including notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither Alliance, the trustee nor any agent of Alliance or the trustee has or will have any responsibility or liability for

        (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or

        (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised Alliance that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee or Alliance. Neither Alliance nor the trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and Alliance and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

    Except for trades involving only Euroclear or CEDEL participants, interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; HOWEVER, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL, as the case may be, and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

    Because of time zone differences, the securities account of an Indirect Participant who holds an interest in the notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL Direct Participant during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

    DTC has advised Alliance that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Alliance nor the trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that Alliance believes to be reliable, but Alliance takes no responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

    An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons ("CERTIFICATED NOTES") only if

        (a) DTC (1) notifies Alliance that it is unwilling or unable to continue as depositary for the Global Notes and Alliance thereupon fails to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act,

        (b) Alliance, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes or

        (c) there shall have occurred and be continuing a default or an event of default with respect to the notes.

In any such case, Alliance will notify the trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related notes.

    Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    Neither Alliance nor the trustee will be liable for any delay by the holder of the Global Notes or the DTC in identifying the beneficial owners of notes, and Alliance and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of such Global Note. With respect to Certificated Notes, Alliance will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Alliance expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

GOVERNING LAW

    The indenture, the notes and the Guarantees, if any, will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person,

        (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

        (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means

        (a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of Alliance or any Restricted Subsidiary (each referred to in this definition as a "DISPOSITION"), or

        (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions),

in each case, other than:

        (1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete equipment in the ordinary course of business;

        (2) the disposition of all or substantially all of the assets of Alliance in a manner permitted pursuant to the provisions described above under "--Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the indenture;

        (3) any Restricted Payment that is permitted to be made, and is made, under the first paragraph of the covenant described above under "Limitation on Restricted Payments;"

        (4) any disposition of assets with an aggregate fair market value of
    less than $   million;

        (5) any disposition of property or assets by a Restricted Subsidiary to Alliance or by Alliance or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

        (6) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

        (7) any financing transaction with respect to property built or acquired by Alliance or any Restricted Subsidiary after the Issuance Date including, without limitation, sale-leasebacks and asset securitizations;

        (8) foreclosures on assets;

        (9) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

        (10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

        (11) any sale of an imaging or therapeutic system to any original manufacturer of imaging or therapeutic systems in exchange for a credit from such manufacturer against the purchase of a replacement or alternate imaging or therapeutic system; and

        (12) any sale of an imaging or therapeutic system pursuant to an arrangement with a client of Alliance or one of its Restricted Subsidiaries; PROVIDED that (i) any such system was purchased by Alliance or such Restricted Subsidiary within the 90 days prior to the date of such sale and
    (ii) Alliance or such Restricted Subsidiary receives net cash proceeds in connection with the sale in an amount equal to or greater than the amount it paid for such system.

    "CAPITALIZED LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

    "CAPITAL STOCK" means

        (a) in the case of a corporation, corporate stock,

        (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

        (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and

        (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means

        (a) U.S. dollars,

        (b) securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality thereof,

        (c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

        (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above,

        (e) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition,

        (f) investment funds investing at least 95% of their assets in securities of the types described in clauses (a)-(e) above,

        (g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and

        (h) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Alliance and its Subsidiaries, taken as a whole; or

        (b) Alliance becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of
    Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Alliance.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Alliance and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Alliance to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Alliance and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any period, the sum, without duplication, of:

        (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to Hedging Obligations to the extent included in Consolidated Interest Expense, excluding amortization of deferred financing fees); and

        (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

PROVIDED, HOWEVER, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; PROVIDED, HOWEVER, that

        (a) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded,

        (b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

        (c) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded,

        (d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Alliance) shall be excluded,

        (e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof in respect of such period,

        (f) for purposes of the covenant described under "--Limitation on Restricted Payments" only, the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition and

        (g) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

    "CONTINGENT OBLIGATIONS" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

        (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

        (b) to advance or supply funds

           (1) for the purchase or payment of any such primary obligation or

           (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

        (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "CREDIT FACILITIES" means, with respect to Alliance, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DESIGNATED NONCASH CONSIDERATION" means the fair market value of noncash consideration received by Alliance or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of Alliance, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

    "DESIGNATED PREFERRED STOCK" means preferred stock of Alliance (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Alliance, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under "Limitation on Restricted Payments."

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the maturity date of the notes; PROVIDED, HOWEVER, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Alliance or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Alliance in order to satisfy applicable statutory or regulatory obligations, PROVIDED, FURTHER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by Alliance with the provisions of the indenture described under the caption "Repurchase at the Option of Holders--Change of Control" or "Repurchase at the Option of Holders--Asset Sales," as the case may be.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS to the extent included in the calculation of such Consolidated Net Income

        (a) provision for taxes based on income or profits of such Person for such period, PLUS

        (b) Consolidated Interest Expense of such Person for such period and any Receivables Fees paid by such Person or any of its Restricted Subsidiaries during such period, PLUS

        (c) Consolidated Depreciation and Amortization Expense of such Person for such period, including amortization of deferred financing fees, PLUS

        (d) any expenses or charges related to any Equity Offering, Permitted Investment or Indebtedness permitted to be incurred by the indenture or any costs incurred in the cancellation of stock options, PLUS

        (e) the amount of any restructuring charge, PLUS

        (f) without duplication, any other non-cash charges (excluding any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period), PLUS

        (g) minority interest expense, LESS

        (h) without duplication, non-cash items (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any public or private sale of common stock or preferred stock of Alliance (excluding Disqualified Stock), other than

        (a) public offerings with respect to Alliance's common stock registered on Form S-8 and

        (b) any such public or private sale that constitutes an Excluded Contribution.

    "EXCLUDED CONTRIBUTIONS" means the net cash proceeds received by Alliance after the Issuance Date from

        (a) contributions to its equity capital other than contributions from the issuance of Disqualified Stock and

        (b) the sale (other than to a Subsidiary or to any Alliance or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of Alliance, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Alliance on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (3) of the "Limitation on Restricted Payments" covenant.

    "EXISTING INDEBTEDNESS" means Indebtedness of Alliance or its Restricted Subsidiaries in existence on the Issuance Date, plus interest accruing thereon, after application of the net proceeds of the sale of the notes as described in this prospectus.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Alliance or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than in the case of (i) revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period and (ii) capitalized leases related to imaging or therapeutic systems, in which case imputed interest expense shall be computed from the date of such capitalized lease) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, plus the application of any proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Alliance or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Alliance or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Alliance. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Alliance to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Alliance may designate. "Fixed Charges" means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

    "GOVERNMENT SECURITIES" means securities that are

        (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

        (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

    "GUARANTEE" means any guarantee of the obligations of Alliance under the indenture and the notes by any Person in accordance with the provisions of the indenture. When used as a verb, "Guarantee" shall have a corresponding meaning. No Guarantees will be issued in connection with the initial offering and sale of the notes.

    "GUARANTOR" means any Person that incurs a Guarantee; PROVIDED that upon the release and discharge of such Person from its Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor. No Guarantees will be issued in connection with the initial offering and sale of the notes.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under

        (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and

        (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "INDEBTEDNESS" means, with respect to any Person,

        (a) any indebtedness of such Person, whether or not contingent

           (1) in respect of borrowed money,

           (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

           (3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or

           (4) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

        (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and

        (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

PROVIDED, HOWEVER, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness of a Person.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the judgment of Alliance's Board of Directors, as evidenced by a board resolution, qualified to perform the task for which it has been engaged, PROVIDED that such firm or consultant is not an Affiliate of the Company.

    "INVESTMENT GRADE SECURITIES" means

        (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

        (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Alliance and its Subsidiaries, and

        (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of Alliance in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "UNRESTRICTED SUBSIDIARY" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments,"

        (a) "INVESTMENTS" shall include the portion (proportionate to Alliance's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Alliance at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Alliance shall be deemed to continue to have a permanent "INVESTMENT" in an Unrestricted Subsidiary equal to an amount (if positive) equal to

           (1) Alliance's "INVESTMENT" in such Subsidiary at the time of such redesignation less

           (2) the portion (proportionate to Alliance's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

        (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "ISSUANCE DATE" means the initial closing date for the sale and original issuance of the notes under the indenture.

    "KKR" means Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); PROVIDED that in no event shall an operating lease be deemed to constitute a Lien.

    "MANAGEMENT GROUP" means the group consisting of the Officers of Alliance.

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "NET PROCEEDS" means the aggregate cash proceeds received by Alliance or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (a) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Alliance as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Alliance after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFERINGS" means the offering by Alliance of the Notes pursuant to this prospectus and the concurrent initial public offering of Alliance's common stock.

    "OFFICER" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Alliance.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of Alliance by two officers of Alliance, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Alliance that meets the requirements set forth in the indenture.

    "PARI PASSU INDEBTEDNESS" means

        (a) with respect to the notes, Indebtedness which ranks PARI PASSU in right of payment to the notes and

        (b) with respect to any Guarantee, Indebtedness which ranks PARI PASSU in right of payment to such Guarantee.

    "PERMITTED HOLDERS" means KKR and any of its Affiliates and the Management Group.

    "PERMITTED INVESTMENTS" means

        (a) any Investment in Alliance or any Restricted Subsidiary;

        (b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

        (c) any Investment by Alliance or any Restricted Subsidiary of Alliance in a Person that is a Similar Business if as a result of such Investment

           (i) such Person becomes a Restricted Subsidiary or

           (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Alliance or a Restricted Subsidiary.

        (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Repurchase at the Option of Holders--Asset Sales" or any other disposition of assets not constituting an Asset Sale;

        (e) any Investment existing on the Issuance Date;

        (f) advances to employees not in excess of $   million outstanding at
    any one time, in the aggregate;

        (g) any Investment acquired by Alliance or any of its Restricted Subsidiaries

           (i) in exchange for any other Investment or accounts receivable held by Alliance or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

           (ii) as a result of a foreclosure by Alliance or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

           (iii) in connection with a transaction or series of transactions in which the Person that owns the Investment becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into Alliance or a Restricted Subsidiary; PROVIDED that such Investment was not made in contemplation of such transaction of series of transactions.

        (h) Hedging Obligations permitted under clause (j) of the "Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

        (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

        (j) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed the greater of

           (x) $   million or

           (y) % of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (k) Investments the payment for which consists of Equity Interests of Alliance (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the "Limitation on Restricted Payments" covenant;

        (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of

           (x) $   million or

           (y) % of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (m) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Certain Covenants--Transactions with Affiliates" (except transactions described in clauses (2) and (6) of such paragraph); and

        (n) Investments relating to any special purpose Wholly Owned Subsidiary of Alliance organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of Alliance, are necessary or advisable to effect such Receivables Facility.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "RECEIVABLES FACILITY" means one or more receivables financing facilities, as amended from time to time, pursuant to which Alliance and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

    "RECEIVABLES FEES" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

    "RELATED PARTIES" means any Person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its Affiliates is the general partner.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means, at any time, any direct or indirect Subsidiary of Alliance that is not then an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "RESTRICTED SUBSIDIARY."

    "S&P" means Standard and Poor's Ratings Group.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SIMILAR BUSINESS" means a business the majority of whose revenues are derived from the provision of diagnostic or therapeutic services or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto as determined in good faith by the board of directors of Alliance.

    "SUBORDINATED INDEBTEDNESS" means

        (a) with respect to the notes, any Indebtedness of Alliance which is by its terms subordinated in right of payment to the notes and

        (b) with respect to any Guarantee, any Indebtedness of the applicable Guarantor which is by its terms subordinated in right of payment to such Guarantee.

    "SUBSIDIARY" means, with respect to any Person,

        (a) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

        (b) any partnership, joint venture, limited liability company or similar entity of which

           (1) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and

           (2) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

    "TOTAL ASSETS" means the total consolidated assets of Alliance and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Alliance.

    "UNRESTRICTED SUBSIDIARY" means

        (a) any Subsidiary of Alliance which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Alliance, as provided below);

        (b) any Subsidiary of an Unrestricted Subsidiary; and

        (c) (i) Alliance Imaging Financial Services, Inc.,
    (ii) Alliance-Newport Harbor Radiology Group PET Services LLC, (iii) Valley Imaging Partnership-Alliance PET Services LLC and (iv) Alliance Diagnostics Venture, LLC.

The Board of Directors of Alliance may designate any Subsidiary of Alliance (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, Alliance or any Subsidiary of Alliance (other than any Subsidiary of the Subsidiary to be so designated), PROVIDED that

        (1) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Alliance,

        (2) Alliance certifies that such designation complies with the covenants described under "--Certain Covenants--Limitation on Restricted Payments" and

        (3) each of

           (A) the Subsidiary to be so designated and

           (B) its Subsidiaries

    has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Alliance or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary (including any Unrestricted Subsidiary set forth in clause (c) of this definition) to be a Restricted Subsidiary; PROVIDED that, immediately after giving effect to such designation,

        (x) Alliance could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

        (y) the Fixed Charge Coverage Ratio for Alliance and its Restricted Subsidiaries would be greater than such ratio for Alliance and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors shall be notified by Alliance to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing

        (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by

        (b) the sum of all such payments.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

OVERVIEW

    The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes to "non-U.S. holders" (as defined below). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. For purposes of this summary, a "non-U.S. holder" means a beneficial owner of a note that is not any of the following:

    - an individual citizen or resident of the U.S.;

    - a corporation (including any entity treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof;

    - an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income; or

    - a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or a trust in existence on August 20, 1996 that has elected to continue to be treated as a United States person.

    If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of notes, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Both a partnership holding notes and the partners in that partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

    This summary does not purport to be a complete analysis of all the potential tax considerations relating to the purchase, ownership or disposition of the notes by a non-U.S. holder, and does not address tax considerations that may be applicable to a non-U.S. holder's particular circumstances or to investors that may be subject to special tax rules. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company."

    This summary discusses the federal income tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and the regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with those statements and conclusions. In addition, those statements and conclusions do not preclude the IRS from successfully asserting, or a court from adopting, a contrary position. This summary does not consider the effect of the tax laws of any applicable foreign, state, local or other jurisdiction.

    INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TAXATION OF INTEREST

    Payments of interest on the notes by us or any paying agent to a non-U.S. holder will not be subject to U.S. withholding tax, provided that:

    - the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

    - the non-U.S. holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

    - the non-U.S. holder is not a bank receiving interest described in
      Section 881(c)(3)(A) of the Code; and

    - the certification requirements under Section 871(h) or Section 881(c) of the Code and the regulations thereunder are satisfied.

    To satisfy the certification requirements referred to above, Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that either:

    - the beneficial owner of a note certify, under penalties of perjury, to us or our paying agent, as the case may be, that the owner is a non-U.S. holder and provide the owner's name and address, and TIN, if any on Form W-8BEN (or a suitable substitute form), or

    - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner thereof certify, under penalties of perjury, to us or our paying agent, as the case may be, that a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner and furnish the payor with a copy thereof.

    Interest on notes that is not excluded from U.S. withholding tax as described above generally will be subject to U.S. withholding tax at a 30 percent rate, unless the interest is effectively connected with the non-U.S. holder's conduct of a United States trade or business (and, if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.) or the rate of withholding tax is reduced by an applicable income tax treaty, and the non-U.S. holder provides us with proper certification on IRS Form W-8ECI, in the former case, or Form W-8BEN, in the latter.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    A non-U.S. holder of a note will not be subject to U.S. federal income tax on gains realized on the sale, exchange or redemption of the note unless:

    - the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and other required conditions are met;

    - the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an applicable U.S. income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.; or

    - the non-U.S. holder is subject to Code provisions applicable to some U.S. expatriates.

INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

    If a non-U.S. holder of a note is engaged in a trade or business in the U.S. and if interest on the note or gain realized on the sale, exchange or other disposition of the note is effectively connected with the conduct of that trade or business (and, if an applicable tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), generally will be subject to U.S. federal income tax on the effectively connected interest or gain on a net income basis in the same manner as if the holder were a U.S. person. The non-U.S. holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI or successor form in order to claim an exemption from U.S. withholding tax. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or a lower rate provided by an applicable U.S. income tax treaty, provided certain certification requirements are satisfied) of its effectively connected earnings and profits for the taxable year, as adjusted pursuant to Section 884 of the Code and the regulations thereunder.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting requirements and backup withholding tax at the rate of 31 percent with respect to our payments of principal and interest on the notes. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder in respect of a note will be allowed as a refund or credit against the holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

    THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                  UNDERWRITING

    Salomon Smith Barney Inc. and Chase Securities Inc. are acting as joint bookrunning managers of the offering, and, together with Deutsche Banc Alex. Brown Inc. and UBS Warburg LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                               PRINCIPAL
                                                                AMOUNT
                        UNDERWRITER                            OF NOTES
                        -----------                           -----------
Salomon Smith Barney Inc....................................
Chase Securities Inc........................................
Deutsche Banc Alex. Brown Inc...............................
UBS Warburg LLC.............................................
    Total...................................................

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the notes to dealers at the public offering price less a concession not
to exceed   % of the principal amount of the notes. The underwriters may allow,
and the dealers may reallow, a concession not to exceed    % of the principal
amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY ALLIANCE
                                                              ----------------
Per note....................................................              %

    In connection with this offering,               , on behalf of the
underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that our total expenses for this offering will be $      .

    Certain of the representatives have performed investment banking and advisory services for us and KKR from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and KKR in the ordinary course of their business. Certain of the underwriters are participants in funds affiliated with KKR and have an indirect interest in us.

    Affiliates of the representatives have agreed to provide interim financing to us in the event this offering or the concurrent offering of our common stock is not completed.

    An affiliate of Deutsche Banc Alex. Brown Inc. owns 12,144 shares of our common stock. Affiliates of each of the representatives are limited partners in funds affiliated with KKR, the majority stockholder of our company. Affiliates of each of Salomon Smith Barney Inc., Chase Securities Inc. and Deutsche Banc Alex. Brown Inc., are also lenders to us under our credit facility.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

    The validity of the notes offered hereby will be passed upon for us by Latham & Watkins, Los Angeles, California, and for the underwriters by Cravath, Swaine & Moore, New York, New York. Certain partners of Latham & Watkins, members of their families and related persons indirectly own less than 1% of our common stock.

                                    EXPERTS

    The consolidated financial statements as of December 31, 2000 and 1999, and for the years then ended, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule for the year ended December 31, 1998, as set forth in their reports. We have included our financial statements and schedule for this period in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                             CHANGE OF ACCOUNTANTS

    In November 1999, in connection with the KKR recapitalization, our new board of directors elected to change our independent auditors from Ernst & Young LLP to Deloitte & Touche LLP. In connection with Ernst & Young LLP's audit of the financial statements for the year ended December 31, 1998, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures, nor any reportable events. Ernst & Young LLP's reports on our financial statements for the year ended December 31, 1998 contained no adverse opinions or disclaimers of opinion and were not modified or qualified as to uncertainty, audit scope or accounting principles. We have provided Ernst & Young LLP with a copy of the disclosure contained in this section of the prospectus. Prior to retaining Deloitte & Touche LLP, we did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of
the    % senior subordinated notes offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted parts of the registration statement as permitted by the Securities and Exchange Commission's rules and regulations. For further information about us and our indebtedness, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

    You can inspect and copy all or any portion of the registration statements or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

    We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                             ALLIANCE IMAGING, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report of Deloitte & Touche LLP.......  F-2
Independent Auditors' Report of Ernst & Young LLP...........  F-3
Consolidated Financial Statements
  Consolidated Balance Sheets...............................  F-4
  Consolidated Statements of Operations.....................  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Consolidated Statements of Stockholders' Deficit..........  F-9
  Notes to Consolidated Financial Statements................  F-10

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Alliance Imaging, Inc.

    We have audited the accompanying consolidated balance sheets of Alliance Imaging, Inc. and subsidiaries (the Company), as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and stockholders' deficit for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliance Imaging, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          Deloitte & Touche LLP

Costa Mesa, California
February 22, 2001

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Alliance Imaging, Inc.

We have audited the consolidated balance sheet (not separately presented herein) of Alliance Imaging, Inc. as of December 31, 1998, and the related accompanying restated consolidated statement of operations, stockholders' deficit and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Imaging, Inc. at December 31, 1998, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                            Ernst & Young LLP

Orange County, California
March 5, 1999, except for Note 1 -- Common Control Merger, as to which the date is May 13, 1999

                             ALLIANCE IMAGING, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   4,804   $  12,971
  Accounts receivable, net of allowance for doubtful
    accounts of $11,688 in 1999 and $15,570 in 2000.........     51,877      49,973
  Deferred income taxes.....................................      8,369       3,085
  Prepaid expenses..........................................      2,574       1,874
  Other receivables.........................................      4,001       4,189
                                                              ---------   ---------
Total current assets........................................     71,625      72,092
Equipment, at cost..........................................    408,083     506,735
Less accumulated depreciation...............................   (125,800)   (176,939)
                                                              ---------   ---------
                                                                282,283     329,796
Goodwill, net of accumulated amortization of $27,939 in 1999
  and $35,600 in 2000.......................................    158,534     151,981
Other intangibles, net of accumulated amortization of $9,017
  in 1999 and $14,570 in 2000...............................     74,724      69,450
Deferred financing costs, net of accumulated amortization of
  $825 in 1999 and $3,095 in 2000...........................     16,324      14,104
Deposits and other assets...................................     22,020       8,737
                                                              ---------   ---------
Total assets................................................  $ 625,510   $ 646,160
                                                              =========   =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   4,144   $  11,980
  Accrued compensation and related expenses.................      7,265       8,776
  Accrued interest payable..................................      5,892      14,412
  Other accrued liabilities.................................     22,564      23,188
  Current portion of long-term debt.........................     12,974      15,863
                                                              ---------   ---------
Total current liabilities...................................     52,839      74,219
Long-term debt, net of current portion......................    738,875     743,126
Minority interests..........................................        459         702
Deferred income taxes.......................................     35,236      31,922
                                                              ---------   ---------
Total liabilities...........................................    827,409     849,969
Commitments and contingencies (NOTE 8)
Stockholders' deficit:
  Common stock, $.01 par value; 10,000,000 shares
    authorized; shares issued and outstanding--3,798,858 in
    1999 and 3,806,836 in 2000..............................         38          38
  Additional paid-in deficit................................   (137,825)   (137,232)
  Note receivable from officer..............................         --        (300)
  Accumulated deficit.......................................    (64,112)    (66,315)
                                                              ---------   ---------
Total stockholders' deficit.................................   (201,899)   (203,809)
                                                              ---------   ---------
Total liabilities and stockholders' deficit.................  $ 625,510   $ 646,160
                                                              =========   =========

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Revenues....................................................  $243,297   $318,106   $345,287

Costs and expenses:
  Operating expenses, excluding depreciation................   111,875    143,238    151,722
  Depreciation expense......................................    33,493     47,055     54,924
  Selling, general and administrative expenses..............    24,446     31,097     38,338
  Amortization expense, primarily goodwill..................    11,289     14,565     14,390
  Termination and related costs.............................        --         --      4,573
  Recapitalization, merger integration, and regulatory
    costs...................................................     2,818     52,581      4,523
  Interest expense, net of interest income of $513 in 1998,
    $709 in 1999 and $770 in 2000...........................    41,772     51,958     77,051
                                                              --------   --------   --------
Total costs and expenses....................................   225,693    340,494    345,521
                                                              --------   --------   --------

Income (loss) before income taxes and extraordinary loss....    17,604    (22,388)      (234)
Provision for income taxes..................................     8,736      3,297      1,969
                                                              --------   --------   --------

Income (loss) before extraordinary loss.....................     8,868    (25,685)    (2,203)
Extraordinary loss, net of taxes of $1,452 in 1998 and
  $12,020 in 1999...........................................    (2,271)   (17,766)        --
                                                              --------   --------   --------

Net income (loss)...........................................     6,597    (43,451)    (2,203)

Less: Preferred stock dividends and financing fee
  accretion.................................................    (2,186)    (2,081)        --
Less: Excess of consideration paid over carrying amount of
  preferred stock repurchased...............................        --     (2,796)        --
                                                              --------   --------   --------

Income (loss) applicable to common stock....................  $  4,411   $(48,328)  $ (2,203)
                                                              ========   ========   ========

Earnings (loss) per common share:
  Income (loss) before extraordinary loss...................  $   1.17   $  (5.64)  $  (0.58)
  Extraordinary loss, net of taxes..........................     (0.40)     (3.28)        --
                                                              --------   --------   --------
  Net income (loss) per common share........................  $   0.77   $  (8.92)  $  (0.58)
                                                              ========   ========   ========

Earnings (loss) per common share--assuming dilution:
  Income (loss) before extraordinary loss...................  $   1.13   $  (5.64)  $  (0.58)
  Extraordinary loss, net of taxes..........................     (0.38)     (3.28)        --
                                                              --------   --------   --------
  Net income (loss) per common share--assuming dilution.....  $   0.75   $  (8.92)  $  (0.58)
                                                              ========   ========   ========

Weighted average number of shares of common stock and common stock equivalents:
  Basic.....................................................     5,711      5,421      3,800
  Diluted...................................................     5,921      5,421      3,800

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES:
Net income (loss)...........................................  $   6,597   $ (43,451)  $  (2,203)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Extraordinary loss, net of taxes..........................      2,271      17,766          --
  Provision for doubtful accounts...........................      4,651       4,580       5,450
  Non-cash compensation.....................................        100          --         333
  Depreciation and amortization.............................     44,782      61,620      69,314
  Amortization of deferred financing costs..................      2,505       2,720       2,270
  Distributions in excess of equity in undistributed income
    of investee.............................................       (652)       (600)       (538)
  Increase in deferred income taxes.........................      8,517       2,948       1,970
  Gain on sale of equipment.................................       (267)        (88)       (254)
Changes in operating assets and liabilities:
  Accounts receivable.......................................    (14,159)    (13,350)     (3,546)
  Prepaid expenses..........................................        730         767         700
  Other receivables.........................................        926          60        (188)
  Other assets..............................................     (2,300)        544         (92)
  Accounts payable, accrued compensation and other accrued
    liabilities.............................................     (2,816)      4,935      18,585
  Minority interests and other liabilities..................     (4,030)       (254)        243
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................     46,855      38,197      92,044

INVESTING ACTIVITIES:
Equipment purchases.........................................    (72,321)    (95,914)   (101,554)
Decrease (increase) in deposits on equipment................     (7,482)     (8,058)     13,913
Purchase of common stock of Southeast Arizona, Inc..........         --          --      (4,063)
Purchase of all equity interests in Acclaim Medical LLC, net
  of cash acquired..........................................         --        (493)         --
Purchase of common stock of Mid American Imaging Inc.,
  Dimensions Medical Group, Inc. and RIA Management
  Services, Inc., net of cash acquired......................    (12,495)         --          --
Purchase of common stock of Mobile Technology Inc., net of
  cash acquired.............................................    (94,147)         --          --
Purchase of common stock of Medical Diagnostics, Inc., net
  of cash acquired..........................................    (31,158)         --          --
Purchase of all equity interests in two operating
  subsidiaries of American Shared Hospital Services.........    (29,845)       (400)         --
Proceeds from sale of equipment.............................      2,358         793         709
Other.......................................................        (14)         --          --
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (245,104)   (104,072)    (90,995)

                             ALLIANCE IMAGING, INC.

                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES:
Principal payments on long-term debt........................  $ (15,757)  $ (20,686)  $ (13,298)
Proceeds from long-term debt................................         --          --       2,438
Principal payments on term loan facility....................       (500)   (320,655)         --
Proceeds from term loan facility............................    175,000     536,000          --
Principal payments on revolving loan facility...............    (59,976)    (68,835)    (15,000)
Proceeds from revolving loan facility.......................     91,940      32,602      33,000
Principal payments on senior subordinated notes.............         --    (185,000)         --
Consent payments and fees to retire senior subordinated
  notes.....................................................         --     (16,131)         --
Proceeds from senior subordinated bridge facility...........         --     260,000          --
Refinance of short and long-term debt.......................       (843)         --          --
Repurchase of Series F preferred stock......................         --     (21,550)         --
Repurchase of common stock and common stock warrants........         --    (302,553)         --
Issuance of common stock....................................         --     191,802          --
Payments of debt issuance costs.............................       (853)    (17,905)        (50)
Proceeds from exercise of employee stock options............         66         507          28
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    189,077      67,596       7,118
                                                              ---------   ---------   ---------

Net increase (decrease) in cash and cash equivalents........     (9,172)      1,721       8,167
Cash and cash equivalents, beginning of year................     12,255       3,083       4,804
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of year......................  $   3,083   $   4,804   $  12,971
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................  $  38,742   $  46,653   $  67,031
Income taxes paid...........................................        748         101         229

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Net book value of assets exchanged..........................  $     454   $     115   $   3,319
Preferred stock dividend accrued and financing fee
  accretion.................................................      2,186       2,081          --
Issuance of common stock to an officer in exchange for a
  promissory note...........................................         --          --         300

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                             (DOLLARS IN THOUSANDS)

    In 1998, Canton Holding Corp., a wholly owned subsidiary of SMT, purchased all of the common stock of Mid American Imaging, Inc. and Dimensions Medical Group, Inc. and related assets for cash consideration of approximately $10,418. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired.............................  $ 16,282
Cash paid for equity interests............................   (10,418)
                                                            --------
Liabilities assumed.......................................  $  5,864
                                                            ========

    In 1998, the Company purchased all of the equity interests of MTI for cash consideration of approximately $103,893. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired............................  $ 125,720
Cash paid for equity interests...........................   (103,893)
                                                           ---------
Liabilities assumed......................................  $  21,827
                                                           =========

    In 1998, the Company purchased all of the common stock of MDI for cash consideration of approximately $31,166. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired.............................  $ 40,076
Cash paid for common stock................................   (31,166)
                                                            --------
Liabilities assumed.......................................  $  8,910
                                                            ========

    In 1998, SMT purchased all of the common stock of RIA Management Services, Inc. for cash consideration of approximately $2,135. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired..............................  $ 3,366
Cash paid for common stock.................................   (2,135)
                                                             -------
Liabilities assumed........................................  $ 1,231
                                                             =======

    In 1998, the Company purchased all of the equity interests in two operating subsidiaries of American Shared Hospital Services for cash consideration of approximately $29,967. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired.............................  $ 46,706
Cash paid for equity interests............................   (29,967)
                                                            --------
Liabilities assumed.......................................  $ 16,739
                                                            ========

    In 2000, the Company purchased all of the common stock of Southeast Arizona, Inc. ("SEA") as well as a mobile MRI system from an affiliate of SEA for cash consideration of $4,050. In connection with the acquisition, no liabilities were assumed.

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                             (DOLLARS IN THOUSANDS)

                                                            ADDITIONAL      NOTE
                                        COMMON STOCK         PAID-IN     RECEIVABLE                     TOTAL
                                    ---------------------    CAPITAL        FROM      ACCUMULATED   STOCKHOLDERS'
                                      SHARES      AMOUNT    (DEFICIT)     OFFICER       DEFICIT        DEFICIT
                                    ----------   --------   ----------   ----------   -----------   -------------
Balance at December 31, 1997......   5,698,549     $ 57     $ (24,970)      $  --       $(22,991)     $ (47,904)

  Exercise of common stock
    options.......................      18,500       --            66          --             --             66
  Employee stock option rollover
    value.........................          --       --           100          --             --            100
  Series F preferred stock
    dividend accrued and
    accretion.....................          --       --            --          --         (2,186)        (2,186)
  Net income......................          --       --            --          --          6,597          6,597
                                    ----------     ----     ---------       -----       --------      ---------
Balance at December 31, 1998......   5,717,049       57       (24,804)         --        (18,580)       (43,327)

  Exercise of common stock
    options.......................      60,594        1           506          --             --            507
  Repurchase of common stock......  (5,405,742)     (54)     (302,499)         --             --       (302,553)
  Issuance of common stock........   3,426,957       34       191,768          --             --        191,802
  Series F preferred stock
    dividend accrued and
    accretion.....................          --       --            --          --         (2,081)        (2,081)
  Repurchase of Series F preferred
    stock.........................          --       --        (2,796)         --             --         (2,796)
  Net loss........................          --       --            --          --        (43,451)       (43,451)
                                    ----------     ----     ---------       -----       --------      ---------
Balance at December 31, 1999......   3,798,858       38      (137,825)         --        (64,112)      (201,899)

  Exercise of common stock
    options.......................       2,618       --            28          --             --             28
  Issuance of common stock to an
    executive officer.............       5,360       --           300        (300)            --             --
  Non-cash stock based
    compensation..................          --       --           265          --             --            265
  Net loss........................          --       --            --          --         (2,203)        (2,203)
                                    ----------     ----     ---------       -----       --------      ---------
Balance at December 31, 2000......   3,806,836     $ 38     $(137,232)      $(300)      $(66,315)     $(203,809)
                                    ==========     ====     =========       =====       ========      =========

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION

    DESCRIPTION OF THE COMPANY--Alliance Imaging, Inc. and its subsidiaries (the "Company") provide diagnostic imaging and therapeutic systems and related technical support services, as well as management services, to hospitals and other health care providers. Diagnostic imaging services are provided on both a mobile, shared-user basis as well as on a full-time basis to single customers. The Company operates entirely within the United States and is one of the largest outsourced providers of magnetic resonance imaging ("MRI") services in the country.

    PRINCIPLES OF CONSOLIDATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION--The accompanying consolidated financial statements of the Company include the assets, liabilities, revenues and expenses of all majority owned subsidiaries over which the Company exercises control, and for which control is other than temporary. Significant intercompany transactions have been eliminated. Investments in non-consolidated affiliates (20-50 percent owned companies and majority owned entities over which the Company does not possess control) are accounted for under the equity method. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

    1999 RECAPITALIZATION MERGER--On November 2, 1999, after obtaining approval of the stockholders, the Company completed a series of transactions contemplated by an Agreement and Plan of Merger between Viewer Acquisition Corp. ("Viewer") and the Company (the "1999 Recapitalization Merger") whereby the Company: obtained proceeds from debt financing aggregating $726,000; issued 3,426,957 shares of its common stock in exchange for all of the outstanding stock of Viewer and received net proceeds of $191,803; and converted all shares of its common stock held by existing stockholders in excess of 284,412 shares that were retained by an affiliate of Apollo Management, L.P., ("Apollo") into the right to receive approximately $56 per share in cash. The Company used the cash proceeds from these transactions to fund: the purchase of its common stock from existing stockholders--$302,553; purchase of outstanding stock options--$17,082; repayment of existing debt--$526,858; transaction costs charged to expense--$25,423; deferred debt financing fees--$17,149; redemption of series F preferred stock--$21,550; and an increase in the Company's cash balance of $7,188.

    As a result of these transactions, the Company experienced an approximate 92% ownership change. Viewer, which was formed and is wholly owned by certain affiliates of Kohlberg Kravis Roberts & Co. ("KKR") obtained ownership of approximately 92% of the Company's outstanding common stock, and the Company refinanced substantially all of its long-term debt. The Company paid $12,140 to KKR for professional services rendered in connection with the 1999 Recapitalization Merger. The 1999 Recapitalization Merger and related transactions have been treated as a leveraged recapitalization in which the issuance and retirement of debt have been accounted for as financing transactions, the sale and purchases of the Company's stock have been accounted for as capital transactions at amounts received from or paid to stockholders, and no changes were made to the carrying values of the Company's assets and liabilities that were not directly impacted by the transactions.

    COMMON CONTROL MERGER--On May 13, 1999, the Company acquired all of the outstanding common stock of Three Rivers Holding Corp. ("Three Rivers"), the parent corporation of SMT Health Services, Inc. ("SMT"), in a stock-for-stock merger (the "SMT Merger"). The Company exchanged

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED)
1,644,438 shares of common stock for all the outstanding common shares of Three Rivers. At the time of the SMT Merger, Three Rivers was wholly owned by affiliates of Apollo, which held approximately 82.6% of the Company's outstanding common stock. Accordingly, the SMT Merger has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As such, the accompanying financial statements and footnotes have been restated to include the assets, liabilities and operations of SMT from the date when both entities were under Apollo's control, which was December 18, 1997.

    In connection with the SMT Merger in 1999, the Company amended and restated its previous credit agreement to add a new $70,000 tranche D term loan facility which was used to fund: repayment of SMT's existing indebtedness--$62,044; payment on the Company's previous revolving loan facility--$6,000; transaction costs charged to expense--$851; deferred financing costs--$650; and an increase in the Company's cash balance of $455. The Company recorded an extraordinary loss of $2,240 (net of taxes of $1,515) associated with the write-off of unamortized deferred financing costs of $1,753 on SMT's existing indebtedness and $2,002 on Alliance's tranche C term loan facility under its previous credit agreement.

    Also in connection with the SMT Merger, the Company established a severance accrual of $2,164, an office lease termination accrual of $230, and a fixed asset disposal reserve of $241. All of the preceding amounts were charged to transaction related costs. Of these amounts, $1,641 and zero were included in other accrued liabilities as of December 31, 1999 and 2000, respectively.

    TERMINATION AND RELATED COSTS--Termination and related costs for the year ended December 31, 2000 represent $4,232 associated with termination costs and the cash-out of stock options for an executive officer who resigned due to health-related issues and $341 associated with the recruitment of his replacement.

    RECAPITALIZATION, MERGER INTEGRATION AND REGULATORY COSTS--Recapitalization, merger integration and regulatory costs for the year ended December 31, 2000 represent $704 of professional fees paid in connection with the 1999 Recapitalization Merger, $570 of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the 1999 Recapitalization Merger, $154 related to additional severance for employees of SMT, $123 of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $850 for assessments and $2,122 for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Recapitalization, merger integration and regulatory costs for the year ended December 31, 1999, represent $19,640 in professional fees paid in connection with the 1999 Recapitalization Merger, $17,082 related to the purchase of outstanding stock options in connection with the 1999 Recapitalization Merger, $6,003 in bonus payments paid in connection with the 1999 Recapitalization Merger, $1,088 in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT Merger, $2,164 in employee severance costs in connection with the SMT Merger, $3,075 in professional fees and other merger integration costs associated with the SMT Merger and other acquired entities, and $3,529

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED) for assessments to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Recapitalization, merger integration and regulatory costs for the year ended December 31, 1998 represents $1,846 in special non-recurring bonuses paid in connection with the MTI acquisition, $722 in professional fees associated with accounting and billing systems conversions of acquired companies, and $250 in a provision for doubtful accounts conforming accounting adjustment made in connection with the American Shared acquisition.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--The Company considers short-term investments with original maturities of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE--The Company provides shared and single-user diagnostic imaging equipment and technical support services to the healthcare industry and directly to patients on an outpatient basis. Substantially all of the Company's accounts receivable are due from hospitals, other healthcare providers and health insurance providers located throughout the United States. Services are generally provided pursuant to long-term contracts with hospitals and other healthcare providers or directly to patients, and generally collateral is not required. Receivables generally are collected within industry norms for third-party payors. Estimated credit losses are provided for in the consolidated financial statements and losses experienced have been within management's expectations.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to a concentration of credit risk principally consists of cash, cash equivalents and trade receivables. The Company invests available cash in money market securities of high-credit-quality financial institutions. At December 31, 1999 and 2000, the Company's accounts receivable were primarily from clients in the healthcare industry. To reduce credit risk, the Company performs periodic credit evaluations of its clients, but does not generally require advance payments or collateral. Credit losses to clients in the health care industry have not been material.

    EQUIPMENT--Equipment is stated at cost and is generally depreciated using the straight-line method over an initial estimated life of three to eight years to an estimated residual value, generally between five and twenty percent of original cost. If the Company continues to operate the equipment beyond its initial estimated life, the residual value is then depreciated to a nominal salvage value over three years.

    Routine maintenance and repairs are charged to expense as incurred. Major repairs and purchased software and hardware upgrades, which extend the life of or add value to the equipment, are capitalized and depreciated over the remaining useful life.

    With the exception of a small amount of office furniture, office equipment and leasehold improvements, substantially all of the property owned by the Company relates to diagnostic imaging equipment, tractors and trailers used in the business.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    GOODWILL, LONG-LIVED ASSETS, AND OTHER INTANGIBLES--The Company amortizes goodwill and other intangibles using the straight-line method over a period of four to twenty-five years. For acquired entities, the amortization period selected is primarily based upon the estimated life of the customer contracts, including expected renewals, and other related assets acquired, not to exceed twenty years. The Company evaluates the potential impairment of goodwill and other intangibles on an ongoing basis. Additionally, the Company reviews its long-lived assets and related intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which net cash flows can be directly attributable to long-lived assets and is performed on an undiscounted basis.

    REVENUE RECOGNITION--The majority of the Company's revenues are derived directly from health care providers. To a lesser extent, revenues are generated from direct billings to patients or their medical payors which are recorded net of contractual discounts and other arrangements for providing services at less than established patient billing rates. Revenues from direct patient billing amounted to approximately 11%, 12% and 10% of revenues in the years ended December 31, 1998, 1999, and 2000, respectively. No single customer accounted for more than 3% or more of consolidated revenues in each of the three years in the period ended December 31, 2000. All revenues are recognized at the time the service is performed.

    INCOME TAXES--The provision for income taxes is determined in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits are recognized only to the extent that the realization of such benefits is considered to be more likely than not.

    FAIR VALUES OF FINANCIAL INSTRUMENTS--The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value based on the short-term maturity of these instruments. The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate fair value based on the short-term nature of these accounts. The carrying amount reported in the balance sheet for long-term debt approximates fair value as these borrowings have variable rates that reflect currently available terms and conditions for similar debt.

    USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain reclassifications have been made in the 1998 and 1999 financial statements to conform to the 2000 presentation.

    COMPREHENSIVE INCOME--Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and displaying comprehensive income and its components in the financial

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statements. For the years ended December 31, 1998, 1999 and 2000, the Company did not have any components of other comprehensive income as defined in SFAS 130. Therefore, statements of comprehensive income have not been presented.

    SEGMENT REPORTING--Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). Management reviews the operating results of the Company's nine regional offices for the purpose of making operating decisions and assessing performance. Based on the aggregation criteria in SFAS 131, the Company has aggregated the results of its nine regional offices into one reportable segment.

    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities", as amended ("SFAS 133"). This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company currently does not have any derivative instruments which require fair value measurement under SFAS 133 and, accordingly, the effect of the adoption will not have a material impact on its results of operations or financial position.

    RECENT ACCOUNTING PRONOUNCEMENTS--In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 had no impact on the Company's results of operations or financial position.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation". FIN 44 clarifies the application of Accounting Principles Board ("APB") Opinion No. 25 regarding (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 25, 1998, or January 12, 2000. The Company believes that the adoption of FIN 44 will not have a material effect on its consolidated results of operations or financial position.

3.  ACQUISITIONS

    On November 1, 2000, the Company acquired all of the outstanding common stock of Southeast Arizona, Inc. ("SEA") as well as a mobile MRI system from an affiliate of SEA. The acquisition was accounted for as a purchase and accordingly, the results of operations of SEA have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price consisted of $4,050 in cash plus direct acquisition costs of $13. The acquisition was financed using the Company's available cash. The goodwill recorded as a result of this acquisition was $2,563, which is

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  ACQUISITIONS (CONTINUED)
being amortized using the straight-line method over 20 years. The allocation of the SEA purchase price is tentative pending the completion of fair value determinations for the net assets acquired. The allocation may change with the completion of these determinations.

    On January 2, 1998, Canton Holding Corp., a wholly owned subsidiary of SMT, acquired all of the outstanding common stock of Mid American Imaging, Inc. ("MAI") and Dimensions Medical Group, Inc. ("DMG"). The acquisition was accounted for as a purchase and accordingly, the results of operations of MAI and DMG have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $10,400 in cash plus the assumption of approximately $5,100 in financing arrangements. The acquisition was primarily funded by an $11,500 borrowing on SMT's revolving loan facility that was also used to refinance $843 of existing MAI and DMG indebtedness. The goodwill recorded as a result of this acquisition was $10,620, which is being amortized using the straight-line method over 20 years.

    On March 12, 1998, the Company acquired Mobile Technology Inc. ("MTI"). The purchase price consisted of $58,300 for all of the equity interests in MTI, plus direct acquisition costs of approximately $2,000. In connection with the acquisition, the Company also refinanced $37,400 of MTI's outstanding debt and paid MTI direct transaction costs of $3,500. The transaction has been accounted for as a purchase and, accordingly, the results of operations of MTI have been included in the Company's consolidated financial statements from the date of acquisition. The goodwill recorded as a result of this acquisition was $29,974, which is being amortized on a straight-line basis over 20 years. Additionally, the Company assigned $67,200 of the purchase price to customer contracts and $2,870 of the purchase price to assembled work force. The amounts are being amortized on a straight-line basis over 20 and four years respectively. The allocation of the intangible assets acquired was based on an independent valuation study.

    On May 19, 1998, the Company acquired Medical Diagnostics, Inc. ("MDI"), a subsidiary of U. S. Diagnostic, Inc. The purchase price consisted of approximately $31,000 plus the assumption of approximately $7,400 in financing arrangements. The transaction has been accounted for as a purchase and, accordingly, the results of operations of MDI have been included in the Company's consolidated financial statements from the date of acquisition. The goodwill recorded as a result of this acquisition was $17,776, which is being amortized on a straight-line basis over 20 years. Additionally, the Company assigned $8,300 of purchase price to customer contracts and $350 of purchase price to assembled work force. The amounts are being amortized on a straight-line basis over 20 and four years respectively. The allocation of the intangibles assets acquired was based on an independent valuation study.

    On August 17, 1998, SMT acquired all of the outstanding common stock of RIA Management Services, Inc. ("RIA"). The acquisition was accounted for as a purchase and, accordingly, the results of operations of RIA have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $2,100 in cash plus the assumption of approximately $1,100 in financing arrangements. The acquisition was primarily funded from operating cash on hand and a $1,000 borrowing on SMT's revolving loan facility. The goodwill recorded as a result of this acquisition was $1,920, which is being amortized using the straight-line method over 20 years.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  ACQUISITIONS (CONTINUED)
    On November 13, 1998, two wholly owned subsidiaries of the Company acquired all of the outstanding common stock of CuraCare, Inc. and all of the partnership interests in American Shared-CuraCare (collectively, "American Shared"). The purchase price consisted of $13,377 plus the assumption of $12,241 in financing arrangements. In connection with the acquisition, the Company also refinanced $13,130 of American Shared's outstanding debt. The transaction has been accounted for as a purchase and, accordingly, the results of operations of American Shared have been included in the Company's consolidated financial statements from the date of acquisition. The goodwill recorded as a result of this acquisition was $26,940 which is being amortized on a straight-line basis over 20 years. Additionally, the Company assigned $3,300 of the purchase price to customer contracts and $690 of the purchase price to assembled work force which is being amortized on a straight-line basis over ten and four years respectively. The allocation of the intangible assets acquired was based on an independent valuation study.

    The following unaudited pro forma information presents combined results of operations as if the SEA acquisition had occurred at the beginning of 1999 and 2000. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisitions actually occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Revenues....................................................  $320,456   $347,859
Loss before extraordinary loss..............................   (25,331)    (1,715)
Net loss....................................................   (43,097)    (1,715)

Earnings (loss) per share:
  Basic.....................................................  $  (8.85)  $  (0.45)
  Diluted...................................................  $  (8.85)  $  (0.45)

4.  OTHER ACCRUED LIABILITIES

    Other accrued liabilities at December 31 consisted of the following:

                                                                1999       2000
                                                              --------   --------
Accrued systems rental and maintenance costs................  $ 4,245    $ 4,092
Accrued site rental fees....................................    1,146      1,015
Accrued taxes payable.......................................    5,773      7,978
Accrued regulatory costs....................................    3,500      4,350
Accrued severance and related costs.........................    1,641      1,116
Other accrued expenses......................................    6,259      4,637
                                                              -------    -------
Total.......................................................  $22,564    $23,188
                                                              =======    =======

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  LONG-TERM DEBT

    Long-term debt at December 31 consisted of the following:

                                                                1999       2000
                                                              --------   --------
Term loan facility under the 1999 Credit Agreement, due in
  annual installments commencing 2001 through 2008, interest
  payable as defined........................................  $466,000   $466,000
Senior subordinated bridge facility.........................   260,000    260,000
Revolving loan facility under the 1999 Credit Agreement.....        --     18,000
Obligations to lending institutions, secured by equipment,
  due in monthly installments through February 2005 with
  weighted average interest rates of 9.29% and 9.33% at
  December 31, 1999 and 2000, respectively..................    25,849     14,989
                                                              --------   --------
                                                               751,849    758,989
Less current portion........................................    12,974     15,863
                                                              --------   --------
                                                              $738,875   $743,126
                                                              ========   ========

    On March 12, 1998, the Company increased its term loan facility under the 1997 Credit Agreement by $70,000 by increasing its existing tranche A term loan facility by $20,000 and establishing a new $50,000 tranche B term loan facility. In connection with this transaction, the Company recorded an extraordinary loss of $800, net of income tax benefit, on early extinguishment of debt. On September 24, 1998, the Company completed a $90,000 expansion of its 1997 Credit Agreement. The transaction added a new $85,000 tranche C term loan facility and increased the revolving loan facility to $80,000. In connection with this transaction, the Company recorded an extraordinary loss of $1,471, net of income tax benefit, on early extinguishment of debt. On May 13, 1999, in connection with the SMT Merger, the Company amended and restated its 1997 Credit Agreement to add a new $70,000 tranche D term loan facility. In connection with this transaction, the Company recorded an extraordinary loss of $2,240, net of income tax benefit, on early extinguishment of debt.

    On November 2, 1999, in connection with the 1999 Recapitalization Merger, the Company entered into a new $616,000 Credit Agreement (the "1999 Credit Agreement") consisting of a $131,000 Tranche A Term Loan Facility, a $150,000 Tranche B Term Loan Facility, a $185,000 Tranche C Term Loan Facility, and a $150,000 Revolving Loan Facility. The 1999 Credit Agreement requires loans to be prepaid with 100% of the net proceeds of unreinvested asset sales and 50% of annual consolidated excess cash flow. In addition, the 1999 Credit Agreement contains restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, capital expenditures and prepayments of other indebtedness. As of December 31, 2000, the Company is in compliance with all covenants under the 1999 Credit Agreement. Voluntary prepayments are permitted in whole or in part without premium or penalty. Interest under the term loan facility and revolving loan facility is variable based on the Company's leverage ratio and changes in specified published rates and the bank's prime lending rate. The interest rates on the Tranche A, Tranche B, and Tranche C Term Loan Facilities at December 31, 2000 were 9.25%, 9.94%, and 10.19%, respectively. The weighted average interest rate on the Revolving Loan Facility at December 31, 2000 was 9.15%. The Company pays a commitment fee equal to 1/2 of 1% per annum on the undrawn portion available under the Revolving Loan Facility

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  LONG-TERM DEBT (CONTINUED)
subject to decreases in certain circumstances. The Company also pays variable per annum fees in respect of outstanding letters of credit. The 1999 Credit Agreement is collateralized by the Company's equity interests in its majority owned subsidiaries, partnerships and limited liability companies and its unencumbered assets, which include accounts receivable, inventory, equipment, and intellectual property.

    In connection with the 1999 Recapitalization Merger, the Company also entered into a $260,000 Senior Subordinated Bridge Facility with KKR. On May 2, 2001, any outstanding balance on the Senior Subordinated Bridge Facility will convert into senior subordinated term notes ("KKR Term Notes") maturing on November 2, 2009. The Senior Subordinated Bridge Facility contains restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, capital expenditures and prepayments of other indebtedness. As of December 31, 2000, the Company is in compliance with all covenants under the Senior Subordinated Bridge Facility. Voluntary prepayments are permitted in whole or in part without premium or penalty. Interest under the Senior Subordinated Bridge Facility is at the greater of the three, six or twelve-month U.S. treasury obligations plus 4% (payable quarterly, reset at twelve months). Interest under the KKR Term Notes is at a variable rate, which is set annually, equal to the U.S. treasury obligations maturing on November 2, 2009 plus 9% payable semi-annually (not to exceed 17%). The interest rate on the Senior Subordinated Bridge Facility was 10.38% at December 31, 2000.

    On November 2, 1999, the Company used a portion of the proceeds from the 1999 Credit Agreement and the Senior Subordinated Bridge Facility to pay off its term loan facility and revolving loan facility under its previous credit agreement ("1997 Credit Agreement"), its senior subordinated notes, and its subordinated term securities. In connection with this transaction, the Company recorded an extraordinary loss of $15,526, net of income tax benefit, which primarily consisted of consent payments and repurchase premiums on the senior subordinated notes and subordinated term securities as well as writing off existing unamortized deferred financing costs.

    The maturities of long-term debt as of December 31, 2000 are as follows:

                                        TERM LOAN
                            ---------------------------------   KKR BRIDGE/               EQUIPMENT
                            TRANCHE A   TRANCHE B   TRANCHE C    TERM NOTE    REVOLVER   OBLIGATIONS    TOTAL
                            ---------   ---------   ---------   -----------   --------   -----------   --------
Year ending December 31:
    2001..................  $  5,000    $  1,500    $  1,850     $     --     $     --     $  7,513    $ 15,863
    2002..................    10,000       1,500       1,850           --           --        4,667      18,017
    2003..................    23,000       1,500       1,850           --           --        2,069      28,419
    2004..................    25,000       1,500       1,850           --           --          444      28,794
    2005..................    32,000       1,500       1,850           --           --          296      35,646
    Thereafter............    36,000     142,500     175,750      260,000       18,000           --     632,250
                            --------    --------    --------     --------     --------     --------    --------
                            $131,000    $150,000    $185,000     $260,000     $ 18,000     $ 14,989    $758,989
                            ========    ========    ========     ========     ========     ========    ========

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  LONG-TERM DEBT (CONTINUED)
    Of the Company's total indebtedness at December 31, 2000, $747,633 is an obligation of the Company and $11,356 is an obligation of the Company's consolidated subsidiaries.

6.  PREFERRED STOCK

    On December 18, 1997, the Company authorized 300,000 shares of a new
Series F redeemable preferred stock. The stock was recorded at $14,400 (liquidation value of $15,000 less a financing fee of $600). The financing fee was being accreted on a straight-line basis over the ten-year term of the stock. The holders of the Series F redeemable preferred stock were entitled to receive cumulative dividends at the rate of 13.5% per annum of the stated liquidation value. Unpaid dividends accumulated and were payable quarterly by the Company in kind for the first five years after issuance, and thereafter in cash. In connection with the 1999 Recapitalization Merger (SEE NOTE 1), the Company repurchased all outstanding shares of Series F redeemable preferred stock at a premium of $2,796 which was recorded to additional paid-in capital in November 1999. The Company's amended and restated certificate of incorporation no longer provides for the issuance of preferred stock.

7.  STOCKHOLDERS' DEFICIT

    EARNINGS (LOSS) PER COMMON SHARE: The following table sets forth the computation of basic and diluted earnings (loss) per share (amounts in thousands, except per share amounts):

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Numerator:
Income (loss) before extraordinary loss.....................  $ 8,868    $(25,685)  $(2,203)
Preferred stock dividends and financing fee accretion.......   (2,186)     (2,081)       --
Excess of consideration paid over carrying amount of
  preferred stock repurchased...............................       --      (2,796)       --
                                                              -------    --------   -------
Numerator for basic and diluted earnings per share--income
  (loss) available to common stockholders before
  extraordinary loss........................................  $ 6,682    $(30,562)  $(2,203)
                                                              =======    ========   =======

Denominator:
Denominator for basic earnings per share--weighted-average
  shares....................................................    5,711       5,421     3,800
Effect of dilutive securities:
Employee stock options......................................      210          --        --
                                                              -------    --------   -------
Denominator for diluted earnings per share--adjusted
  weighted-average shares...................................    5,921       5,421     3,800
                                                              =======    ========   =======

Basic earnings (loss) per share before extraordinary loss...  $  1.17    $  (5.64)  $ (0.58)
                                                              =======    ========   =======
Diluted earnings (loss) per share before extraordinary
  loss......................................................  $  1.13    $  (5.64)  $ (0.58)
                                                              =======    ========   =======

    The diluted share base for the years ended December 31, 1999 and 2000 excludes incremental shares of 267 and 272, respectively, related to employee stock options. These shares are excluded due

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
to their antidilutive effect as a result of the Company's net loss for the years ended December 31, 1999 and 2000.

    STOCK OPTIONS AND AWARDS--The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options.

    The Company's 1991 Stock Option Plan, which was terminated effective November 2, 1999 in connection with the 1999 Recapitalization Merger, provided that up to 2,000,000 shares may be granted to management and key employees. Options were granted at their fair market value at the date of grant. All options granted have 10-year terms and become fully exercisable at the end of 3 to 4 years of continued employment. No options granted pursuant to this 1991 Stock Option Plan were outstanding as of December 31, 1999 and 2000.

    In December 1997, the Company adopted a new employee stock option plan pursuant to which options with respect to a total of 468,545 shares of the Company's common stock will be available for grant. Options are granted at their fair value at the date of grant. All options have 10-year terms. Fifty percent of the options vest in equal increments over four years and fifty percent vest after seven and one-half years (subject to acceleration if certain per-share equity targets are achieved).

    In connection with the SMT Merger, outstanding employee stock options under the 1997 Three Rivers Stock Option Plan were converted into options to acquire shares of the Company's common stock. The Three Rivers stock option plan allows for options with respect to a total of 282,520 shares of the Company's common stock to be available for grant. Options are granted at their fair value at the date of grant. All options have 10-year terms. Fifty percent of the options vest in equal increments over four years and fifty percent vest after seven and one-half years (subject to acceleration if certain per-share equity targets are achieved).

    In 1999, the Company adopted a new non-employee directors' stock option plan pursuant to which options with respect to a total of 50,000 shares of the Company's common stock will be available for grant. Options are granted at their fair value at the date of grant. All options have 10-year terms. Ten percent of the options vest upon grant, eighty percent of the options vest over four years and the remaining ten percent vest in the fifth year. This plan was terminated effective November 2, 1999 in connection with the 1999 Recapitalization Merger. No options granted pursuant to this 1999 non-employee directors' stock option plan were outstanding as of December 31, 1999 and 2000.

    In connection with the 1999 Recapitalization Merger (SEE NOTE 1), the Company adopted a new employee stock option plan pursuant to which options with respect to a total of 632,500 shares of the Company's common stock will be available for grant. Options are granted at their fair value at the date of grant, except as noted below. All options have 10-year terms. Fifty percent of the options vest in equal increments over five years and fifty percent vest after eight years (subject to acceleration if certain per-share equity targets are achieved). In November 2000, the Company granted 86,500 options

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
to certain employees at exercise prices below the fair value of the Company's common stock. The exercise price of these options and the fair value of the Company's common stock on the grant date was $56 and $95 per share, respectively. The compensation expense of $3,395 is being recognized on a straight-line basis over the vesting period of the options. For the year ended December 31, 2000, the Company recorded non-cash compensation of $55 with an offset to additional paid-in deficit.

    The weighted average remaining contractual life of options outstanding as of December 31, 1999 and 2000 is 9.12 and 8.45 years, respectively. The following table summarizes the Company's stock option activity:

                                                                WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                     --------   ----------------
Outstanding at December 31, 1997...................   539,810        $12.10
  Granted..........................................   255,724         14.25
  Exercised........................................   (18,500)         3.56
  Canceled.........................................    (3,000)        16.50
                                                     --------
Outstanding at December 31, 1998...................   774,034         13.00
  Granted..........................................   534,300         53.93
  Exercised........................................   (60,594)         8.36
  Redeemed for cash................................  (403,166)        13.60
  Canceled.........................................   (14,203)        22.09
                                                     --------
Outstanding at December 31, 1999...................   830,371         39.23
  Granted..........................................    86,500         55.97
  Exercised........................................    (2,618)        11.00
  Redeemed for cash................................   (95,544)        11.45
  Canceled.........................................   (11,400)        55.97
                                                     --------
Outstanding at December 31, 2000...................   807,309        $44.17
                                                     ========

    Of the 807,309 options outstanding at December 31, 2000, 162,377 of these options had an exercise price of $11.00; 12,950 had an exercise price of $16.50; 36,975 had an exercise price of $20.41; 9,000 had an exercise price of $22.00; 9,207 had an exercise price of $45.92; and 576,800 had an exercise price of $55.97.

    The number of options exercisable at December 31, 1998, 1999 and 2000 were 293,950, 306,171 and 268,289, respectively, at weighted average exercise prices of $9.94, $13.88 and $22.35, respectively.

    SFAS 123 requires presentation of pro forma information regarding net income and earnings per share determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1999, and 2000, respectively: risk-free interest rates of 5.23%, 6.13%, and 5.70%; no dividend yield; volatility factors of the expected market price of the Company's common stock of
 .83, zero, and zero; and a weighted average expected life of the options of 5.75, 6.44,

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
and 6.50 years. Volatility of zero for 1999 and 2000 was used as the Company ceased to be a public entity as a result of the 1999 Recapitalization Merger. The weighted average fair value of options granted during 1998, 1999, and 2000 is $10.26, $17.58, and $56.44, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' expected vesting period. The Company's pro forma information for the years ended December 31 are as follows:

                                                                1998       1999       2000
                                                              --------   --------   --------
Pro forma net income (loss).................................   $6,114    $(29,199)  $(3,083)
Pro forma earnings (loss) per share.........................     0.69       (6.29)    (0.81)
Pro forma earnings (loss) per share--assuming dilution......     0.66       (6.29)    (0.81)

    DIRECTORS' DEFERRED COMPENSATION PLAN--Effective January 1, 2000, the Company established a Directors' Deferred Compensation Plan (the "Director Plan") for all non-employee directors. Each of the four non-employee directors has elected to participate in the Director Plan and have their annual fee of $25 deferred into a stock account and converted quarterly into Phantom Shares. Upon retirement, separation from the Board of Directors, or the occurrence of a change of control, each director has the option of being paid cash or issued common stock for their Phantom Shares. Upon issuance of the Phantom Shares, the Company recorded non-cash compensation of $68 with an offset to other accrued liabilities for the difference between the fair market value and the issuance price of the Phantom Shares. At December 31, 2000, $168 was included in other accrued liabilities relating to the Director Plan.

8.  COMMITMENTS AND CONTINGENCIES

    The Company has contracts with its equipment vendors for comprehensive maintenance and cryogen coverage for its MRI and CT systems. The contracts are between one and six years from inception and extend through the year 2004, but may be canceled by the Company under certain circumstances. Contract payments are approximately $28,186 per year. At December 31, 2000, the Company had binding equipment purchase commitments totaling $18,036.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

    The Company leases office and warehouse space and certain equipment under non-cancelable operating leases. The office and warehouse leases generally call for minimum monthly payments plus maintenance and inflationary increases. The future minimum payments under such leases are as follows:

Year ending December 31:
  2001......................................................  $ 6,464
  2002......................................................    4,439
  2003......................................................    3,593
  2004......................................................    2,275
  2005......................................................      780
  Thereafter................................................       --
                                                              -------
                                                              $17,551
                                                              =======

    The Company's total rental expense, which includes short-term equipment rentals, for the years ended December 31, 1998, 1999 and 2000 was $15,530, $16,075 and $14,723, respectively.

    In late 1999, the Company identified potential deficiencies in certain billing processes at one of its retail billing locations. In order to quantify the effect of these deficiencies, the Company engaged a law firm to direct an audit of the billing process for the preceding five-year period. As a result of this process, the Company has accrued $4,350 for probable settlement of these issues, which is included in other accrued liabilities at December 31, 2000. While actual results could vary significantly from such estimate, management believes that the resolution of any deficient billing processes will not have a material adverse effect on the Company's results of operations or consolidated financial position.

    The Company from time to time is involved in routine litigation and regulatory matters incidental to the conduct of its business. The Company believes that resolution of such matters will not have a material adverse effect on its results of operations or consolidated financial position.

9.  401(k) SAVINGS PLAN

    The Company established a 401(k) Savings Plan (the "Plan") in January 1990. Effective August 1, 1998, the Plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 15% of their annual compensation. The Company matches 50 cents for every dollar of employee contributions up to 5% of their annual compensation, subject to the limitations imposed by the Internal Revenue Code. The Company may also make discretionary contributions depending on profitability. No discretionary contributions were made in 1998, 1999, or 2000. The Company incurred and charged to expense $608, $996 and $1,179 during 1998, 1999 and 2000, respectively, related to the Plan.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  INCOME TAXES

    The provision for income taxes shown in the consolidated statements of operations consists of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1998       1999       2000
                                                      --------   --------   --------
Current:
  Federal...........................................   $ (234)    $ (963)    $ (100)
  State.............................................      453      1,312         99
                                                       ------     ------     ------
                                                          219        349         (1)
Deferred:
  Federal...........................................    6,550      1,985      1,125
  State.............................................    1,967        963        845
                                                       ------     ------     ------
                                                        8,517      2,948      1,970
                                                       ------     ------     ------
                                                       $8,736     $3,297     $1,969
                                                       ======     ======     ======

    Significant components of the Company's net deferred tax assets (liabilities) at December 31 are as follows:

                                                            1999       2000
                                                          --------   --------
Basis differences in fixed assets.......................  $(46,658)  $(61,555)
Basis differences in intangible assets..................   (29,394)   (26,172)
Net operating losses....................................    54,657     64,041
Accounts receivable.....................................     4,347      5,980
State taxes.............................................     3,041      2,899
Accruals not currently deductible for tax purposes......     4,149      4,715
Basis differences associated with acquired
  investments...........................................      (122)    (1,353)
Other...................................................     1,226        721
                                                          --------   --------
  Total deferred taxes..................................    (8,754)   (10,724)
Valuation allowance.....................................   (18,113)   (18,113)
                                                          --------   --------
  Net deferred taxes....................................  $(26,867)  $(28,837)
                                                          ========   ========
Current deferred tax asset..............................  $  8,369   $  3,085
Noncurrent deferred tax liability.......................   (35,236)   (31,922)
                                                          --------   --------
  Net deferred taxes....................................  $(26,867)  $(28,837)
                                                          ========   ========

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  INCOME TAXES (CONTINUED)
    A reconciliation of the expected total provision for income taxes, computed using the federal statutory rate on income before extraordinary loss, is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1998       1999       2000
                                                     --------   --------   --------
U.S Federal statutory tax expense (benefit)........   $6,084    $(7,836)    $  (82)
State income taxes, net of federal benefit.........    1,358      1,478        614
Amortization of non-deductible goodwill............    1,713        975        975
Nondeductible recapitalization merger expenses.....       --      8,609        246
Other..............................................     (419)        71        216
                                                      ------    -------     ------
                                                      $8,736    $ 3,297     $1,969
                                                      ======    =======     ======

    As of December 31, 2000, the Company had net operating loss carryforwards of $167,666 and $88,093 for federal and state income tax purposes, respectively. The utilization of the majority of these net operating loss carryforwards is subject to limitation under Section 382 of the Internal Revenue Code. These loss carryforwards will expire at various dates from 2003 through 2020. As of December 31, 2000, the Company also had alternative minimum tax credit carryforwards of $818 with no expiration date.

    The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are in management's estimation more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for certain state net operating loss carryforwards as well as net operating loss carryforwards from the acquisition of MTI which are subject to limitation. Any reductions in the valuation allowance resulting from realization of the MTI net operating loss carryforwards will result in a reduction of goodwill.

11.  RELATED-PARTY TRANSACTIONS

    The Company paid KKR an annual management fee of $122 in 1999 and $650 in 2000, and will continue to receive financial advisory services from KKR on an ongoing basis. In addition, the Company paid to KKR a fee of $12,140 in connection with arranging the transactions associated with the 1999 Recapitalization Merger, including the financings thereof (SEE NOTE 1). In connection with the 1999 Recapitalization Merger, the Company borrowed $260,000 under a Senior Subordinated Bridge Facility with KKR (SEE NOTE 5).

    The Company paid Apollo an annual management fee of $750 in 1998 and $628 in 1999. Additionally, in 1998, the Company paid to Apollo fees of $1,000 and $460 as consideration for services rendered in structuring and negotiating the acquisition of MTI and American Shared, respectively, and also reimbursed Apollo for expenses of approximately $275 associated with these acquisitions.

    Revenue from management agreements with equity investees was $6,508, $6,308, and $7,295, during 1998, 1999, and 2000, respectively.

    On November 27, 2000, the Company issued 5,360 shares of common stock to an officer of the Company in exchange for a $300 secured promissory note, bearing interest at 6%. Upon issuance of

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11.  RELATED-PARTY TRANSACTIONS (CONTINUED)
these shares, the Company recorded non-cash compensation of $210 with an offset to additional paid-in deficit for the difference between the fair market value and the issuance price of the shares.

    On September 1, 1999, the Company acquired Acclaim Medical LLC, a California limited liability company ("Acclaim") from four individuals (the "Sellers") who each held a 25% equity interest in Acclaim. Two of the Sellers were members of the immediate family of two executive officers of the Company at the time of the transaction. The purchase price consisted of $500 in cash ($125 per Seller) plus warrants to purchase 20% (5% per Seller) of the equity interests in Acclaim as of August 31, 2001.

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly unaudited financial data for the years ended December 31, 1999 and 2000 is as follows:

                                                                      THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------
                                          MARCH 31, 1999    JUNE 30, 1999    SEPTEMBER 30, 1999    DECEMBER 31, 1999
                                          ---------------   --------------   -------------------   ------------------
Revenues................................      $75,741          $80,306             $81,284               $80,775

Income (loss) before income taxes and
  extraordinary loss....................        5,699            4,920               9,578               (42,585)

Extraordinary loss, net of taxes........           --           (2,297)                 --               (15,469)

Net income (loss).......................        2,904              480               5,124               (51,959)

Income (loss) before extraordinary loss
  per common share......................      $  0.40          $  0.38             $  0.78               $ (8.82)

Income (loss) before extraordinary loss
  per common share--assuming dilution...      $  0.38          $  0.36             $  0.74               $ (8.82)

                                                                      THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------
                                          MARCH 31, 2000    JUNE 30, 2000    SEPTEMBER 30, 2000    DECEMBER 31, 2000
                                          ---------------   --------------   -------------------   ------------------
Revenues................................      $84,322          $86,899             $88,222               $85,844

Income (loss) before income taxes and
  extraordinary loss....................        2,847            2,841              (1,774)               (4,148)

Net income (loss).......................        1,424            1,420                (887)               (4,160)

Income (loss) before extraordinary loss
  per common share......................      $  0.37          $  0.37             $ (0.23)              $ (1.09)

Income (loss) before extraordinary loss
  per common share--assuming dilution...      $  0.36          $  0.36             $ (0.23)              $ (1.09)

    The earnings (loss) per share amounts for the four quarters of 1999 do not sum to the annual loss per share amount as a result of the significant decline in shares outstanding that occurred in the fourth quarter in connection with the 1999 Recapitalization Merger.

    In 1999, Company recorded extraordinary losses on the early extinguishments of debt related to the KKR recapitalization and SMT debt refinancing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $

                       % SENIOR SUBORDINATED NOTES DUE 2011

                                     [LOGO]

                                     ------

                                   PROSPECTUS
                                         , 2001
                                   ---------

SALOMON SMITH BARNEY                                                    JPMORGAN
                                    --------

DEUTSCHE BANC ALEX. BROWN                                        UBS WARBURG LLC

--------------------------------------------------
--------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC Registration Fee........................................  $37,500
NASD Fee....................................................   15,500
Accounting Fees and Expenses................................        *
Legal Fees and Expenses.....................................        *
Printing Expenses...........................................        *
Transfer Agent's Fee........................................        *
Miscellaneous...............................................        *
                                                              -------
    TOTAL...................................................  $     *
                                                              =======

The amounts set forth above, except for the Securities and Exchange Commission Registration Fee and the National Association of Securities Dealers Fee, are in each case estimated.

------------------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. We expect to enter into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    On November 2, 1999, in connection with our recapitalization merger, we issued 3,426,957 shares of our common stock in exchange for all of the outstanding stock of Viewer Acquisition Corp. and net proceeds of approximately $191,803,000.

    On November 27, 2000, we sold 5,360 shares of common stock to Jamie Hopping in exchange for her promissory note to us in the amount of $299,992.83 plus interest at an annual rate of 6%.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to compensatory issuances to employees and directors, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each of the foregoing transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a. EXHIBITS

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
        1.1             Form of Underwriting Agreement.(1)

        3.1             Certificate of Incorporation of Alliance.(9)

        3.2             Amended and Restated Certificate of Incorporation of
                          Alliance to be filed immediately prior to this offering.(1)

        3.3             Amended and Restated By-laws of Alliance.(9)

        3.4             Amended and Restated By-laws of Alliance to be filed
                          immediately prior to this offering.(1)

        4.1             Specimen certificate for shares of common stock, $.01 par
                          value, of Alliance.(3)

        4.2             Credit Agreement dated as of November 2, 1999, as
                          amended.(9)

        4.3             Note Purchase Agreement dated November 2, 1999.(9)

        4.4             Form of Indenture.(1)

        5.1             Opinion of Latham & Watkins as to the legality of the
                          securities being offered.(1)

        8.1             Opinion of Latham & Watkins regarding tax matters.(1)

       10.1             The 1999 Equity Plan for Employees of Alliance and
                          Subsidiaries.(9)

       10.2             The Alliance 1997 Stock Option Plan, including form of
                          option agreement used thereunder, as amended.(9)

       10.3             The Three Rivers Holding Corp. 1997 Stock Option Plan, as
                          amended.(9)

       10.4             2001 Incentive Plan.(2)(10)

       10.5             Alliance Directors' Deferred Compensation Plan.(9)

       10.6             Employment Agreement dated as of July 23, 1997 between
                          Alliance and Richard N. Zehner.(4)

       10.7             Agreement Not to Compete dated as of July 23, 1999 between
                          Alliance and Richard N. Zehner.(4)

       10.8             Amendment to Employment Agreement dated as of July 23, 1997 between Alliance and Richard N. Zehner.(5)

       10.9             Amendment to Employment Agreement dated as of December 31,
                          1997 between Alliance and Richard N. Zehner.(6)

       10.10            Second Amendment to Employment Agreement dated as of
                          February 5, 1998 between Alliance and Richard N.
                          Zehner.(6)

       10.11            Employment Agreement dated as of January 19, 1998 between
                          Alliance and Kenneth S. Ord.(7)

       10.12            Agreement Not to Compete dated as of January 19, 1998
                          between Alliance and Kenneth S. Ord.(7)

       10.13            Employment Agreement dated September 9, 1993 between
                          Alliance and Terry A. Andrues.(9)

       10.14            Employment Agreement dated as of June 6, 1994 between
                          Alliance and Cheryl A. Ford.(9)

       10.15            Employment Agreement dated as of June 6, 1994 between
                          Alliance and Jay A. Mericle.(9)

       10.16            Employment Agreement dated as of November 27, 2000 between
                          Alliance and Jamie E. Hopping.(9)

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
       10.17            Agreement Not to Compete dated as of November 27, 2000
                          between Alliance and Jamie E. Hopping.(9)

       10.18            Repayment and Stock Pledge Agreement dated as of
                          November 27, 2000 between Alliance and Jamie E.
                          Hopping.(9)

       10.19            Secured Promissory Note of Jamie E. Hopping dated as of
                          November 27, 2000.(9)

       10.20            Letter agreement dated as of August 8, 2000 between Alliance and Vincent S. Pino, as amended.(9)

       10.21            Form of Stockholder's Agreement.(9)

       10.22            Agreement and Plan of Merger dated as of April 14, 1999
                          among Alliance and Three Rivers Holding Corp.(8)

       10.23            Agreement and Plan of Merger dated September 13, 1999
                          between Alliance and Viewer Acquisition Corporation, as amended.(9)

       10.24            Registration Rights Agreement dated as of November 2,
                          1999.(9)

       10.25            Form of Indemnification Agreement.(1)

       16.1             Letter from Ernst & Young LLP regarding change in certifying accountant.(2)

       23.1             Consent of Deloitte & Touche LLP.(2)

       23.2             Consent of Ernst & Young LLP.(2)

       23.3             Consent of Latham & Watkins (included in exhibit 5.1).

       24.1             Powers of Attorney (included on signature page).(2)

------------------------------

(1) To be filed by amendment.

(2) Filed herewith.

(3) Incorporated by reference to Exhibit 4.1 filed with the Company's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991.

(4) Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-2, No. 333-33817.

(5) Incorporated by reference herein to the indicated Exhibit in response to
    Item 14(a)(3), "Exhibits" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

(6) Incorporated by reference herein to the indicated Exhibit in response to
    Item 14(a)(3), "Exhibits" of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

(7) Incorporated by reference to exhibits filed in response to Item 6, "Exhibits" of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(8) Incorporated by reference to exhibits filed with Company's Report on Form 8-K filed on April 14, 1999.

(9) Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-1, No. 333- , initially filed on February 23, 2001.

(10) Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

b. FINANCIAL STATEMENT SCHEDULE

                                                                PAGE
                                                              --------
(1) Independent Auditors' Report on Financial Statement
  Schedule..................................................  S-1
(2) Report of Independent Auditors on Financial Statement
  Schedule..................................................  S-2
(3) Schedule II--Valuation and Qualifying Accounts..........  S-3

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on March 1, 2001.

                                                       ALLIANCE IMAGING, INC.

                                                       By:  /s/ RUSSELL D. PHILLIPS, JR.
                                                            -----------------------------------------
                                                            Name:  Russell D. Phillips, Jr.
                                                            Title: General Counsel

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell D. Phillips, Jr. and Kenneth S. Ord, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
            /s/ RICHARD N. ZEHNER              Chairman of the Board of Directors   February 28, 2001
    ------------------------------------         and Chief Executive Officer
              Richard N. Zehner                  (Principal Executive Officer)

            /s/ JAMIE E. HOPPING               President, Chief Operating Officer   February 28, 2001
    ------------------------------------         and Director
              Jamie E. Hopping

             /s/ KENNETH S. ORD                Chief Financial Officer (Principal   February 28, 2001
    ------------------------------------         Financial Officer)
               Kenneth S. Ord

            /s/ HOWARD K. AIHARA               Vice President, Corporate            February 28, 2001
    ------------------------------------         Controller (Principal Accounting
              Howard K. Aihara                   Officer)

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
             /s/ HENRY R. KRAVIS               Director                             February 28, 2001
    ------------------------------------
               Henry R. Kravis

          /s/ MICHAEL W. MICHELSON             Director                             February 28, 2001
    ------------------------------------
            Michael W. Michelson

            /s/ GEORGE R. ROBERTS              Director                             February 28, 2001
    ------------------------------------
              George R. Roberts

            /s/ DAVID H.S. CHUNG               Director                             February 28, 2001
    ------------------------------------
              David H.S. Chung

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors and Stockholders of Alliance Imaging, Inc.:

    We have audited the consolidated financial statements of Alliance Imaging, Inc. and subsidiaries (the "Company"), as of December 31, 2000 and 1999, and for the years then ended, and have issued our report thereon dated February 22, 2001 (included elsewhere in this Registration Statement).

    Our audits also included the financial statement schedule of Alliance Imaging, Inc., listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 22, 2001

         REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors and Stockholders
Alliance Imaging, Inc.

    We have audited the consolidated financial statements of Alliance Imaging, Inc. as of December 31, 1998, and for the year ended December 31, 1998, and have issued our report thereon dated March 15, 1999, except for Note 1--Common Control Merger, as to which the date is May 13, 1999 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Orange County, California
March 5, 1999, except for Note 1--Common Control Merger as to which the date is May 13, 1999

                                  SCHEDULE II

                    ALLIANCE IMAGING, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                                                    DEDUCTIONS
                                                                                     (BAD DEBT
                                          BALANCE AT   ADDITIONS      ADDITIONS     WRITE-OFFS,    BALANCE
                                          BEGINNING    CHARGED TO   FROM ACQUIRED     NET OF       AT END
                                          OF PERIOD     EXPENSE       COMPANIES     RECOVERIES)   OF PERIOD
                                          ----------   ----------   -------------   -----------   ---------
Year ended December 31, 2000
  Allowance for Doubtful Accounts.......    $11,688      $5,450         $   --         $(1,568)    $15,570
                                            =======      ======         ======         =======     =======
Year ended December 31, 1999
  Allowance for Doubtful Accounts.......    $ 8,384      $4,580         $   --         $(1,276)    $11,688
                                            =======      ======         ======         =======     =======
Year ended December 31, 1998
  Allowance for Doubtful Accounts.......    $   750      $4,651         $5,096         $(2,113)    $ 8,384
                                            =======      ======         ======         =======     =======

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         1.1            Form of Underwriting Agreement.(1)

         3.1            Certificate of Incorporation of Alliance.(9)

         3.2            Amended and Restated Certificate of Incorporation of
                          Alliance to be filed immediately prior to this offering.(1)

         3.3            Amended and Restated By-laws of Alliance.(9)

         3.4            Amended and Restated By-laws of Alliance to be filed
                          immediately prior to this offering.(1)

         4.1            Specimen certificate for shares of common stock, $.01 par
                          value, of Alliance.(3)

         4.2            Credit Agreement dated as of November 2, 1999, as
                          amended.(9)

         4.3            Note Purchase Agreement dated November 2, 1999.(9)

         4.4            Form of Indenture.(1)

         5.1            Opinion of Latham & Watkins as to the legality of the
                          securities being offered.(1)

         8.1            Opinion of Latham & Watkins regarding tax matters.(1)

        10.1            The 1999 Equity Plan for Employees of Alliance and
                          Subsidiaries.(9)

        10.2            The Alliance 1997 Stock Option Plan, including form of
                          option agreement used thereunder, as amended.(9)

        10.3            The Three Rivers Holding Corp. 1997 Stock Option Plan as
                          amended.(9)

        10.4            2001 Incentive Plan.(2)(10)

        10.5            Alliance Directors' Deferred Compensation Plan.(9)

        10.6            Employment Agreement dated as of July 23, 1997 between
                          Alliance and Richard N. Zehner.(4)

        10.7            Agreement Not to Compete dated as of July 23, 1999 between
                          Alliance and Richard N. Zehner.(4)

        10.8            Amendment to Employment Agreement dated as of July 23, 1997 between Alliance and Richard N. Zehner.(5)

        10.9            Amendment to Employment Agreement dated as of December 31,
                          1997 between Alliance and Richard N. Zehner.(6)

        10.10           Second Amendment to Employment Agreement dated as of
                          February 5, 1998 between Alliance and Richard N.
                          Zehner.(6)

        10.11           Employment Agreement dated as of January 19, 1998 between
                          Alliance and Kenneth S. Ord.(7)

        10.12           Agreement Not to Compete dated as of January 19, 1998
                          between Alliance and Kenneth S. Ord.(7)

        10.13           Employment Agreement dated September 9, 1993 between
                          Alliance and Terry A. Andrues.(9)

        10.14           Employment Agreement dated as of June 6, 1994 between
                          Alliance and Cheryl A. Ford.(9)

        10.15           Employment Agreement dated as of June 6, 1994 between
                          Alliance and Jay A. Mericle.(9)

        10.16           Employment Agreement dated as of November 27, 2000 between
                          Alliance and Jamie E. Hopping.(9)

        10.17           Agreement Not to Compete dated as of November 27, 2000
                          between Alliance and Jamie E. Hopping.(9)

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
        10.18           Repayment and Stock Pledge Agreement dated as of
                          November 27, 2000 between Alliance and Jamie E.
                          Hopping.(9)

        10.19           Secured Promissory Note of Jamie E. Hopping dated as of
                          November 27, 2000.(9)

        10.20           Letter agreement dated as of August 8, 2000 between Alliance and Vincent S. Pino, as amended.(9)

        10.21           Form of Stockholder's Agreement.(9)

        10.22           Agreement and Plan of Merger dated as of April 14, 1999
                          among Alliance and Three Rivers Holding Corp.(8)

        10.23           Agreement and Plan of Merger dated September 13, 1999
                          between Alliance and Viewer Acquisition Corporation, as amended.(9)

        10.24           Registration Rights Agreement dated as of November 2,
                          1999.(9)

        10.25           Form of Indemnification Agreement.(1)

        16.1            Letter from Ernst & Young LLP regarding change in certifying accountant.(2)

        23.1            Consent of Deloitte & Touche LLP.(2)

        23.2            Consent of Ernst & Young LLP.(2)

        23.3            Consent of Latham & Watkins (included in exhibit 5.1).

        24.1            Powers of Attorney (included on signature page).(2)

------------------------------

(1) To be filed by amendment.

(2) Filed herewith.

(3) Incorporated by reference to Exhibit 4.1 filed with the Company's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991.

(4) Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-2, No. 333-33817.

(5) Incorporated by reference herein to the indicated Exhibit in response to
    Item 14(a)(3), "Exhibits" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

(6) Incorporated by reference herein to the indicated Exhibit in response to
    Item 14(a)(3), "Exhibits" of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

(7) Incorporated by reference to exhibits filed in response to Item 6, "Exhibits" of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(8) Incorporated by reference to exhibits filed with Company's Report on Form 8-K filed on April 14, 1999.

(9) Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-1, No. 333- , initially filed on February 23, 2001.

(10) Portions of this exhibit have been omitted pursuant to a request for confidential treatment.